PURCHASE AND SALE AGREEMENT
between
QEP ENERGY COMPANY,
QEP MARKETING COMPANY,
and
QEP OIL & GAS COMPANY,
as “Seller”
and
AETHON III BR LLC
as “Buyer”
dated
November 16, 2018

i

6.4	Records	21

ARTICLE VII TERMINATION; DEFAULT AND REMEDIES		22
7.1	Right of Termination	22
7.2	Effect of Termination	22
7.3	Return of Documentation and Confidentiality	24

ARTICLE VIII ASSUMPTION; INDEMIFICATION; SURVIVAL		24
8.1	Assumption by Buyer	24
8.2	Indemnities of Seller	25
8.3	Indemnities of Buyer	26
8.4	Limitation on Liability	26
8.5	Express Negligence	27
8.6	Exclusive Remedy	28
8.7	Indemnification Procedures	28
8.8	Survival	30
8.9	Waiver of Right to Rescission	31
8.10	Insurance; Mitigation	31
8.11	Non-Compensatory Damages	32

ARTICLE IX REPRESENTATIONS AND WARRANTIES OF SELLER		33
9.1	Organization, Existence and Qualification	33
9.2	Authorization, Approval and Enforceability	33
9.3	No Conflicts	34
9.4	Consents	34
9.5	Bankruptcy	34
9.6	Foreign Person	34
9.7	Litigation	34
9.8	Material Contracts	35
9.9	No Violation of Laws	37
9.10	Preferential Purchase Rights	37
9.11	Burdens	37
9.12	Imbalances	37
9.13	Current Commitments; Drilling Obligations	37
9.14	Environmental Matters	38
9.15	Taxes	38
9.16	Brokers' Fees	40
9.17	Advance Payments	40
9.18	Employee Matters	40
9.19	The Partnership	41
9.20	Certain Midstream Assets	41
9.21	Intellectual Property	42
9.22	Regulatory Status	43
9.23	Balance Sheet; No Undisclosed Liabilities; Absence of Changes	43
9.24	Well Status	44
9.25	Non-Consent Operations	44
9.26	Insurance	44
9.27	FCC Matters	44
9.28	Credit Support Instruments	44
9.29	Suspense Funds	44

9.30	Bank Accounts; Powers of Attorney	45
9.31	Affiliate Relationships	45
9.32	Permits	45

ARTICLE X REPRESENTATIONS AND WARRANTIES OF BUYER		45
10.1	Organization, Existence and Qualification	45
10.2	Authorization, Approval and Enforceability	46
10.3	No Conflicts	46
10.4	Consents	46
10.5	Bankruptcy	46
10.6	Litigation	46
10.7	Financing	47
10.8	Regulatory	47
10.9	Independent Evaluation	47
10.10	Brokers’ Fees	47
10.11	Securities Laws	47

ARTICLE XI CERTAIN AGREEMENTS		48
11.1	Conduct of Business	48
11.2	Successor Operator	53
11.3	HSR Act	53
11.4	Credit Support	53
11.5	Record Retention	54
11.6	Amendment of Schedules	54
11.7	Notifications	55
11.8	Removal of Name	55
11.9	FCC Filings	55
11.10	Employee Matters	55
11.11	Partnership Excluded Assets	58
11.12	Permitting and Drilling Activities	58
11.13	Information Technology	58
11.14	Conversion	59
11.15	Financing Cooperation	59
11.16	Firm Transportation Contracts	60
11.17	Reaffirmation of Mutual Releases	61
11.18	Title Insurance	62
11.19	Control of the Scheduled Concursus Matters; Cooperation Regarding Conveyed Rights	62
11.20	Existing Hedge Contracts	63

ARTICLE XII ACCESS; DISCLAIMERS		64
12.1	Access	64
12.2	Confidentiality	66
12.3	Disclaimers	67

ARTICLE XIII TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS		69
13.1	Seller’s Title	69
13.2	Notice of Title Defects; Defect Adjustments	70
13.3	Casualty Loss	77
13.4	Consents; Preferential Rights	78

ARTICLE XIV ENVIRONMENTAL MATTERS		80
14.1	Notice of Environmental Defects	80
14.2	NORM, Wastes and Other Substances	86

ARTICLE XV MISCELLANEOUS		86
15.1	Exhibits, Schedules and Appendices	86
15.2	Expenses and Taxes	86
15.3	Assignment	90
15.4	Preparation of Agreement	90
15.5	Publicity	90
15.6	Notices	91
15.7	Further Cooperation	92
15.8	Filings, Notices and Certain Governmental Approvals	93
15.9	Entire Agreement; Conflicts	93
15.10	Parties in Interest	94
15.11	Amendment	94
15.12	Waiver; Rights Cumulative	94
15.13	Conflict of Law Jurisdiction, Venue; Jury Waiver	94
15.14	Severability	95
15.15	Counterparts	96
15.16	No Recourse	96

LIST OF APPENDICES AND EXHIBITS

APPENDICES
Appendix A	-	Defined Terms

EXHIBITS:
Exhibit A-1	-	Leases
Exhibit A-2	-	Fee Minerals
Exhibit A-3	-	Gas Plants
Exhibit A-4	-	Gathering Systems
Exhibit B-1	-	Wells
Exhibit B-2	-	Well Locations
Exhibit B-3	-	Other Wells
Exhibit C	-	Upstream Inventory
Exhibit D-1	-	Communication Equipment
Exhibit D-2	-	Assigned FCC Leases
Exhibit D-3	-	Mitigation Credits
Exhibit E	-	Vehicles
Exhibit F-1	-	Upstream Easements
Exhibit F-2	-	Upstream Surface Fee
Exhibit F-3	-	Upstream Surface Leases
Exhibit G-1	-	Form of Upstream Assignment
Exhibit G-2	-	Form of Deed
Exhibit G-3	-	Form of Interests Assignment
Exhibit G-4	-	Form of Mitigation Credits Quitclaim
Exhibit H	-	Excluded Assets
Exhibit I	-	Form of Transition Services Agreement
Exhibit J-1	-	Form of Mutual Release (Entity)
Exhibit J-2	-	Form of Mutual Release (Individual)
Exhibit K	-	Form of Novation Instruments

v

LIST OF SCHEDULES

SCHEDULES:

Schedule 1.1A	-	Seller Knowledge Persons
Schedule 1.1B	-	Buyer Knowledge Persons
Schedule 1.1C	-	Permitted Encumbrances
Schedule 2.5(b)(i)	-	Unpaid Refunds and Insurance Proceeds
Schedule 3.7A	-	Allocated Values - Midstream Interests & Upstream Assets
Schedule 3.7B	-	Allocated Values - Wells
Schedule 3.7C	-	Allocated Values - Well Locations
Schedule 9.4	-	Consents
Schedule 9.7	-	Litigation
Schedule 9.8(a)	-	Material Contracts
Schedule 9.8(b)	-	Material Contract Matters
Schedule 9.9	-	Violation of Laws
Schedule 9.11	-	Burdens
Schedule 9.12(a)	-	Imbalances - Upstream Assets
Schedule 9.12(b)	-	Imbalances - Midstream Business
Schedule 9.13(a)	-	Current Commitments
Schedule 9.13(b)	-	Drilling Obligations
Schedule 9.14	-	Environmental Matters
Schedule 9.15	-	Taxes
Schedule 9.18	-	Employee Matters
Schedule 9.21	-	Intellectual Property Matters
Schedule 9.22	-	Regulatory Matters
Schedule 9.25	-	Non-Consent Operations
Schedule 9.26	-	Insurance
Schedule 9.27	-	FCC Matters
Schedule 9.28	-	Credit Support Instruments
Schedule 9.29	-	Suspense Funds
Schedule 9.32	-	Permits
Schedule 11.1	-	Conduct of Business
Schedule 11.10	-	Permitted Employees
Schedule 11.16	-	Firm Transportation Agreements
Schedule 11.20	-	Existing Hedge Contracts

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of November 16, 2018 (the “Execution Date”), by and among QEP ENERGY COMPANY, a Delaware corporation (“QEP Energy” or “Upstream Seller”), QEP MARKETING COMPANY, a Utah corporation (“QEP Marketing”), and QEP OIL & GAS COMPANY, a Delaware corporation (“QEP Oil & Gas” and, together with QEP Energy and QEP Marketing, collectively referred to herein as “Seller”), on the one hand, and AETHON III BR LLC, a Delaware limited liability company (“Buyer”), on the other hand. Seller and Buyer are each a “Party”, and collectively the “Parties”.
RECITALS
WHEREAS, (a) QEP Marketing is the owner of 1.0% of the issued and outstanding Partnership Interests (as hereinafter defined) of Haynesville Gathering LP, a Delaware limited partnership (the “Partnership”); and (b) QEP Oil & Gas is the owner of 99.0% of the issued and outstanding Partnership Interests of the Partnership (all such Partnership Interests, collectively, the “Midstream Interests”); and
WHEREAS, (a) QEP Energy desires to sell and assign, and Buyer desires to purchase and pay for, the Upstream Assets (as hereinafter defined), and (b) QEP Marketing and QEP Oil & Gas (collectively, “Midstream Seller”) desire to sell and assign, and Buyer desires to purchase and pay for, the Midstream Interests; and
WHEREAS, on or prior to December 31, 2018, (a) QEP Oil & Gas intends to convert its corporate form from a Delaware corporation to a Delaware limited liability company, (b) QEP Marketing intends to convert its corporate form from a Utah corporation to a Utah limited liability company and (c) QEP Energy intends to convert its corporate form from a Delaware corporation to a Delaware limited liability company (collectively, the “Conversion”); and
WHEREAS, the Partnership, each of the Officers (as hereinafter defined) and Managers (as hereinafter defined) and Seller have executed and delivered to Buyer, and the Partnership and Buyer have executed and delivered to each of the Officers and Managers and Seller, an applicable Mutual Release simultaneously with the execution of this Agreement.
NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1    Defined Terms. Capitalized terms used herein have the meanings set forth in Appendix A, unless the context otherwise requires.

1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used. Except as expressly provided otherwise in this Agreement, references to any Law or agreement means such Law or agreement as it may be amended from time to time. References to any date means such date in Denver, Colorado and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in Denver, Colorado. The word “extent” in the phrase “to the extent” means the degree or proportion to which a subject or other thing extends, and such phrase shall not mean simply “if”. With respect to all dates and time periods in this Agreement, time is of the essence.

ARTICLE II
PURCHASE AND SALE

2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement:

(a)    Upstream Seller agrees to sell, and Buyer agrees to purchase and pay for the Upstream Assets and to assume the Upstream Assumed Obligations; and

(b)    Midstream Seller agrees to sell, and Buyer agrees to purchase and pay for, the Midstream Interests.

2.2    Upstream Assets. As used herein, “Upstream Assets” means, collectively, all of Upstream Seller’s right, title and interest in and to the following (other than the Excluded Assets):

(a)    all oil and gas leases described in Exhibit A-1 and mineral fee interests described in Exhibit A-2 (“Fee Minerals”) (together with any overriding royalty interests and all other right, title and interest of Upstream Seller in and to the leasehold and mineral estates created thereby and subject to the terms, conditions, covenants and obligations set forth in the applicable instruments, in Exhibit A-1, and/or in Exhibit A-2, collectively, the “Leases”), together with any and all other rights, titles and interests of Seller in and to the lands covered or burdened thereby;

(b)    all rights and interests in, under or derived from all unitization, communitization and pooling orders, declarations and agreements in effect with respect to any of the Leases and the units created thereby (the “Units”);

(c)    all oil and gas wells located on any of the Leases or Units, whether such wells are producing, non-producing, temporarily abandoned, shut-in, plugged and abandoned, or otherwise (such interest in such wells, including the wells set forth in Exhibit B-1, the “Wells”);

(d)    all water wells, observation wells, disposal wells and injection wells located on, or primarily used in connection with, any of the Leases or Units (other than the Wells), whether temporarily abandoned, shut-in, plugged and abandoned, or otherwise, and all real property rights associated therewith, including the wells set forth in Exhibit B-3 (the “Other Wells”);

(e)    all Upstream Applicable Contracts, except to the extent transfer is (i) restricted by Hard Consents and the necessary Consents to transfer are not obtained pursuant to Section 13.4(a), or (ii) subject to payment of a fee or other consideration under any agreement with a Person other than an Affiliate of Seller and for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

(f)    all equipment, machinery, fixtures and other personal and mixed property, operational and nonoperational, known or unknown, in each case, that are (i) described on Exhibit C (to the extent described on Exhibit C and not sold or put to use in the ordinary course of business prior to the Closing, the “Upstream Inventory”) or (ii) located on any of the Leases, Wells, Other Wells or Units, in each case, including pipelines, gathering systems, water disposal equipment, water pipelines, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, structures, materials and other items primarily used in the ownership, operation or development of the Leases, Well, Other Wells or Units (the foregoing, including the Upstream Inventory, collectively, the “Upstream Personal Property”);

(g)    the personal computers, SCADA equipment, software licenses (to the extent they may be assigned), servers, network equipment and associated peripherals and telephone equipment, and associated data, in each case, described on Exhibit D-1 (the “Communication Equipment”);

(h)    those licenses granted by the Federal Communications Commission that are held by Seller and its Affiliates and described in Exhibit D-2 (the “Assigned FCC Licenses”);

(i)    subject to Section 11.1(h), the mitigation credits and related rights described on Exhibit D-3 (the “Mitigation Credits”);

(j)    (i) all Hydrocarbons attributable to the Leases, Wells and/or Units to the extent such Hydrocarbons were produced from and after the Effective Time and proceeds thereof, and (ii) all Effective Time Hydrocarbons as set forth in Section 3.3(a)(i);

(k)    all Imbalances relating to the Upstream Assets;

(l)    the vehicles and rolling stock described in Exhibit E (the “Vehicles”);

(m)    all Upstream Easements, including those set forth on Exhibit F-1, except to the extent transfer is (i) restricted by Hard Consents and the necessary Consents to transfer are not obtained pursuant to Section 13.4(a), or (ii) subject to payment of a fee or other consideration under any agreement with a Person other than an Affiliate of Seller and for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

(n)    to the extent they may be assigned, all Permits that are primarily used or held for use in connection with the ownership or operation of the other Upstream Assets;

(o)    the surface fee property and associated offices, warehouses, laydown yards and similar assets owned by Upstream Seller and described on Exhibit F-2 (the “Upstream Surface Fee”);

(p)    the leased real property and leased offices, warehouses, and other personal property, in each case, described in Exhibit F-3 (the “Upstream Surface Leases”), except to the extent transfer is (i) restricted by Hard Consents and the necessary Consents to transfer are not obtained pursuant to Section 13.4(a), or (ii) subject to payment of a fee or other consideration under any agreement with a Person other than an Affiliate of Seller and for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

(q)    all geophysical, seismic and related technical data, cores and logs (in each case) that (i) are held by Upstream Seller or its Affiliates, (ii) are transferable without payment of a fee or other penalty to any Third Party under any Contract (unless Buyer has separately agreed in writing to pay such fee or other penalty), and (iii) primarily relate to the Leases, Wells or Units;

(r)    those files, records and data, that (i) primarily relate to the ownership, operation or development of the other Upstream Assets, and (ii) that are in Upstream Seller’s or its Affiliates’ possession, including: (A) land and title records (including abstracts of title, title opinions and title curative documents); (B) Upstream Applicable Contract files; (C) correspondence with Governmental Authorities; (D) operations, environmental, health and safety, pipeline safety, production, accounting and Asset Tax records (other than those that relate to the business of Seller generally); and (E) facility and well records (the foregoing items, in such format(s) as the same are maintained by Upstream Seller or its Affiliates, less and except the Excluded Records, collectively, the “Upstream Records”);

(s)    except to the extent pertaining to any indemnity obligation paid by Seller hereunder or to the Excluded Assets, all claims, rights, demands, causes of action, suits, actions, judgments, damages, awards, recoveries, settlements, indemnities, warranties, rights to insurance proceeds, refunds, reimbursements, audit rights, duties, obligations, liabilities and other intangible rights in favor of or owed to Seller and either (i) relating to any Upstream Assumed Obligation or (ii) other than in connection with any matter for which, and solely to the extent which, Seller provides indemnity under Section 8.2, arising or attributable to the period of time from and after the Effective Time and related to any Upstream Asset described in clauses (a)-(r) above or the ownership or operation thereof, and, in each case, insofar and only insofar as such matters are not already applied as an adjustment to the Purchase Price;

(t)    all JIB Receivables;

(u)    the Conveyed Rights; and

(v)    all (i) accounts receivable attributable to the Upstream Assets and periods of time from and after the Effective Time, other than any applicable JIB Receivables, and (ii) other rights of Seller to receive or recoup, by offset or netting against production from the Upstream Assets and the proceeds thereof, amounts owed by Persons other than Seller and its Affiliates with respect to the Upstream Assets whether attributable to periods of time prior to or from and after the Effective Time (the “Assigned Receivables”).

2.3    Upstream Excluded Assets. Upstream Seller shall reserve and retain, on its own behalf or on behalf of certain of its Affiliates, all of its and its Affiliates’ right, title and interest in and to the Excluded Assets.

2.4    Revenues and Expenses.

(a)    For purposes of determining the amount of the adjustment to the Purchase Price provided for in Section 3.3, the principles set forth in this Section 2.4 shall apply except as expressly provided otherwise in this Agreement. Subject to the preceding sentence, (i) Upstream Seller shall be entitled to all of the rights of ownership attributable to the Upstream Assets (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Upstream Operating Expenses, in each case, attributable to the period of time prior to the Effective Time, and (ii) Midstream Seller shall be entitled to all of the rights of ownership attributable to the Midstream Interests and shall remain responsible for all Midstream Operating Expenses, in each case, attributable to the period of time prior to the Effective Time. Subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership attributable to the Upstream Assets (including the right to all production, proceeds of production and other proceeds) and Midstream Interests, and shall be responsible for all Operating Expenses attributable thereto, in each case, from and after the Effective Time. Subject to the occurrence of Closing and subject to Section 2.4(b), Section 2.4(c), Section 2.4(d), Section 2.4(e) and Section 15.2(b), all Operating Expenses that are: (i) incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller; and (ii) incurred with respect to operations conducted or production from and after the Effective Time shall be paid by or allocated to Buyer. Such amounts that are received or paid prior to Closing shall be accounted for in the Preliminary Settlement Statement or Final Settlement Statement as applicable. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.4; provided, that Buyer shall control any such joint audit on behalf of the Parties and shall not agree to any adjustments to previously assessed costs for which Seller is liable, or any compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Any expenses from such audit shall be borne by Buyer and Seller in the same proportion as the Operating Expenses at issue are or would be borne by Buyer and Seller. Buyer shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Buyer or its Affiliates and relating to periods for which Seller is wholly or partially responsible.

(b)    Such amounts that are received or paid after Closing but prior to the date of the Final Settlement Statement shall be accounted for in the Final Settlement Statement. After the agreement of Buyer and Seller upon the Final Settlement Statement (or determination thereof), but prior to the two-year anniversary of the Closing Date (the “Cut-Off Date”), (i) if any Party receives monies that would belong to any other Party pursuant to this Section 2.4, including proceeds of production, then such amount shall, within 60 days after the end of the calendar month in which such amounts were received, be paid by such receiving Party to the proper Party, (ii) if any Party pays monies for Operating Expenses which are the obligation of any other Party pursuant to this Section 2.4, then such other Party shall, within 60 days after the end of the calendar month in which the applicable invoice and proof of payment of such invoice were received by such other Party, reimburse the Party which paid such Operating Expenses, (iii) if a Party receives an invoice of an Upstream Operating Expense which is owed by another Party pursuant to this Section 2.4, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, (iv) if Seller receives an invoice of a Midstream Operating Expense which is owed by Buyer or the Partnership pursuant to this Section 2.4, Seller shall promptly forward such invoice to Buyer and the Partnership, (v) if Buyer or the Partnership receives an invoice of a Midstream Operating Expense which is owed by Seller pursuant to this Section 2.4, Buyer or the Partnership shall pay the applicable invoice in accordance with its terms and following such payment forward a request for reimbursement of such paid amount to Seller, and Seller shall thereafter reimburse Buyer or the Partnership, as applicable, within 30 days of Seller’s receipt of the same, and (vi) if an invoice for Operating Expenses is received by a Party, which is partially an obligation of two or more Parties pursuant to this Section 2.4, then the relevant Parties shall consult with each other, and each shall promptly pay (or reimburse to Buyer or the Partnership, as applicable, in the event Seller owes any Midstream Operating Expense) its portion of such Operating Expenses.

(c)    For the avoidance of doubt, the date an item or work is ordered is not the date of a transaction for settlement purposes in the Preliminary Settlement Statement or Final Settlement Statement and otherwise under this Agreement, as applicable, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, is the relevant date, regardless of when the applicable invoice was sent. “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP and COPAS standards, as applied by Seller in the ordinary course of business consistent with past practice, subject to the other provisions of this Section 2.4.  For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are transported from the lands covered by the applicable Well, or if there are no storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such lands, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Wells when they pass through the production meters, flare meters, fuel use equipment, venting, or delivery point sales meters or similar meters at the entry point into the pipelines through which they are transported from such lands. Liquid Hydrocarbons in storage shall be measured by gauging of tanks at the Effective Time.  Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings (including gas production meters or sales meters) or gauging data is not available.

(d)    Notwithstanding anything to the contrary in this Section 2.4, (i) Seller shall be entitled to offset any amounts owed by Seller or its Affiliates to Buyer or its Affiliates under this Agreement or any of the Transaction Documents against any amounts owed by Buyer or its Affiliates to Seller or its Affiliates under this Agreement or any of the Transaction Documents and (ii) Buyer shall be entitled to offset any amounts owed by Buyer or its Affiliates to Seller or its Affiliates under this Agreement or any of the Transaction Documents against any amounts owed by Seller its Affiliates to Buyer or its Affiliates under this Agreement or any of the Transaction Documents.

(e)    For the avoidance of doubt, the Parties agree that, notwithstanding anything in this Section 2.4, Section 8.2 or otherwise in this Agreement to the contrary, from and after the Cut-Off Date, Buyer shall be responsible for all Operating Expenses and, shall be entitled to all proceeds, in each case, related to the Upstream Assets and Midstream Interests, regardless of when such Operating Expenses were incurred or paid or when such proceeds of production were earned or received. Notwithstanding anything in this Section 2.4, Section 8.2 or otherwise in this Agreement to the contrary, from and after the Cut-Off Date, Seller shall (i) not be responsible for, or otherwise required to pay, any Operating Expenses, regardless when the same were incurred or paid, and (ii) not be entitled to any amounts received by Buyer or its Affiliates after the Cut-Off Date.

2.5    Midstream Interests Adjustment Procedures. For the avoidance of doubt, no item that is included in or taken into account in the calculation of Effective Time Working Capital shall be subject to any other adjustment to the Purchase Price.

(a)    In making the adjustments contemplated under Section 3.3(a)(vii) or Section 3.3(b)(x), as applicable, the provisions of this Section 2.5 shall be taken into account; provided, the remainder of this Section 2.5, other than Section 2.5(d), shall in no way be construed as a limitation to the definition of any of Effective Time Working Capital, Working Capital Assets and Working Capital Liabilities.

(b)    The following shall be deemed to constitute Working Capital Assets (without duplication):

(i)    all (A) Cash and Cash Equivalents of the Partnership at the Effective Time, and (B) unpaid refunds payable to the Partnership on account of deposits, prepayments or similar items as set forth on Schedule 2.5(b)(i), and all insurance proceeds receivables of the Partnership attributable to periods prior to the Effective Time as set forth on Schedule 2.5(b)(i);

(ii)    the amount of all pre-paid or deposited Midstream Operating Expenses and all other costs and expenses (other than Taxes) paid by or on behalf of the Partnership prior to the Effective Time that are attributable to the ownership of the Midstream Interests after the Effective Time, including bond and insurance premiums and deductibles paid or borne by or on behalf of the Partnership with respect to any period after the Effective Time (prorated as applicable);

(iii)    all current Tax assets (other than Income Tax assets) of the Partnership related to prepaid deposits and refunds attributable to periods prior to the Effective Time; and

(iv)    unpaid proceeds, receivables and amounts earned as of the Effective Time and any other unpaid amounts earned by the Partnership, in each case during any period before the Effective Time, excluding (i) all Pre-ET Intercompany Receivables and (ii) any receivables and other amounts that are more than 90 days past due except to the extent a corresponding allowance for doubtful accounts is included as a Working Capital Liability).

(c)    The following shall be deemed to constitute Working Capital Liabilities (without duplication):

(i)    the amount of all Midstream Operating Expenses that are unpaid as of the Effective Time that are attributable to the ownership of the Midstream Interests prior to the Effective Time, including bond and insurance premiums and deductibles paid or borne by or on behalf of Seller or its Affiliates with respect to any period after the Effective Time (prorated as applicable);

(ii)    all current Tax liabilities (other than Income Tax liabilities) attributable to periods prior to the Effective Time;

(iii)    all capital expenditures of the Partnership accrued but not paid as of the Effective Time;

(iv)    Transaction Costs incurred but not yet paid by the Partnership at the Effective Time; and

(v)    any Liabilities incurred or paid by the Partnership from and after the Effective Time until the Closing Date that (A) constitute Seller Obligations or Indebtedness or (B) were not so incurred or paid in the ordinary course of business, consistent with past practice, whether such Liabilities relate to pre- or post-Effective Time periods.

(d)    The following shall be excluded from the calculation of Effective Time Working Capital (and shall not be included as a Working Capital Asset or Working Capital Liability):

(i)    all Excluded Assets held by the Partnership, including all Partnership Excluded Assets;

(ii)    all pre-Effective Time accounts receivable of the Partnership and any other obligations owed by any of Midstream Seller or its Affiliates to the Partnership, including all applicable accounts receivable evidencing Indebtedness, accounts, and obligations (collectively, “Pre-ET Intercompany Receivables”);

(iii)    all Indebtedness, accounts, and Liabilities owed by the Partnership to any of Midstream Seller or its Affiliates (“Intercompany Payables”); and

(iv)    all Third Party Debt and other Indebtedness of the Partnership.

ARTICLE III
PURCHASE PRICE

3.1    Purchase Price. The aggregate purchase price for the Upstream Assets and Midstream Interests shall be $735,000,000.00 (the “Purchase Price”), adjusted in accordance with this Agreement and payable by Buyer to Seller at Closing by wire transfer in immediately available funds to the account(s) of Seller (the details of which shall be provided to Buyer in the Preliminary Settlement Statement).

3.2    Deposit. Within two Business Days after the Execution Date Buyer shall deposit with the Escrow Agent for deposit into the Escrow Account, by wire transfer in immediately available funds, an amount equal to 5% of the Purchase Price (such amount, the “Deposit”). The Deposit will be held by the Escrow Agent pursuant to the Escrow Agreement and the terms of this Section 3.2 and Section 7.2. If Closing occurs, the Deposit shall be applied toward the Purchase Price in accordance with Section 6.3(f) and the Parties shall execute and deliver a joint instruction to the Escrow Agent in accordance with Section 6.3(g). If this Agreement is terminated without a Closing, then the distribution of the Deposit from the Escrow Account shall be governed by the provisions of Section 7.2.

3.3    Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:

(a)    The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)    to the extent the proceeds thereof are not received by Seller as of the Closing Date, an amount equal to the value of all Effective Time Hydrocarbons, with such value to be based upon the Contract price in effect as of the Effective Time (or if no such Contract is in effect, the market value in the area as of the Effective Time), less Burdens attributable to such Effective Time Hydrocarbons;

(ii)    an amount equal to all Upstream Operating Expenses and all other costs and expenses (other than (x) Overhead Costs which are covered in Section 3.3(a)(v) below, (y) amounts incurred or paid with respect to any Seller Obligations and (z) amounts incurred or paid to cure or correct any Environmental Defect or Title Defect) incurred by Upstream Seller or its Affiliates that are attributable to the ownership or operation of the Upstream Assets from and after the Effective Time up to Closing (whether paid before or after the Effective Time), including (A) Burdens (including prepayments thereof, specifically including the deposit of estimated Burdens with the ONRR), (B) rentals and other lease maintenance payments, (C) costs of Lease renewals and/or extensions of Leases, and (D) costs of acquiring Upstream Easements;

(iii)    to the extent that Upstream Seller is underproduced as shown with respect to the net Well Imbalances set forth in Schedule 9.12(a), as complete and final settlement of all Well Imbalances attributable to the Upstream Assets, an amount equal to the product of (A) the underproduced volumes, times (B) $2.00/MMBTU for gaseous Hydrocarbons;

(iv)    to the extent that Upstream Seller has overdelivered any Hydrocarbons as shown with respect to the net Pipeline Imbalances set forth in Schedule 9.12(a), as complete and final settlement of all Pipeline Imbalances attributable to the Upstream Assets, an amount equal to the product of (A) the overdelivered volumes, times (B) $2.00/MMBTU for gaseous Hydrocarbons;

(v)    Overhead Costs attributable to the period from the Effective Time up to the Closing;

(vi)    the amount of all Asset Taxes prorated to Buyer in accordance with Section 15.2(c) but paid or payable by Upstream Seller;

(vii)    to the extent the Effective Time Working Capital is a positive amount, by an amount equal to the Effective Time Working Capital;

(viii)    Intentionally Omitted.

(ix)    by an amount equal to the aggregate amount, if any, of all cash capital contributions made after the Effective Time to the Partnership by Seller or any of its Affiliates (including any and all Midstream Operating Expenses paid by Seller or any of its Affiliates (other than the Partnership) on behalf of the Partnership);

(x)    the amount of all Income Taxes payable by the Partnership and prorated to Buyer in accordance with Section 15.2(c) and paid or payable by Seller or paid by the Partnership prior to the Effective Time;

(xi)    the amount of JIB Receivables as of the Closing Date;

(xii)    Intentionally Omitted;

(xiii)    the amount of the EHC Aggregate Value if the Existing Hedge Contracts, in the aggregate and on a net basis, is a positive value as to Seller as of the Execution Date, as provided in Section 11.20(a); and

(xiv)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

(b)    The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)    an amount equal to all proceeds actually received by Upstream Seller or its Affiliates attributable to the sale of Hydrocarbons produced from or allocable to the Upstream Assets during the period from and after the Effective Time, net of Burdens, transportation, and marketing and other post-production expenses (which expenses shall, for the avoidance of doubt, include all amounts payable by Upstream Seller pursuant to the QEP Gas Services Agreement for periods from and after the Effective Time until Closing) attributable to such Hydrocarbons paid or borne by Upstream Seller or its Affiliates and not reimbursed by a Third Party (and such adjustment shall be Buyer’s sole remedy with respect to the proceeds of such Hydrocarbons for which such adjustment is made);

(ii)    subject to Section 13.2(i) and Section 13.2(j), if the Parties have elected (or are deemed to have elected) Section 13.2(d)(i), the Title Defect Amount with respect to such uncured Title Defect;

(iii)    subject to Section 14.1(e) and Section 14.1(f), if the Parties have elected (or are deemed to have elected) Section 14.1(c)(i), the Remediation Amount with respect to such uncured Environmental Defect;

(iv)    the Allocated Value of any Assets excluded from the transactions contemplated hereby pursuant to Section 12.1(b), Section 13.2(d)(iii), Section 13.4 or Section 14.1(c)(iii);

(v)    the amount of all Asset Taxes prorated to Upstream Seller in accordance with Section 15.2(c) but paid or payable by Buyer;

(vi)    the amount of all Income Taxes payable by the Partnership and prorated to Seller in accordance with Section 15.2(c) and paid by Buyer or paid after the Effective Time by the Partnership;

(vii)    to the extent that Upstream Seller is overproduced as shown with respect to the net Well Imbalances set forth in Schedule 9.12(a), as complete and final settlement of all Well Imbalances attributable to the Upstream Assets, an amount equal to the product of (A) the overproduced volumes, times (B) $2.00/MMBTU for gaseous Hydrocarbons;

(viii)    to the extent that Upstream Seller has underdelivered any Hydrocarbons as shown with respect to the net Pipeline Imbalances set forth in Schedule 9.12(a), as complete and final settlement of all Pipeline Imbalances attributable to the Upstream Assets, an amount equal to the product of (A) the underdelivered volumes, times (B) $2.00/MMBTU for gaseous Hydrocarbons;

(ix)    an amount equal to the Suspense Funds as of the Closing Date;

(x)    to the extent the Effective Time Working Capital is a negative amount, by an amount equal to the absolute value of the Effective Time Working Capital;

(xi)    by an amount equal to the aggregate amount, if any, of any Cash or Cash Equivalent or non-cash dividends or distributions made after the Effective Time by the Partnership to Seller, other than pre-Effective Time accounts receivable (including Pre-ET Intercompany Receivables) and Partnership Excluded Assets excluded from the calculation of Effective Time Working Capital pursuant to Section 2.5(d);

(xii)    by an amount equal to the Transaction Costs incurred by the Partnership from and after the Effective Time;

(xiii)    to the extent not already included in Section 3.3(b)(xi), an amount equal to the amounts payable by Upstream Seller to the Partnership pursuant to the QEP Gas Services Agreement for periods from and after the Effective Time until Closing;

(xiv)    by an amount equal to any Prepaid JOA Funds as of the Closing Date;

(xv)    Intentionally Omitted;

(xvi)    the amount of the EHC Aggregate Value if the Existing Hedge Contracts, in the aggregate and on a net basis, is a negative value as to Seller as of the Execution Date, as provided in Section 11.20(a); and

(xvii)    any other amount provided for elsewhere in this Agreement (including Section 13.2(j) and Section 14.1(f)) or otherwise agreed upon by Seller and Buyer.

3.4    Preliminary Settlement Statement. Not less than five Business Days prior to the Scheduled Closing Date, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the itemized calculation and reasonable supporting documentation of the adjustments used to determine such amount, together with the designation of Seller’s account(s) for the wire transfers of funds as set forth in Section 6.3(f). When available, actual figures will be used for the determination of the Adjusted Purchase Price at Closing. To the extent actual figures are not available, good faith estimates will be used subject to final adjustments in accordance with Section 3.5 and Section 3.6. Within two Business Days of receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.4.

3.5    Final Settlement Statement. On or before 180 days after the Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller based on actual income and expenses during the period from and after the Effective Time until Closing and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Adjusted Purchase Price. The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within 30 days after receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Buyer’s failure to deliver to Seller a Dispute Notice detailing proposed changes to the Final Settlement Statement by such date shall be deemed to be an acceptance by Buyer of the Final Settlement Statement delivered by Seller and any changes to the Final Settlement Statement as initially prepared by Seller that are proposed or requested by Buyer and not included in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such adjustments in the Final Settlement Statement that are not addressed in the Dispute Notice shall prevail. If the final Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer or deemed agreed pursuant to the foregoing (or determined by the Accounting Arbitrator pursuant to Section 3.6), the Final Settlement Statement and such final Adjusted Purchase Price (the “Final Price”), shall be final and binding on the Parties. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party on or before the date that is ten Business Days following agreement or deemed agreement (or determination by the Accounting Arbitrator, as applicable) (such date, the “Final Payment Date”) to the owed Party. All amounts paid or transferred pursuant to this Section 3.5 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

3.6    Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within 25 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of 20 pages or less and submit such summaries to the Denver office of KPMG US LLP or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement, this Agreement and any other documentation such Party may desire to submit. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall determine such items of the calculation of the Adjusted Purchase Price after the dispute is submitted to it, based on the materials described above. To the extent that a value has been assigned by Buyer or Seller to any item subject to dispute that is submitted to the Accounting Arbitrator, the Accounting Arbitrator shall not assign a value to objection that is greater than the greatest value for such objection claimed by either Party or less than the smallest value for such objection claimed by either Party. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. Each Party shall bear its own costs with respect to any matters addressed in this Section 3.6. In the event that the Denver office of KPMG US LLP declines to serve as the Accounting Arbitrator, then each of Buyer and Seller may deliver to each other a list of up to three independent national accounting firms and the Accounting Arbitrator shall be selected by lot from among the independent national accounting firms submitted by the Parties. The costs of the Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller; provided, however, that the Accounting Arbitrator shall have the discretion to allocate all or a portion of its costs to the “losing” Party in connection with any such dispute. The Accounting Arbitrator shall be authorized to resolve only the specific disputed aspects of the Final Settlement Statement submitted by the Parties as provided above and, subject to the immediately preceding sentence, may not award damages, interest or penalties to any Party with respect to any matter.

3.7    Allocation of Purchase Price / Allocated Values. Buyer and Seller agree that (a) the unadjusted Purchase Price shall be allocated among the Upstream Assets and Midstream Interests as set forth in Schedule 3.7A, (b) the unadjusted Purchase Price attributable to the Upstream Assets as set forth on Schedule 3.7A shall be allocated among the Wells and the Well Locations as set forth in Schedule 3.7B and Schedule 3.7C, as applicable (for the Midstream Interests and each such Well and Well Location, its “Allocated Value”), (c) the Allocated Values shall be used in calculating adjustments to the Purchase Price as provided herein, (d) the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of this Section 3.7, and (e) subject to Section 3.8, neither Party nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in connection with Preferential Purchase Rights or in other documents or notices relating to the transactions contemplated by this Agreement.

3.8    Allocation of Consideration for Tax Purposes. Seller and Buyer agree that the portion of the Purchase Price, as adjusted, and other amounts treated for Tax purposes as consideration (to the extent known at such time) (collectively, the “Allocable Amount”) shall be allocated among the Upstream Assets and the Midstream Assets for Tax purposes. The initial draft of such allocations shall be prepared by Buyer in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and such initial draft shall be provided to Seller no later than 120 days after the Closing for Seller’s review and comment. Seller and Buyer shall then cooperate in good faith to prepare a final schedule of the Allocable Amount among the Assets (as adjusted, the “Allocation Schedule”). The Allocation Schedule shall be updated to reflect any adjustments to the Allocable Amount. The allocation of the Allocable Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by Seller and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. Seller and Buyer agree not to take any position inconsistent with the allocations set forth in the Allocation Schedule unless required to do so by a determination as defined in Section 1313(a) of the Code (or any other similar provision of state or local law) or with the consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to concede, negotiate, compromise and/or settle any Tax audit, claim or similar proceeding in connection with the allocation set forth on the Allocation Schedule.

3.9    Allocation for Imbalances. Notwithstanding anything to the contrary in this Agreement, if, prior to Closing, any Party discovers an error in the Imbalances set forth in Schedule 9.12(a) and Schedule 9.12(b), then, notwithstanding anything to the contrary herein, as the applicable Party’s sole remedy in respect of such error, the Purchase Price shall be further adjusted at Closing pursuant to Section 3.3(a)(iii), Section 3.3(a)(iv), Section 3.3(a)(vii), Section 3.3(b)(vii), Section 3.3(b)(viii), or Section 3.3(b)(x), as applicable, and Schedule 9.12(a) and Schedule 9.12(b) will be deemed amended immediately prior to the Closing to reflect the Imbalances for which the Purchase Price is so adjusted. If, after the Closing, any Party discovers an error in the Imbalances set forth in Schedule 9.12(a) and Schedule 9.12(b) on or before the date of the delivery of the Final Settlement Statement pursuant to the provisions of Section 3.5, then the Party discovering such error shall notify the other Parties and, notwithstanding anything to the contrary herein, as the applicable Party’s sole remedy in respect of such error, the Parties shall settle such Imbalances based on the formula set forth in Section 2.5(b)(iv), Section 2.5(c)(ii), Section 3.3(a)(iii), Section 3.3(a)(iv), Section 3.3(a)(vii), Section 3.3(b)(vii), Section 3.3(b)(viii), or Section 3.3(b)(x), as applicable, as part of the process described in Section 3.5.

3.10    Withholding Taxes. Seller, Buyer and the Partnership shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under applicable Law. Seller, Buyer, or the Partnership, as the case may be, shall provide written notice to Buyer or Seller, as applicable, at least five (5) days prior to any such withholding, which notice shall include an explanation and calculation of the proposed withholding, and the Parties shall use reasonable efforts to take any actions as may be necessary to reduce or otherwise minimize such withholding. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE IV
BUYER'S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to the Closing, of each of the following conditions:
4.1    Representations.

(a)    Each of the representations and warranties of Seller set forth in Section 9.19(a) and Section 9.19(c) shall be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date, with the same force as though such representations and warranties had been made or given on and as of the Closing Date.

(b)    Each of the representations and warranties of Seller set forth in Article IX (other than Seller’s representations and warranties set forth in Section 9.19(a) and Section 9.19(c)) shall be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date, with the same force and without giving effect to any qualifiers as to materiality, Material Adverse Effect or material adverse effect, as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

4.2    Performance. Seller shall have performed or complied with, in all material respects, all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

4.3    No Legal Proceedings. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement.

4.4    Hard Consents, Title Defects and Environmental Defects. The sum of (a) the Allocated Value of Upstream Assets excluded pursuant to Section 13.4(a)(i) on account of Hard Consents, plus (b) subject to the Individual Title Defect Threshold and (without duplication of any amount thereof as applied with respect to Environmental Defects) the Defect Deductible, all Title Defect Amounts for Title Defects timely asserted by Buyer pursuant to Section 13.2(a) (as each such Title Defect Amount is agreed by the Parties, or otherwise as determined by the proviso of this Section 4.4), plus (c) subject to the Individual Environmental Defect Threshold and (without duplication of any amount thereof as applied with respect to Title Defects) the Defect Deductible, all Remediation Amounts for Environmental Defects timely asserted by Buyer pursuant to Section 14.1(a) (as each such Remediation Amount is agreed by the Parties, or otherwise as determined by the proviso of this Section 4.4; provided if the Remediation Amount of any Environmental Defect is greater than the Allocated Value(s) of the applicable Environmental Defect Property and the Parties (or Upstream Seller, as permitted under Section 14.1(c)) have elected for Upstream Seller to retain such Environmental Defect Property pursuant to Section 14.1(c)(iii), then the Allocated Value of such Environmental Defect Property shall be used in lieu of the Remediation Amount for purposes of this Section 4.4), less (d) the sum of all Title Benefit Amounts for Title Benefits which are timely asserted by Seller pursuant to Section 13.2(b) (as each such Title Benefit Amount is agreed by the Parties, or otherwise as determined by the proviso of this Section 4.4), shall not exceed 20% of the Purchase Price; provided that if (i) any Title Dispute and/or Environmental Dispute remains outstanding as of the Outside Date and the condition in this Section 4.4 or in Section 5.4 would not be satisfied based on (x) the Title Defect Amounts and Remediation Amounts asserted by Buyer after giving effect to any efforts by Seller to cure such Title Defect or Environmental Defect, as applicable, as determined in good faith by Buyer and (y) Title Benefit Amounts as agreed to by Buyer in good faith, (ii) such Title Disputes and/or Environmental Disputes, if resolved wholly in favor of either Party, would cause the condition in this Section 4.4 or in Section 5.4 to be satisfied, and (iii) all other conditions in Article IV and Article V (other than, for the avoidance of doubt, Section 5.4) are satisfied or waived (other than those conditions that by their nature cannot be satisfied until Closing), then either Party may, by delivering written notice to the other Party on or before the Outside Date, elect to submit such disputes to the Title Arbitrator or Environmental Arbitrator for the purpose of resolving such disputes pursuant to the procedures set forth in Section 13.2(j) and Section 14.1(f), as applicable, mutatis mutandis, and the Outside Date (and any termination of this Agreement) shall be deferred for a period of time not to exceed the lesser of (A) 45 days after the Outside Date or (B) three Business Days following such resolution; provided further, that if the Closing thereafter occurs Seller shall retain the right to attempt to cure any Title Defect during the Cure Period as provided in Section 13.2.

4.5    HSR Act. If applicable, (a) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or (b) notice of early termination shall have been received.

4.6    Closing Certificate. Each of QEP Energy, QEP Marketing and QEP Oil & Gas shall have executed and delivered to Buyer an officer’s certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 4.1 and Section 4.2 have been fulfilled with respect to such Person and, if applicable, any exceptions to such conditions that have been waived by Buyer.

4.7    Closing Deliverables. Seller shall be ready, willing and able to deliver to Buyer at the Closing the documents and items required to be delivered by Seller under Section 6.3.

4.8    FERC Waivers. FERC shall have granted the waivers discussed in Section 11.16 to facilitate the transfer of the Firm Transportation Agreements from Seller to Buyer or its designated Affiliate.

ARTICLE V
SELLER'S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller on or prior to the Closing of each of the following conditions:
5.1    Representations. Each of the representations and warranties of Buyer set forth in Article X shall be true and correct in all material respects on and as of the Execution Date and on and as of the Closing Date, with the same force and without giving effect to any qualifiers as to materiality or material adverse effect, as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

5.2    Performance. Buyer shall have performed or complied with, in all material respects, all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

5.3    No Legal Proceedings. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement.

5.4    Hard Consents, Title Defects and Environmental Defects. The condition in Section 4.4 shall be satisfied, after giving effect to the proviso thereof, if applicable; provided Buyer may at any time elect to limit the amount of any Purchase Price adjustment resulting from Title Defects (net of Title Benefits as determined as provided in Section 4.4) and Environmental Defects and if the effect of such limitation is to cause the aggregate amount of the Purchase Price adjustments calculated in accordance with Section 4.4 to be equal to or less than 20% of the Purchase Price the condition in this Section 5.4 shall be satisfied.

5.5    HSR Act. If applicable, (a) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or (b) notice of early termination shall have been received.

5.6    Closing Certificate. Buyer shall have executed and delivered to Seller an officer’s certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 5.1 and Section 5.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.

5.7    Closing Deliverables. Buyer shall be ready, willing and able to deliver to Seller at the Closing the documents and items required to be delivered by Buyer under Section 6.3.

5.8    FERC Waivers. FERC shall have granted the waivers discussed in Section 11.16 to facilitate the transfer of the Firm Transportation Agreements from Seller to Buyer or its designated Affiliate.

ARTICLE VI
CLOSING

6.1    Date of Closing. Subject to the conditions set forth in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before 2:00 p.m. (Central Time) on January 10, 2019 (the “Scheduled Closing Date”), or such other date as Buyer and Seller may agree upon in writing; provided that if the conditions to Closing in Article IV and Article V have not yet been satisfied or waived by the Scheduled Closing Date, then the Closing shall occur three Business Days after such conditions have been satisfied or waived, or such earlier time as the Parties may agree. The date Closing actually occurs shall be the “Closing Date”.

6.2    Place of Closing. The Closing shall be held at the Houston offices of Latham & Watkins LLP, located at 811 Main Street, Suite 3700, Houston, Texas 77002.

6.3    Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)    Upstream Seller and Buyer shall execute, acknowledge and deliver the Upstream Assignment, in sufficient counterparts to facilitate recording in the applicable parishes where the Upstream Assets are located.

(b)    Midstream Seller, Buyer and the Buyer Designee shall execute, acknowledge and deliver the Interests Assignment.

(c)    Upstream Seller and Buyer shall execute, acknowledge and deliver the Deed, in sufficient counterparts to facilitate recording in the applicable parishes where the Fee Minerals and Upstream Surface Fee are located.

(d)    Upstream Seller and Buyer shall execute and deliver assignments, on appropriate forms, of Federal, state and other Leases and Upstream Easements of Governmental Authorities included in the Upstream Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authorities.

(e)    Seller and Buyer shall acknowledge the Preliminary Settlement Statement.

(f)    Buyer shall deliver (i) to Seller, to the account(s) designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, an amount equal to (A) the Adjusted Purchase Price (reduced by (x) the Deposit and (y) the Escrow Earnings) as determined pursuant to the Preliminary Settlement Statement and Section 3.4, minus (B) the Closing Date Title Escrow Amount, if applicable, minus (C) the Closing Date Environmental Escrow Amount, if applicable, and (ii) to the Escrow Agent, an amount equal to (A) the Closing Date Title Escrow Amount pursuant to Section 13.2(j), if applicable, plus (B) the Closing Date Environmental Escrow Amount pursuant to Section 14.1(f), if applicable.

(g)    Seller and Buyer shall execute and deliver a joint instruction to the Escrow Agent to deliver the Deposit and all interest and earnings thereon, as the same are calculated as of the second Business Day immediately prior to the Closing Date (such interest and earnings, the “Escrow Earnings”) to Seller.

(h)    Upstream Seller shall deliver letters in lieu of transfer orders, prepared by Seller and in form reasonably satisfactory to Buyer, directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Upstream Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(i)    QEP Energy, QEP Marketing and QEP Oil & Gas shall each deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) (in substance and form reasonably acceptable to Buyer), certifying that it is not a foreign person within the meaning of Section 1445 of the Code.

(j)    Upstream Seller shall deliver executed, acknowledged and recordable releases in a form reasonably acceptable to Buyer of all Encumbrances and financing statements, in each case, securing indebtedness for borrowed money that were created by, through or under Seller or its Affiliates that encumber the Upstream Assets.

(k)    Midstream Seller shall deliver executed, acknowledged and recordable releases in a form reasonably acceptable to Buyer of all Encumbrances and financing statements, in each case, securing indebtedness for borrowed money that were created by, through or under Seller or its Affiliates that encumber the Midstream Assets or the Midstream Interests.

(l)    Buyer shall deliver evidence reasonably satisfactory to Seller that it (i) has obtained the Credit Support and other bonds, letters of credit and guarantees required to be obtained by Closing pursuant to Section 11.4, (ii) has, to the extent required by any applicable Laws, filed any and all required reports necessary for the ownership and operation of the Upstream Assets and Midstream Interests with all Governmental Authorities having jurisdiction over such ownership and operation, and (iii) is duly licensed or qualified to do business in all jurisdictions in which the Assets are located.

(m)    To the extent required under any applicable Law or Governmental Authority, Upstream Seller and Buyer shall deliver federal and state change of operator forms designating Buyer as the operator of the applicable Wells and the Leases currently operated by Upstream Seller or any of its Affiliates.

(n)    Upstream Seller and Buyer shall execute and deliver forms prescribed by the applicable Governmental Authorities for Buyer to assume Liability for any Burdens payable by Upstream Seller or its Affiliates to any Governmental Authority with respect to the ownership or operation of the Upstream Assets.

(o)    Upstream Seller and Buyer shall execute and deliver such title transfer documentation as is necessary to effect the transfer of title to the Vehicles to Buyer.

(p)    Seller and Buyer shall execute and deliver the Transition Services Agreement.

(q)    Seller and Buyer shall reaffirm as of the Closing Date the Mutual Release executed by such Person in accordance with the terms of such Mutual Release.

(r)    Upstream Seller and Buyer shall execute and deliver the Mitigation Credits Quitclaim.

(s)    Seller shall execute and deliver to Buyer and the Existing Hedge Contract counterparties for counter signature the EHC Novation Instruments substantially in the form attached to this Agreement as Exhibit K as may be required to novate each Existing Hedge Contract to Buyer.

(t)    Buyer shall execute and deliver to Seller and the Existing Hedge Contract counterparties the EHC Novation Instruments substantially in the form attached to this Agreement as Exhibit K as may be required to novate each Existing Hedge Contract to Buyer.

(u)    Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.

6.4    Records. In addition to the obligations set forth under Section 6.3 above, but notwithstanding anything herein to the contrary, as soon as reasonably practicable after the Closing Date, but in no event later than 30 Business Days following the expiration of the Transition Services Agreement, Seller shall make the Records available to Buyer at Seller’s offices for Buyer to pick-up at Buyer’s sole expense. Notwithstanding anything to the contrary herein, Buyer acknowledges and agrees that Seller will not be required to manipulate, reconfigure or in any way change the format of any of the Records prior to making the same available to Buyer hereunder. Until the occurrence of the physical and/or electronic delivery of the Records to Buyer, Seller shall make available to Buyer all such Records during normal business hours as are reasonably requested by Buyer upon three days’ prior written notice.

ARTICLE VII
TERMINATION; DEFAULT AND REMEDIES

7.1    Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing:

(a)    by the mutual written agreement of the Parties;

(b)    by delivery of written notice from Buyer to Seller if any of the conditions set forth in Article IV (other than the conditions set forth in Section 4.3, Section 4.4, Section 4.5 and Section 4.8) have not been satisfied by Seller (or waived by Buyer) by the Outside Date;

(c)    by delivery of written notice from Seller to Buyer if any of the conditions set forth in Article V (other than the conditions set forth in Section 5.3, Section 5.4, Section 5.5 and Section 5.8) have not been satisfied by Buyer (or waived by Seller) by the Outside Date;

(d)    by either Party delivering written notice to the other Party if any of the conditions set forth in Section 4.3, Section 4.4, Section 4.5, Section 5.3, Section 5.4, or Section 5.5 are not satisfied or waived by the applicable Party as of the Outside Date, subject to the proviso in Section 4.4 in respect of Section 4.4 and Section 5.4;

(e)    by either Seller or Buyer, at such Party’s option, at any time following ten Business Days after the Outside Date, subject to the proviso in Section 4.4; provided further, that, either Seller or Buyer shall have the option to extend the Outside Date, by delivering written notice to the other Party on or before the Outside Date, for a period of time not to exceed the lesser of (A) 30 days after the Outside Date or (B) two Business Days following the expiration of the initial waiting period under the HSR Act (or early termination thereof), in each case, if all other conditions to the Closing are satisfied at the time of such written notice or capable of then being satisfied and the sole reason the Closing has not been consummated is that the conditions set forth in Section 4.4, Section 4.5, Section 5.4, or Section 5.5 have not been satisfied; and

(f)    by Buyer pursuant to Section 13.3(c); and

(g)    by seller if the Deposit has not been delivered to the Escrow Agent within two Business Days after the Execution Date.

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.
7.2    Effect of Termination. If this Agreement is terminated pursuant to any provision of Section 7.1, then, except as provided in this Section 7.2 and except for the provisions of Article I, Section 7.3, Section 8.11, Sections 12.1(d) through (f), Section 12.2, Section 12.3, Article XV (other than Section 15.2(b), Section 15.2(c)(i), Section 15.7, Section 15.8, Section 15.15 and Section 15.16) and Appendix A, this Agreement shall forthwith become void and of no further force or effect and the Parties shall have no liability or obligation hereunder. Each Party agrees that, to the fullest extent permitted by Law, such Party’s rights set forth in this Section 7.2 shall be its sole and exclusive remedies (other than with respect to those provisions that survive termination pursuant to the preceding sentence) if the Closing does not occur as a result of the termination of this Agreement pursuant to Section 7.1.

(a)    If Seller has the right to terminate this Agreement pursuant to Section 7.1(c) because of (i) the Willful Breach by Buyer of this Agreement, or (ii) the failure of Buyer to close the transactions contemplated by this Agreement in the instance where, as of the Outside Date, (A) all of the conditions in Article IV (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Buyer), (B) Seller is ready, willing and able to perform its obligations under Section 6.3, and (C) Buyer nevertheless elects not to close the transactions contemplated by this Agreement, then, in either such event Seller shall be entitled to terminate this Agreement pursuant to Section 7.1(c) and be entitled to receive the Deposit and the Escrow Earnings as liquidated damages as Seller’s sole and exclusive remedy, and not as a penalty, for such termination, free and clear of any claims thereon by Buyer. The Parties agree that the foregoing described liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller. If Seller is entitled to receive the Deposit and the Escrow Earnings pursuant to this Section 7.2(a), within five Business Days of the date this Agreement is terminated, Seller and Buyer shall execute and deliver a joint instruction to the Escrow Agent to deliver all of the funds in the Escrow Account to Seller.

(b)    If Buyer has the right to terminate this Agreement pursuant to Section 7.1(b) because of (i) the Willful Breach by Seller of this Agreement, or (ii) the failure of Seller to close the transactions contemplated by this Agreement in the instance where, as of the Outside Date, (A) all of the conditions in Article V (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied

(or waived by Seller), (B) Buyer is ready, willing and able to perform its obligations under Section 6.3, and (C) Seller nevertheless elects not to close the transactions contemplated by this Agreement, then, in either such event, Buyer shall be entitled to (1) terminate this Agreement pursuant to Section 7.1(b) and be entitled to receive the Deposit and the Escrow Earnings, free and clear of any claims thereon by Seller, and seek to recover actual, direct damages (subject to Section 8.11) from Seller up to but not exceeding the aggregate amount of the Deposit and the Escrow Earnings or (2) seek to obtain the specific performance of Seller hereunder. If Buyer is entitled to receive the Deposit and the Escrow Earnings pursuant to this Section 7.2(b), within five Business Days of the date this Agreement is terminated, Seller and Buyer shall execute and deliver a joint instruction to the Escrow Agent to deliver all of the funds in the Escrow Account to Buyer. Nothing herein shall be construed to prohibit Buyer from first seeking specific performance, but thereafter terminating this Agreement and receiving the Deposit and the Escrow Earnings and seeking to recover actual, direct damages (as limited by Section 8.11) from Seller up to but not exceeding the amount of the Deposit. Each Party acknowledges and agrees that the remedies at Law of Buyer for a breach or threatened breach of this Agreement by Seller as contemplated pursuant to Section 7.2(b)(i) or Section 7.2(b)(ii) are likely inadequate and, in recognition of this fact, Buyer, without posting any bond or the necessity or proving the inadequacy as a remedy of monetary damages, and in addition to all other remedies that may be available, shall be entitled to seek to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction and/or any other equitable remedy that may then be available.

(c)    If this Agreement is terminated for any reason other than as set forth in Section 7.2(a) or Section 7.2(b), then the Parties shall have no liability or obligation hereunder as a result of such termination, and Buyer and Seller shall, within five Business Days of the date this Agreement is terminated, provide joint written instructions to the Escrow Agent to release all of the funds in the Escrow Account to Buyer free and clear of any claims thereon by Seller.

(d)    Subject to the foregoing, upon the termination of this Agreement neither Party shall have any other liability or obligation hereunder.

(e)    Seller’s retention of the Deposit and the Escrow Earnings pursuant to Section 7.2(a) shall be the sole and exclusive remedy of Seller against Buyer, the Financing Sources and their respective Affiliates for any and all losses, claims, expenses, liabilities or damages suffered or incurred by Seller or any other Person in connection with this Agreement, the Financings (and the termination thereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis of such termination and none of the Financing Sources shall have any further liability or obligation relating to or arising out of this Agreement or the Financings or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination upon payment of such amount.

7.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps, documents and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets and an officer of Buyer shall certify same to Seller in writing.

ARTICLE VIII
ASSMPTION; INDEMNIFICATION; SURVIVAL

8.1    Assumption by Buyer. Without limiting Buyer’s rights to indemnity under this Article VIII and any Title Indemnity Agreement or Environmental Indemnity Agreement, from and after the Closing,

Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, with respect to the Upstream Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Upstream Assets, including obligations to (a) furnish makeup gas and/or settle Imbalances according to the terms of applicable Hydrocarbon sales, processing, gathering or transportation Upstream Applicable Contracts, (b) pay Working Interests, Burdens and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including the Suspense Funds, that are attributable to the Upstream Assets, (c) properly plug and abandon any and all wells and pipelines, including inactive wells or temporarily abandoned wells, drilled or otherwise located on the Upstream Assets, (d) to re-plug any well, wellbore or previously plugged well on the Upstream Assets to the extent required or necessary under applicable Laws or under Upstream Applicable Contracts, (e) dismantle or decommission and remove any Upstream Personal Property and other property of whatever kind located on the Upstream Assets related to or associated with operations and activities conducted by whomever on the Upstream Assets, (f) clean up and/or Remediate the Upstream Assets in accordance with any Upstream Applicable Contracts and applicable Laws, including all Environmental Laws, (g) assume all Scheduled Concursus Matters, and (h) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Upstream Applicable Contracts (including obligations arising under minimum volume commitments, take-or-pay requirements or other similar provisions), or as required by Laws (all of said obligations and Liabilities herein being referred to as the “Upstream Assumed Obligations”); provided that, notwithstanding the foregoing, for so long as Seller’s indemnity obligations in Section 8.2(d) survive pursuant to Section 8.8(c), the Upstream Assumed Obligations shall not include, and Buyer shall not assume, any individual Liability included in the Seller Obligations that relates to the Upstream Assets, but after the expiration (if applicable) of each portion of Seller’s indemnity obligation in Section 8.2(d) as it pertains to a specified Seller Obligation, the Upstream Assumed Obligations shall be deemed to include, without any further action by the Parties related thereto, all such Seller Obligations that are related to the Upstream Assets and for which Seller’s indemnity obligations in Section 8.2(d) have expired pursuant to Section 8.8(c).

8.2    Indemnities of Seller. Effective as of the Closing, subject to the limitations set forth in Section 8.4 and Section 8.8 or otherwise in this Agreement, Seller, on a joint and several basis, shall be responsible for, shall pay on a current basis and hereby defends, indemnifies and holds harmless Buyer and its Affiliates (including the Partnership), and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with:

(a)    any failure of (i) any of Seller’s representations or warranties contained in Article IX to be true and correct as of the Execution Date and as of the Closing Date or (ii) the certifications contained in the certificate delivered at Closing by Seller pursuant to Section 4.6 (to the extent related to the condition in Section 5.1) to be true and correct;

(b)    any (i) breach by Seller of any of its covenants or agreements under this Agreement or (ii) failure of the certifications contained in the certificate delivered at Closing by Seller pursuant to Section 4.6 (to the extent related to the condition in Section 5.2) to be true and correct;

(c)    any Seller Taxes;

(d)    the Seller Obligations; or

(e)    any Loss incurred by Seller’s failure to obtain the reaffirmation of a Mutual Release at the Closing.

8.3    Indemnities of Buyer. Effective as of the Closing, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis and hereby defend, indemnify, hold harmless and forever release Seller and its Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:

(a)    any failure of (i) any of Buyer’s representations or warranties contained in Article X to be true and correct as of the Execution Date and as of the Closing Date or (ii) the certifications contained in the certificate delivered at Closing by Buyer pursuant to Section 5.6 (to the extent related to the condition in Section 4.1) to be true and correct;

(b)    any (i) breach by Buyer of any of its covenants or agreements under this Agreement or (ii) failure of the certifications contained in the certificate delivered at Closing by Buyer pursuant to Section 5.6 (to the extent related to the condition in Section 4.2) to be true and correct;

(c)    the Upstream Assumed Obligations; or

(d)    any action, case, suit, arbitration, hearing, investigation, charge, claim, litigation or other proceeding in which a Seller Indemnified Party is a party and involving or relating to the ownership of the Midstream Interests or the operation of the business of the Partnership after the Closing Date.

8.4    Limitation on Liability.

(a)    Seller shall not have any liability for any indemnification under Section 8.2(a) (other than Liabilities with respect to (x) the breach of any of the Fundamental Representations, (y) the breach of any the representations and warranties set forth in Section 9.15 or (z) a failure of the certificate delivered at Closing by Seller pursuant to Section 4.6 (to the extent related to the Fundamental Representations or the representations and warranties set forth in Section 9.15) to be true and correct), in each case, for any individual Liability unless the amount of such Liability exceeds $100,000 (the “Individual Indemnity Threshold”). In addition, Seller shall not have any liability for any indemnification under Section 8.2(a) (other than Liabilities with respect to (x) the breach of any of the Fundamental Representations, (y) the breach of any the representations and warranties set forth in Section 9.15 or (z) a failure of the certificate delivered at Closing by Seller pursuant to Section 4.6 (to the extent related to the Fundamental Representations or the representations and warranties set forth in Section 9.15) to be true and correct) until and unless the aggregate amount of all Liabilities (that exceed the Individual Indemnity Threshold and for which Claim Notices are timely delivered by Buyer pursuant to Section 8.7) exceeds the Indemnity Deductible and then only to the extent such Liabilities exceed the Indemnity Deductible.

(b)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify the Buyer Indemnified Parties under (i) Section 8.2(a) (other than with respect to the breach of any of the Fundamental Representations or any of the representations and warranties set forth in Section 9.15) or (ii) Section 8.2(d) to the extent relating to the indemnities with respect to subpart (k) of the definition of “Seller Obligations,” for aggregate Liabilities (taken together for all Liabilities described in the foregoing clauses (i) and (ii) of this Section 8.4(b) (other than Liabilities with respect to the breach of any of the Fundamental Representations or any of the representations and warranties set forth in Section 9.15)) in excess of 20% of the unadjusted Purchase Price. Without limiting the foregoing, Seller shall never be required to indemnify the Buyer Indemnified Parties under the terms of this Agreement for aggregate Liabilities in excess of 100% of the Adjusted Purchase Price (inclusive of the aggregate Liabilities for which the Buyer Indemnified Parties may be indemnified pursuant to the immediately preceding sentence, which are limited to 20% of the unadjusted Purchase Price).

(c)    An Indemnified Party’s right to indemnification hereunder shall not be affected or deemed waived by any reason of any investigation made by or on behalf of such Indemnified Party or by reason of any knowledge acquired by such Indemnified Party at any time.

(d)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer under Section 8.2(a) for any Asset Tax (or portion thereof) allocable to Buyer under Section 15.2 as a result of a breach of any representation or warranty set forth in Section 9.15, except to the extent the amount of such Asset Tax (or portion thereof) exceeds the amount that would have been due absent such breach.

(e)    For purposes of Section 8.2(a), in calculating Liabilities arising from, based upon, related to or associated with any breach of any of Seller’s representations and warranties in Article IX, any and all materiality, Material Adverse Effect, material adverse effect, de minimis or similar qualification in the representations or warranties shall be disregarded.

8.5    Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMPTION OF THE UPSTREAM ASSUMED OBLIGATIONS AND RETENTION OF THE SELLER OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

8.6    Exclusive Remedy.

(a)    Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, except for (x) Buyer’s rights under the Special Warranty, (y) the terms and conditions of any Title Indemnity Agreement or Environmental Indemnity Agreement and (z) claims based on actual fraud by a party, Section 3.5, Section 8.2, Section 8.3, Section 11.4(c), Section 11.12(c), Section 11.15, Section 11.16, Section 12.1(c), Section 13.2(j), Section 13.4(a), Section 13.4(b) and Section 14.1(f) contain the Parties’ exclusive remedy against each other with respect to the transactions contemplated hereby and the sale of the Assets, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document delivered pursuant to this Agreement.

(b)    Except for the remedies specified in Section 8.6(a) and subject to Section 8.9, effective as of Closing, Buyer, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges the Seller Indemnified Parties from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, which Buyer or its Affiliates might now or subsequently may have, based on, relating to or arising out of the ownership, use or operation of any of the Assets prior to the Closing or the condition, quality, status or nature of any of the Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and rights under insurance maintained by any Seller Indemnified Party.

8.7    Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)    The term “Indemnifying Party” when used in connection with particular Liabilities means the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Liabilities pursuant to this Article VIII, Section 11.4(c), Section 11.12(c), Section 11.15, Section 11.16, Section 12.1(c), Section 13.4(a) or Section 13.4(b), and the term “Indemnified Party” when used in connection with particular Liabilities means the Party or Parties having the right to be indemnified with respect to such Liabilities by another Party or Parties pursuant to Article VIII, Section 11.4(c), Section 11.12(c), Section 11.15, Section 11.16, Section 12.1(c), Section 13.4(a) or Section 13.4(b).

(b)    To make claim for indemnification under Section 8.2, Section 8.3, Section 11.4(c), Section 11.12(c), Section 11.15, Section 11.16, Section 12.1(c), Section 13.4(a) or Section 13.4(b) an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 8.7, including the material details of and basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 8.7 shall not relieve the Indemnifying Party of its obligations under Section 8.2, Section 8.3, Section 11.4(c), Section 11.12(c), Section 11.15, Section 11.16, Section 12.1(c), Section 13.4(a) or Section 13.4(b) (as applicable) except to the extent (and then only to the extent) such failure materially prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)    In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)    If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by (because of the Indemnity Deductible or otherwise), the performance of any obligation by or the limitation of any right or benefit of, the Indemnified Party, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate, at the sole cost and expense of the Indemnifying Party, in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 8.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)    If the Indemnifying Party does not admit its liability (which it will be deemed to have so done if it fails to timely respond) or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f)    In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, then the Indemnifying Party shall be deemed to be disputing the claim for such Liabilities.

(g)    Notwithstanding anything in this Section 8.7 to the contrary, with respect to the Retained Litigation: (i) Seller shall have full control of any defense and proceedings relating to such Retained Litigation, including any compromise or settlement thereof, unless such compromise or settlement (A) includes or results in the payment of any amount by any Buyer, the Partnership or any other Affiliate of Buyer that will not be paid by Seller on behalf of such Person, (B) includes or results in the performance of any obligation by, or the limitation of any right or benefit of, Buyer, the Partnership or any other Affiliate of Buyer, (C) includes or results in any Protected Outcome to any affected Upstream Asset, (D) materially and adversely affects Buyer, the Partnership or any other Affiliate of Buyer (other than as a result of money damages covered by Seller), (E) adversely affects, in any material respect, the ability of the Partnership to conduct the Midstream Business with respect to any Gathering System or Gas Plant in the ordinary course of business consistent with past practice, (F) includes, or results in any payment based on, any change in the methodology or principles used in calculating and royalty under any Lease from the methodology or principles historically used by Seller, or (G) does not include an unconditional written release of the Buyer Indemnified Parties from each claimant and/or plaintiff under such Retained Litigation with respect to the period from and after the Effective Time, in which event such settlement or compromise shall not be effective without the consent of Buyer, which shall not be unreasonably withheld or delayed; (ii) if requested by Seller, Buyer agrees to cooperate, at the sole cost and expense of Seller, in the defense, settlement and resolution of any Retained Litigation; and (iii) Buyer may participate in, at Buyer’s sole cost and expense, but not control, any defense, settlement and resolution of any Retained Litigation.

8.8    Survival.

(a)    The (i) representations and warranties of Seller in Article IX (other than the Fundamental Representations and the representations and warranties of Seller in Section 9.6, Section 9.15, Section 9.20(a) and Section 9.20(b)), (ii) the covenants and agreements of Seller contained herein to be performed on or prior to the Closing (other than the covenants contained in Section 3.7, Section 3.8 and Section 15.2), shall, in the case of each of (i) and (ii), survive the Closing for a period of 12 months after the Closing Date, and (iii) the covenants and agreements of Seller contained herein to be performed after the

Closing (other than the covenants contained in Section 3.7, Section 3.8 and Section 15.2), shall, in each case, survive the Closing until fully performed. The representations and warranties of Seller in Section 9.6 and Section 9.15 and the covenants contained in Section 3.7, Section 3.8 and Section 15.2 shall survive the Closing until 30 days after the applicable statute of limitations has expired. The representations and warranties of Seller in Section 9.20(a) and Section 9.20(b) shall survive the Closing for a period of 18 months after the Closing Date. The Fundamental Representations shall, in each case, survive the Closing without time limit. The Special Warranty shall survive the Closing for a period of three years. The certifications contained in the certificate delivered at Closing by Seller pursuant to Section 4.6 shall survive the Closing for the duration of the survival period of the representation and warranty or covenant or agreement to which such certification relates.

(b)    Subject to Section 8.8(a) and except as set forth in Section 8.8(c), the remainder of this Agreement shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(c)    The indemnities in Section 8.2(a), Section 8.2(b), Section 8.3(a) and Section 8.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except, in each case, as to matters for which a written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. The indemnities in Section 8.2(c) and Section 8.2(e) shall survive the Closing until 30 days after the applicable statute of limitations has expired. The indemnities in Section 8.3(c), Section 8.3(d), Section 11.4(c), Section 11.12(c), Section 11.15, Section 11.16, Section 12.1(c) and Section 13.4 shall survive the Closing without time limit. With respect to the indemnities in Section 8.2(d), such indemnities shall survive Closing as follows with respect to the specific subparts of the definition of “Seller Obligations”: with respect to (i) subparts (a), (d), (e), (g), and (h) of such definition, such indemnities shall survive Closing for a period of two years; (ii) subparts (b), (c), (f), (i), and (j) of such definition, such indemnities shall survive Closing without time limit; and (iii) subpart (k) of such definition, such indemnities shall survive Closing for a period of 18 months.

8.9    Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind, reform, cancel, terminate, revoke or void this Agreement or any of the transactions contemplated hereby; provided, however, each Party shall have the non-exclusive right to seek specific performance and other equitable remedies available at law or equity (including injunctive relief) for the breach or failure of the other Party to perform is obligations hereunder required to be performed after the Closing.

8.10    Insurance; Mitigation.

(a)    The amount of Liabilities for which any Buyer Indemnified Party is entitled to indemnity under this Article VIII shall be reduced by the amount of insurance or other Third Party proceeds, reimbursements or claims actually realized by the Buyer Indemnified Parties under the relevant insurance arrangements with respect to such Liabilities in excess of (i) the deductible of the relevant insurance arrangement, (ii) all costs and expenses incurred by Buyer in connection with Buyer’s efforts to realize such proceeds and (iii) the amount of the Indemnity Deductible, if any, applied against such Liability to reduce the amount of such Liability for which any Buyer Indemnified Party is entitled to indemnity under this Article

VIII. In the event that any Buyer Indemnified Party receives any such funds or proceeds from any insurance carrier or any other Third Party with respect to any such Liabilities, Buyer shall, regardless of when received by such Buyer Indemnified Party, promptly pay to Seller such funds or proceeds to the extent of any funds previously paid by Seller or any of its Affiliates with respect to such Liabilities. This Section 8.10(a) shall not require any Buyer Indemnified Party to seek recovery under any policy of insurance as a condition to indemnification hereunder.

(b)    Subject to the terms hereof, each Indemnified Party shall make reasonable efforts to mitigate or minimize all Liabilities upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Liabilities that are indemnifiable hereunder. If an Indemnified Party fails to so mitigate any indemnifiable Liabilities under the preceding sentence, such Indemnified Party shall have no right to indemnity hereunder with respect to such Liabilities and the Indemnifying Party shall have no liability for any portion of such Liabilities that reasonably could have been avoided, reduced or mitigated had the Indemnified Party made such reasonable efforts.

8.11    Non-Compensatory Damages. NONE OF THE BUYER INDEMNIFIED PARTIES NOR SELLER INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM SELLER OR BUYER, OR THEIR RESPECTIVE AFFILIATES, ANY (a) PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, (b) SPECIAL OR CONSEQUENTIAL DAMAGES OR (c) DAMAGES FOR LOST PROFITS OF ANY KIND, IN EACH CASE, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT (x) IN THE CASE OF CLAUSES (a), (b) OR (c), TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, (y) IN THE CASE OF CLAUSE (b) ONLY, TO THE EXTENT ANY SUCH PARTY SUFFERS SPECIAL OR CONSEQUENTIAL DAMAGES THAT (1) ARE FOUND BY A COURT OF COMPETENT JURISDICTION TO BE ACTUAL, DIRECT DAMAGES, AND (2) WERE NOT DETERMINED BY SUCH COURT TO BE ACTUAL, DIRECT DAMAGES BASED ON ANY SPECIAL CIRCUMSTANCES OR CHARACTERISTICS OF SUCH PARTY, OR (z) IN THE CASE OF CLAUSE (c) ONLY, TO THE EXTENT ANY SUCH PARTY SUFFERS DAMAGES FOR LOST PROFITS THAT ARE FOUND BY A COURT OF COMPETENT JURISDICTION TO BE ACTUAL, DIRECT DAMAGES. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES, AND SELLER, ON BEHALF OF EACH OF THE SELLER INDEMNIFIED PARTIES, WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE IX
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, on a joint and several basis, the following as of the Execution Date and the Closing Date:
9.1    Organization, Existence and Qualification.

(a)    QEP Energy is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, and following the Conversion will be a limited liability company duly formed and validly existing under the Laws of the State of Delaware. QEP Energy (i) has all requisite power and authority to own and operate the Upstream Assets and to carry on its business with respect to the Upstream Assets as now conducted and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Upstream Assets are located and such qualification is required by Law, in each case, except for such failures as would not have a Material Adverse Effect.

(b)    QEP Marketing is a corporation duly formed, validly existing and in good standing under the Laws of the State of Utah, and following the Conversion will be a limited liability company duly formed and validly existing under the Laws of the State of Utah. QEP Marketing (i) has all requisite power and authority to own the Midstream Interests held by it and to carry on its business with respect to such Midstream Interests as now conducted and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Midstream Assets are located and such qualification is required by Law, in each case, except for such failures as would not have a Material Adverse Effect.

(c)    QEP Oil & Gas is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, and following the Conversion will be a limited liability company duly formed and validly existing under the Laws of the State of Delaware. QEP Oil & Gas (i) has all requisite power and authority to own the Midstream Interests held by it and to carry on its business with respect to such Midstream Interests as now conducted and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Midstream Assets are located and such qualification is required by Law, in each case, except for such failures as would not have a Material Adverse Effect.

(d)    The Partnership is a limited partnership duly formed and validly existing under the Laws of the State of Delaware. The Partnership (i) has all requisite power and authority to own and operate the Midstream Assets and to carry on its business as now conducted and (ii) is duly licensed or qualified to do business as a foreign limited partnership in all jurisdictions in which the Midstream Assets are located and such qualification is required by Law.

9.2    Authority, Approval and Enforceability. Each Person comprising Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by each Person comprising Seller of this Agreement and the Transaction Documents to which each Person comprising Seller is a party have been duly and validly authorized and approved by all necessary corporate action on the part of each Person comprising Seller. This Agreement is, and the Transaction Documents to which each Person comprising Seller is a party when executed and delivered by such Person comprising Seller will be, the valid and binding obligation of such Person comprising Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

9.3    No Conflicts. Assuming the receipt of all Consents and the waiver of or compliance with all applicable Preferential Purchase Rights, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Seller or the Partnership, (b) give rise to any right of termination, cancellation, default (other than as to any Consent requirement), Encumbrance or acceleration under any of the terms, conditions or provisions of any Lease, Material Contract or other material agreement to which Seller or the Partnership is a party or by which Seller, the Partnership, or the Assets may be bound, in each case, that would materially and adversely impact Seller, the Assets or the

Partnership, or (c) violate any Law applicable to Seller, the Partnership, or any of the Assets in each case, that would materially and adversely impact Seller, the Assets or the Partnership.

9.4    Consents. Schedule 9.4 contains a true and correct list of (a) all Hard Consents and (b) all Material Contracts that contain any Consent. There are no requirements for consents or approvals from any Third Party that Seller is required to obtain in connection with the transfer of the (A) Upstream Assets by Upstream Seller to Buyer, (B) Midstream Interests by Midstream Seller to Buyer and Buyer Designee, or (C) the consummation of the transactions contemplated by this Agreement by Seller (each, less and except any Customary Post-Closing Consents and Preferential Purchase Rights, “Consent”) except (i) for compliance with the HSR Act, (ii) as set forth in Schedule 9.4, (iii) Consents that are not Hard Consents and do not affect a Material Contract, (iv) for Customary Post-Closing Consents, (v) Preferential Purchase Rights, and (vi) under Contracts that are terminable by their terms upon 90 days or less notice without payment of any fee,

9.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller or any Affiliate of Seller (including the Partnership).

9.6    Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

9.7    Litigation. Except as set forth in Schedule 9.7, there is no suit, action or litigation by any Person before any Governmental Authority that is pending, or, to the Knowledge of Seller, threatened in writing, (a) against the Partnership, (b) against Midstream Seller or an Affiliate of Seller with respect to the Midstream Interests, (c) against Upstream Seller or an Affiliate of Seller with respect to the Upstream Assets, to the extent such suit, action or litigation described in this subpart (c) (x) would materially impact the ownership or operation of the Upstream Assets as currently owned and operated, (y) asserts or alleges any violation of any ROW Interest or the failure to have a valid ROW Interest with respect to any portion of the Gathering Systems or (z) asserts or alleges any non-payment or underpayment of any Burdens, or (d) against Seller or an Affiliate of Seller that would be reasonably likely to materially and adversely affect the consummation of the transactions contemplated by this Agreement.

9.8    Material Contracts.

(a)    Schedule 9.8(a) sets forth all Applicable Contracts of the type described below as of the Execution Date (the Contracts contained on such Schedule, collectively, the “Material Contracts”):

(i)    any Applicable Contract (other than a unit agreement or operating or joint operating agreement regarding the Upstream Assets) that can reasonably be expected to result in aggregate payments of more than $250,000 during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)    any Applicable Contract (other than a unit agreement or operating or joint operating agreement regarding the Upstream Assets) that can reasonably be expected to result in aggregate revenues of more than $250,000 during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)    any Applicable Contract that is a Hydrocarbon purchase and sale, gathering, treatment, storage, transportation, processing or similar Applicable Contract and that is not terminable without penalty upon 90 days or less notice;

(iv)    any Applicable Contract evidencing (A) Indebtedness for borrowed money in respect of the Upstream Assets, or (B) Third Party Debt;

(v)    any Applicable Contract that constitutes a lease under which Seller or the Partnership is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller or the Partnership without penalty upon 90 days or less notice and (B) involves an annual base rental of more than $250,000;

(vi)    any Applicable Contract that is a farmin or farmout agreement, participation agreement, exploration agreement, development agreement, drilling commitment (other than Leases), joint venture or similar Applicable Contract (but specifically excluding any unit agreement or operating or joint operating agreement regarding the Upstream Assets);

(vii)    any Applicable Contract that (A) requires the Partnership to purchase its total requirements of any product or service from a Third Party, (B) contains “take or pay” provisions, (C) contains any dedication provisions either in respect of the Upstream Assets or in favor of the Partnership, (D) contains any “minimum volume commitment” or “minimum revenue commitment” or similar obligations in respect of the Upstream Assets or in favor of the Partnership or (E) contains calls upon or options to purchase production from the Upstream Assets;

(viii)    any Applicable Contract relating to the pending acquisition (by merger, purchase of equity or assets or otherwise) by the Partnership of any operating business or Equity Interests of any other Person;

(ix)    any Applicable Contract pursuant to which the Partnership has (A) acquired or disposed of any material assets and (B) continuing indemnification obligations;

(x)    any Applicable Contract in respect of stockholders’ rights, investors’ rights, or registration rights;

(xi)    any Applicable Contract granting any Person an option, preferential purchase right, or a right of first refusal or first offer or similar right to purchase or acquire any Asset or any Equity Interests of the Partnership;

(xii)    any Applicable Contract between Seller or any of its Affiliates (other than the Partnership), on the one hand, and the Partnership, on the other hand;

(xiii)    any Applicable Contract that (A) contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future or (B) includes non-competition restrictions or other similar restrictions on doing business in any line of business or with any Person or in any geographic area or during any period of time; and

(xiv)    any Applicable Contract relating to any material settlement or compromise of any action, case, suit, arbitration, hearing, investigation, charge, claim, litigation or other proceeding involving or relating to the Assets or the Partnership.

(b)    Except as set forth in Schedule 9.8(b), (i) each of the Material Contracts, with respect to (A) Upstream Seller or the Partnership, as applicable, is valid, binding and (subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law)) enforceable against Upstream Seller or the Partnership, as applicable, and (B) each other party thereto, to Seller’s Knowledge, is valid, binding and (subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law)) enforceable against such Person, and (ii) there exists no breach of or default (including, to Seller’s Knowledge, any breach of or default by Upstream Seller or the Partnership that with the lapse of time or the giving of notice, or both, would cause a breach of default) under any Material Contract in any material respect by Upstream Seller or the Partnership or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract. As of the Execution Date, Seller has made available to Buyer true and complete copies of all Material Contracts, including all amendments thereto.

9.9    No Violation of Laws. To Seller’s Knowledge, except as set forth in Schedule 9.9, (a) Upstream Seller is in compliance in all material respects with all applicable Laws with respect to its ownership and operation of the Upstream Assets, (b) Midstream Seller is in compliance in all material respects with all applicable Laws with respect to its ownership of the Midstream Interests, and (c) the Partnership is in compliance in all material respects with all applicable Laws with respect to its ownership and operation of the Midstream Assets. This Section 9.9 does not include any matters with respect to (i) Environmental Laws or any other environmental matter, such matters being addressed exclusively in Section 9.14, or (ii) Tax matters, such matters being addressed exclusively in Section 9.15.

9.10    Preferential Purchase Rights. There are no Preferential Purchase Rights affecting any portion of the Assets that are applicable to the transfer the (a) Upstream Assets by Upstream Seller to Buyer, or (b) Midstream Interests by Midstream Seller to Buyer and Buyer Designee.

9.11    Burdens. Except (a) for the Suspense Funds and (b) as set forth in Schedule 9.11, Upstream Seller has properly and timely paid, or caused to be paid, in all material respects, all Burdens due by Seller with respect to the Upstream Assets in accordance with the applicable Leases and applicable Laws.

9.12    Imbalances.

(a)    With respect to Wells operated by Upstream Seller, and to Seller’s Knowledge as to Wells not operated by Upstream Seller, except as set forth in Schedule 9.12(a), there are no Imbalances associated with the Upstream Assets as of the Effective Time.

(b)    Except as set forth in Schedule 9.12(b), there are no Imbalances owed to or from Third Parties associated with the Midstream Business as of the Effective Time.

9.13    Current Commitments; Drilling Obligations.

(a)    Schedule 9.13(a) sets forth, as of the Execution Date, all authorities for expenditures (“AFEs”) received by Upstream Seller in writing or which Upstream Seller has generated that (i) relate to the Upstream Assets and to drilling, reworking or conducting another material operation with respect to a Well, (ii) are in excess of $500,000, net to Upstream Seller’s interest in the Upstream Assets, and (iii) for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

(b)    Except as set forth on Schedule 9.13(b) or to the extent those obligations are previously fulfilled, none of the Leases or other Material Contracts contain express provisions obligating Upstream Seller to drill any wells on the Upstream Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all of a portion of a presently non-producing Upstream Asset).

9.14    Environmental Matters. Except as set forth in Schedule 9.14, as of the Execution Date:

(a)    with respect to the Upstream Assets, Upstream Seller has not entered into any agreements with, and is not party under any consents, orders, decrees or judgments of, any Governmental Authority based on any prior violations of Environmental Laws that relate to the future use of any of the Upstream Assets;

(b)    the Partnership has not entered into any agreements with, and is not party under any consents, orders, decrees or judgments of, any Governmental Authority based on any prior violations of Environmental Laws that relate to the future use of any of the Midstream Assets;

(c)    neither Seller nor the Partnership has received written notice from any Person of any and, to Seller’s Knowledge, there has been no release or disposal of any Hazardous Substance concerning any land, facility, asset or property included in the Assets which would reasonably be expected to: (i) interfere with or prevent compliance by Seller or the Partnership, as applicable, with any Environmental Law or the terms of any license or permit issued pursuant thereto; or (ii) give rise to or result in any material Remediation obligations or material Liabilities of Seller or the Partnership;

(d)    the operations of the Partnership and to Seller’s Knowledge, the operations of the Upstream Assets are and have been during Seller’s period of ownership thereof, in material compliance with Environmental Laws; and

(e)    the Partnership has not entered into any Contract to assume or undertake any Liability or responsibility of any Third Party for (i) Remediation of any actual or alleged presence or release of Hazardous Substances or any (ii) other material Liability under Environmental Laws.

9.15    Taxes. Except as disclosed in Schedule 9.15:

(a)    all material amounts of Asset Taxes that have become due and payable have been properly and timely paid in full;

(b)    all material Tax Returns required to have been filed with respect to Asset Taxes have been duly and timely filed (taking into account applicable filing extensions), and all such Tax Returns are true and correct in all material respects;

(c)    neither Seller nor the Partnership has received notice of, nor is there threatened, any claim of audit by any applicable Taxing Authority for the assessment of any Taxes that could result in an Encumbrance on the Assets and all Taxes imposed on Seller or the Partnership that could result in an Encumbrance or other claim against any of the Assets that have become due and payable have been properly paid;

(d)    none of the Assets is subject to any tax partnership agreement (other than the Partnership) or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute (a “Tax Partnership”);

(e)    from the date of its formation until the Conversion, the Partnership was properly classified and treated as a partnership for federal income tax purposes and subsequent to the Conversion, the Partnership was properly classified and treated as a disregarded entity under Treasury Regulations Section 301.7701-3(b)(1)(ii);

(f)    the Partnership has timely filed all income and other material Tax Returns necessary to be filed by it (taking into account applicable filing extensions) and all such Tax Returns are true and correct in all material respects;

(g)    the Partnership has timely paid all material amounts of Taxes that have been incurred or are due from it other than Taxes that are not yet due and payable or for which adequate reserves have been established in accordance with GAAP on the financial statements of the Partnership;

(h)    the Partnership has timely withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, former employee, partner, independent contractor, creditor, stockholder, member, Affiliate, customer, supplier or other third party;

(i)    the Partnership (i) has never been a member of an affiliated, consolidated, combined, unitary or similar Tax group and (ii) does not have a current liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Law), or as a successor or transferee or otherwise by operation of law;

(j)    the Partnership is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing, except for customary provisions of commercial agreements entered into in the ordinary course the primary focus of which is not Taxes;

(k)    in the last three years, no written claim has been made by a Taxing Authority in a jurisdiction in which the Partnership does not file Tax Returns such that it is or may be subject to taxation by such jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return;

(l)    Buyer has received correct and complete copies of any audit or examination report issued within the last five years relating to any Taxes (other than U.S. federal income Taxes) due from or with respect to the Partnership;

(m)    the Partnership (i) is not subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other Taxing Authorities, (ii) has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any corresponding or similar provision of state, local or foreign Tax law) and (iii) has not executed or entered into any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law; and

(n)    for purposes of this Section 9.15, any reference to the Partnership shall be deemed to include any Person that merged with or was liquidated or converted into the Partnership.

9.16    Brokers’ Fees. Neither Seller or any Affiliate of Seller (including the Partnership) has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer (including, following the Closing, the Partnership) shall have any responsibility.

9.17    Advance Payments. To Seller’s Knowledge, except for any throughput deficiencies attributable to or arising out of any Applicable Contract or other marketing Contract and except for any Imbalances, Upstream Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than Burdens), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Upstream Assets at some future time without receiving full payment therefor at or after the time of delivery.

9.18    Employee Matters.

(a)    The Partnership does not have, and has never had, any employees or been treated as an employer of employees since the date of its formation and does not have any officers or managers.

(b)    The Partnership does not and since the date of its formation has never sponsored, maintained or contributed to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA).

(c)    Except as set forth on Schedule 9.18, Seller has no Liabilities with respect to non-compliance with employment Laws with respect to any employee of Seller that has performed work at or in connection with the Assets and that could reasonably be expected to become a Liability of Buyer or its Affiliates (including, following the Closing, the Partnership) in connection with the transactions contemplated by this Agreement. Seller does not have any Liability with respect to any Employee Benefit Plan that could reasonably be expected to become a Liability of Buyer or its Affiliates (including, following the Closing, the Partnership) in connection with the transactions contemplated by this Agreement. The Partnership does not have any ERISA Liability that will be or remain a Liability of the Partnership after the Closing, and the transactions contemplated in this Agreement will not result in ERISA Liability to the Partnership. No union or similar organization represents any Permitted Employee, and, to Seller’s Knowledge, no other organization is attempting to organize any Permitted Employees.

9.19    The Partnership.

(a)    Midstream Seller owns all of the Midstream Interests free and clear of any Encumbrances (other than any Encumbrances arising under the organizational documents of the Partnership or any state or federal securities Laws). All of the Midstream Interests are duly authorized and validly issued. The Midstream Interests are all of the Equity Interests of the Partnership held or owned, either of record or beneficially, by any Person.

(b)    All of the Midstream Interests were issued in compliance with applicable Laws. None of the Midstream Interests were issued in violation of any Contract or commitment to which the Partnership or Midstream Seller is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)    There are no outstanding or authorized options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the Interests or obligating the issuance or sale of any Equity Interests in the Partnership. The Partnership has no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights. Other than the governing documents of the Partnership, there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Midstream Interests.

(d)    The Partnership does not hold any direct or indirect Equity Interest in any Person.

(e)    A true and complete copy of the Partnership LPA has been delivered to Buyer on or prior to the Execution Date.

9.20    Certain Midstream Assets.

(a)    The Partnership holds Good and Defensible Title to the Gathering Systems, the ROW Interests, the Gas Plants, and Midstream Real Property, other than any ROW Interests held by Seller and included in the Upstream Assets, as to which ROW Interests Seller holds Good and Defensible Title.

(b)    There is not (i) any breach or event of default on the part of the Partnership under any instrument creating an interest in any Midstream Real Property, (ii) to Seller’s Knowledge, any breach or event of default on the part of any other party to any such instrument creating an interest in any Midstream Real Property, or (iii) to Seller’s Knowledge, any event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of the Partnership with respect to any such instrument creating an interest in any Midstream Real Property, or on the part of any other party thereto, in the case of each of clauses (i), (ii) or (iii), to the extent any such breach or event of default, individually or in the aggregate, would not adversely affect in any material respect the ability of the Partnership to own, operate or maintain the Midstream Assets in the ordinary course of business consistent with past practice. The Gas Plants are either located within the boundaries of the Midstream Real Property or located on real property to which the Partnership has the legal right to place, maintain and operate the Gas Plants. The Gathering Systems and all pipelines and related pipeline equipment comprising a part of the Gathering Systems are, in all material respects, (A) either located within the boundaries of the ROW Interests or located on real property to which Seller or the Partnership has the legal right to place, maintain and operate the Gathering Systems (which real property, in the case of that held by Seller, is included in the Upstream Assets), and (B) in conformity with the specifications (including pipeline size limits) of the applicable ROW Interests. With respect to the Gathering Systems, there are no gaps (including any gap arising as a result of any breach by the Partnership or Upstream Seller of the terms of any such ROW Interests) in any material respect in the ROW Interests for any pipeline and related facilities comprising a part of the Gathering System.

(c)    All of the personal property, equipment and other tangible assets owned or leased by the Partnership in connection with the ownership and operation of the Midstream Business, specifically including the Gathering Systems and Gas Plants, are, in all material respects, in a condition sufficient for use as currently used by the Partnership, except for ordinary wear and tear and routine maintenance.

(d)    Other than the Policies, the Midstream Assets and the Upstream Assets, collectively, constitute all of the assets, rights and properties, tangible or intangible, real or personal, that are used by Seller and the Partnership in the operation of the Midstream Business in the ordinary course consistent with past practice as of the Execution Date.

9.21    Intellectual Property.

(a)    The Partnership does not have any material Intellectual Property except as set forth on Schedule 9.21. The Partnership is not required to pay royalties to any Third Parties in respect of its ownership or use of any Intellectual Property other than payments in the ordinary course of business for so-called “off-the-shelf” products or “shrink wrap” software or as set forth on Schedule 9.21.

(b)    Except as set forth on Schedule 9.21, the Partnership owns or possesses sufficient legal rights to use all Intellectual Property, if any, necessary for or used in the Midstream Business as conducted as of the date hereof, and such Intellectual Property shall remain with the Partnership at Closing. To Seller’s

Knowledge, in conducting the Midstream Business neither Seller nor the Partnership have violated or infringed, or are violating or infringing, any Intellectual Property of any Person, and, to Seller’s Knowledge, as of the date hereof there has not been a violation or infringement by any Person of any Intellectual Property. Neither Seller nor the Partnership has received written notice from any Person claiming a violation or infringement of a Person’s Intellectual Property rights by the operation of the Midstream Business.

(c)    Upstream Seller does not have any material Intellectual Property related to or used in connection with the ownership or operation of the Upstream Assets except as set forth on Schedule 9.21.

9.22    Regulatory Status. The Partnership (a) does not have, and is not required to have, a tariff on file with the Federal Energy Regulatory Commission, and (b) is not nor has been within the last 10 years, subject to regulation by, the Federal Energy Regulatory Commission as (i) a natural gas company under the Natural Gas Act of 1938, as amended, and the regulations promulgated thereunder, transporting natural gas in interstate commerce; (ii) an intrastate pipeline under the Natural Gas Policy Act of 1978, as amended, and the regulations promulgated thereunder, transporting natural gas in interstate commerce; or (iii) a common carrier under the Interstate Commerce Act of 1887, as amended, and the regulations promulgated thereunder, transporting oil or Hydrocarbon liquids in interstate commerce. Except as set forth on Schedule 9.22, the Partnership has not operated as a common carrier or acquired rights or interests via eminent domain or under the threat of eminent domain.

9.23    Balance Sheet; No Undisclosed Liabilities; Absence of Changes.

(a)    The Partnership has delivered to Buyer a true and complete copy of the unaudited balance sheet (the “Balance Sheet”) of the Partnership as of June 30, 2018 (the “Balance Sheet Date”).

(b)    The Balance Sheet is consistent with the books and records of the Partnership, was prepared in accordance with GAAP and presents fairly the financial position of the Partnership as of the Balance Sheet Date in accordance with GAAP.

(c)    As of the Effective Time, the Partnership did not have (i) any Third Party Debt or other Indebtedness or (ii) any other Liabilities other than (A) Liabilities reflected or reserved against in the Balance Sheet, (B) Liabilities under the express terms of Midstream Applicable Contracts that were not as of the Effective Time past due or delinquent (other than Liabilities which Seller or the Partnership is disputing in good faith by appropriate proceedings with adequate reserves therefor established on the books and records of the Partnership), or (C) Liabilities (other than Third Party Debt or other Indebtedness) that have been incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice.

(d)    Since the Effective Time up to the Execution Date, the Partnership has not (i) incurred or paid any Seller Obligations or Indebtedness, (ii) incurred any other Liabilities other than (A) Liabilities reserved against in the Balance Sheet, (B) Liabilities under the express terms of Midstream Applicable Contracts, or (C) Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) made any cash or non-cash dividends or distributions other than those, if made after the Execution Date, would have been in accordance with Section 11.1(g) or Section 11.11 or (iv) taken any other action that, if taken after the Execution Date, would have been prohibited by Section 11.1(b).

(e)    The Partnership does not have any Liability for any Change of Control Amounts or Severance Obligations.

9.24    Well Status. As of the Execution Date, there are no Wells operated by Upstream Seller, and, to Seller’s Knowledge, operated by a Third Party, that: (a) Upstream Seller or such Third Party is obligated by applicable Law or Contract to plug and abandon that have not been plugged and abandoned in accordance in all material respects with all applicable Laws; (b) have been plugged and abandoned but have not been plugged and abandoned in accordance in all material respects with all applicable Laws; or (c) have been drilled that are not in material compliance with the Leases or applicable Laws.

9.25    Non-Consent Operations. Except as set forth on Schedule 9.25, as of the Execution Date, no operations are being conducted or have been conducted with respect to the Upstream Assets as to which Upstream Seller has elected to be a non-consenting party under the terms of the applicable operating agreement and with respect to which Upstream Seller has not yet recovered its full participation.

9.26    Insurance. Schedule 9.26 sets forth a schedule of all policies of insurance to which (a) any of the Upstream Assets is covered in effect as of the Execution Date and (b) the Partnership is a party or under which any of the Midstream Assets is covered in effect as of the Execution Date ((a) and (b), collectively, the “Policies”) and sets forth the term, maximum limits and policyholder for each Policy. All Policies are, to Seller’s Knowledge, valid, outstanding and in full force and effect. Seller or its applicable Affiliates have paid all related premiums due, and have otherwise performed all material obligations under, each Policy. There is no material claim by any of Seller or the Partnership pending under any Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Neither Seller nor the Partnership has received any notice, which remains outstanding, of cancellation or termination with respect to any material Policy.

9.27    FCC Matters. Schedule 9.27 sets forth a true and complete list of all FCC Licenses held by the Partnership or held by Seller or any Affiliate of Seller primarily for use in connection with the ownership or operation of the Upstream Assets or the Midstream Assets (the “Applicable FCC Licenses”). For each Applicable FCC License, Schedule 9.27 sets forth (a) name of the licensee, (b) the FCC call sign, (c) the authorized channel(s), (d) the geographic area of authorization and (e) the date of original issuance or, if applicable, last renewal. Except for Permitted Encumbrances, all FCC Licenses are owned by the applicable licensee free and clear of all Encumbrances. There is no proceeding pending before the FCC or, to Seller’s Knowledge, threatened, with respect to any Applicable FCC License.

9.28    Credit Support Instruments. Schedule 9.28 lists all Credit Support instruments posted by Seller and the Partnership with any Governmental Authority that relate to the ownership or operation of the Assets.

9.29    Suspense Funds. To Seller’s Knowledge, Schedule 9.29 lists all Suspense Funds as of the Effective Time and the reason they are being held in suspense and the name or names of the Persons claiming the Suspense Funds or to whom the Suspense Funds are owed. To Seller’s Knowledge, all proceeds from the sale of Hydrocarbons produced from the Upstream Assets (except to the extent related to the Assets subject to the Scheduled Concursus Matters) are being received by Upstream Seller in a timely manner and are not being held in suspense.

9.30    Bank Accounts; Powers of Attorney. The Partnership has no bank accounts. There are no valid powers of attorney issued by the Partnership that remain in effect.

9.31    Affiliate Relationships. Except for the QEP Gas Services Agreement, there are no contracts or agreements between the Partnership, on the one hand, and any Related Party (other than the Partnership), on the other hand, and no Related Party (other than the Partnership) is a party to any transactions with the

Partnership. There are no outstanding loans, advances or guarantees of Indebtedness by the Partnership to or for the benefit of any Related Party (except normal advances for business expenses in the ordinary course of business through journal entry accounting in which no cash or assets of the Partnership are actually paid or advanced).

9.32    Permits. Except as set forth on Schedule 9.32, Upstream Seller has obtained and maintained, in all material respects, all necessary Permits with regard to the ownership or operation of the Upstream Assets and, to Seller’s Knowledge, no violations exist in respect of such Permits. The Partnership has obtained and maintained, in all material respects, all necessary Permits with regard to the ownership or operation of the Midstream Assets and, to Seller’s Knowledge, no violations exist in respect of such Permits.

ARTICLE X
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following as of the Execution Date and the Closing Date:

10.1    Organization, Existence and Qualification.

(a)    Buyer is a Delaware limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law.

(b)    As of the Closing Buyer Designee will be a Delaware limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and will have all requisite power and authority to own and operate its property and to carry on its business as now conducted. As of the Closing Buyer Designee will be duly licensed or qualified to do business as a foreign limited liability company and is in good standing in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law.

10.2    Authority, Approval and Enforceability. Buyer and Buyer Designee each have full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer (and Buyer Designee, as applicable) is a party have been duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer (and Buyer Designee, as applicable) is a party when executed and delivered by Buyer (and Buyer Designee, as applicable) will be, the valid and binding obligation of Buyer (and Buyer Designee, as applicable) and enforceable against Buyer (and Buyer Designee, as applicable) in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

10.3    No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) give rise to any right of termination, cancellation, default, Encumbrance or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except (in the case of clauses (b) and (c)) where the failure of the foregoing to be true and correct, individually or in the aggregate, would not reasonably be expected to adversely affect the ability of Buyer to enter into and consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

10.4    Consents. Except for compliance with the HSR Act, there are no requirements for consents or approvals from any Person that Buyer is required to obtain in connection with the transfer of the Upstream Assets and Midstream Interests from Seller to Buyer (and Buyer Designee, as applicable) or the consummation of the transactions contemplated by this Agreement by Buyer.

10.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened in writing against Buyer or any Affiliate of Buyer.

10.6    Litigation. There is no suit, action or litigation by any Person before any Governmental Authority that is pending, or to Buyer’s Knowledge, threatened in writing, against Buyer or an Affiliate of Buyer that would adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

10.7    Financing. As of the Scheduled Closing Date and the Closing Date, Buyer will have, immediately available funds (through cash on hand and funds available under credit facilities) with which to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its other obligations under this Agreement and the Transaction Documents.

10.8    Regulatory. Immediately prior to the Scheduled Closing Date and immediately following the Closing Date, Buyer will be qualified to own and assume operatorship of (a) oil, gas and mineral leases in all jurisdictions where the Upstream Assets are located, and (b) midstream assets and systems in all jurisdictions where the Midstream Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator.

10.9    Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas upstream and midstream properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has (a) relied on the representations and warranties of Seller set forth in Article IX and in the other Transaction Documents and (b) relied on its own independent investigation and evaluation of the Assets and Midstream Interests and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and not, in any case, on any comments, statements, projections or other material made or given by Seller, Seller’s Affiliates (including the Partnership) or any Representative, consultant or advisor of Seller or any of its Affiliates (including the Partnership). Buyer, either alone or through its Representatives, has evaluated the merits and risks of the investment in the Midstream Interests and is able to bear the economic risk and lack of liquidity inherent in holding the Midstream Interests. Buyer acknowledges and affirms that on or prior to Closing, Buyer will have completed its independent investigation, verification, analysis, and evaluation of the Assets and Midstream Interests and made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to consummate the transaction contemplated hereunder pursuant to the terms of this Agreement. Buyer understands and acknowledges that neither the Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Midstream Interests, the Partnership, and the Assets or made any finding or determination as to the fairness of an investment in the Midstream Interests, the Partnership, and the Assets or the accuracy or adequacy of the disclosures made to Buyer.

10.10    Brokers’ Fees. Neither Buyer or any Affiliate of Buyer has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates (including the Partnership) shall have any responsibility.

10.11    Securities Laws. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Upstream Assets and Midstream Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws. Buyer acknowledges that the Midstream Interests are not registered pursuant to the Securities Act of 1933, as amended, and that none of the Midstream Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act of 1933, as amended.

ARTICLE XI
CERTAIN AGREEMENTS

11.1    Conduct of Business.

(a)    Except (w) as set forth in Schedule 11.1, (x) for the operations covered by the AFEs applicable to Seller or its Affiliates (including the Partnership), the Midstream Assets, and/or the Upstream Assets, as applicable, that are executed and outstanding as of the Execution Date, including those set forth on Schedule 9.13(a), (y) as required in the event of an emergency or as required to perpetuate any Lease, or (z) as contemplated by this Agreement or as consented to in writing by Buyer (which consent may be granted or withheld in Buyer’s sole discretion), Seller shall, and shall cause the Partnership to, from and after the Execution Date until the Closing:

(i)    subject to (A) Seller’s right to comply with the terms of the Leases, any Contracts applicable to Seller or its Affiliates and the Upstream Assets, applicable Laws and requirements of Governmental Authorities (including Seller’s right to make adjustments with respect to pre-Effective Time periods regarding Burdens paid to Governmental Authorities in order to comply with applicable Laws and the terms of the Leases and relevant Contracts) and (B) interruptions resulting from force majeure, mechanical breakdown and planned maintenance, in each case, operate or, in the case of those Upstream Assets not operated by Seller, use its commercially reasonable efforts to cause to be operated, the Upstream Assets (1) in the usual, regular and ordinary manner consistent with past practice, and (2) as a reasonably prudent operator;
(ii)    other than with respect to any funds being held in suspense by Upstream Seller, pay all Burdens under the Leases related to the Upstream Assets to the extent (A) such Burdens relate to production of Hydrocarbons from the Upstream Assets prior to the Closing, and (B) the gross proceeds attributable to such Hydrocarbons out of which such Burdens are payable have been received by Upstream Seller (rather than such Burdens being paid (or proceeds withheld for payment) by the purchaser of such Hydrocarbons or any other Person).

(iii)    pay all Taxes that become due on or prior to the Closing Date that could result in the imposition of an Encumbrance or other claim against any of the Assets or the Partnership;

(iv)    subject to (A) the Partnership’s right to comply with the terms of any Contracts applicable to the Partnership, applicable Laws and requirements of Governmental Authorities and (B) interruptions resulting from force majeure, mechanical breakdown and planned maintenance, in each case, operate the Midstream Assets (1) in the usual, regular and ordinary manner consistent with past practice,

(2) in compliance in all material respects with all applicable Laws and requirements of Governmental Authorities and (3) as a reasonably prudent operator;

(v)    maintain, or cause to be maintained, the books of account and Upstream Records relating to the Upstream Assets in the usual, regular and ordinary manner and in accordance with the usual accounting practices of Seller;

(vi)    cause the Partnership to maintain, or cause to be maintained, the books of account and Midstream Records relating to the Partnership in the usual, regular and ordinary manner and in accordance with the usual accounting practices of the Partnership;

(vii)    keep in full force and effect present insurance policies or other comparable insurance coverage with limits not less than as provided in the present insurance policies with respect to the Assets and the Partnership’s operations; and

(viii)    provide written notice to Buyer as soon as practicable, but in any event within five Business Days after Seller acquires Knowledge thereof, of the receipt by Seller or the Partnership of any written notice of violation or alleged default or material breach of any Law, Material Contract or Permit.

(b)    Except (w) as set forth in Schedule 11.1, (x) for the operations covered by the AFEs applicable to Seller or its Affiliates (including the Partnership), the Midstream Assets, and/or the Upstream Assets, as applicable, that are executed and outstanding as of the Execution Date, including those set forth on Schedule 9.13(a), (y) as required in the event of an emergency or as required to perpetuate any Lease, or (z) as contemplated by this Agreement or as consented to in writing by Buyer (which consent may be granted or withheld in Buyer’s sole discretion), Seller shall not, and shall cause the Partnership not to, from and after the Execution Date until the Closing:

(i)    terminate (unless the term thereof expires pursuant to the provisions existing therein) or surrender any rights under any Lease or Upstream Easement (except for any Upstream Asset that terminates in accordance with its terms);

(ii)    transfer, sell, mortgage, pledge, grant an Encumbrance or dispose of any interest in any Lease or Well or any other material Asset other than the (A) sale and/or disposal of Hydrocarbons in the ordinary course of business, (B) use of or sales of inventory in the ordinary course of business and (C) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained;

(iii)    (A) enter into any Contract that, if such Contract had been entered into as of the date hereof, would have constituted a Material Contract, (B) amend or modify any Contract that, if such Contract had been so amended or modified as of the date hereof, would have constituted a Material Contract or (C) terminate (unless such Material Contract terminates in accordance with its terms) or materially amend the terms of any Material Contract or waive any material right;

(iv)    grant or create any Preferential Purchase Rights with respect to the Assets;

(v)    voluntarily resign as operator of any of the Wells;

(vi)    with respect to the Partnership, (A) incur or pay any Liabilities that constitute Seller Obligations or Indebtedness or, except in the ordinary course of business consistent with past practice,

any other Liabilities, in each case, except to the extent any such Liabilities are to be taken into account as Working Capital Liabilities in the calculation of Effective Time Working Capital pursuant to Section 2.5(c)(v), or (B) pay any Intercompany Payable (other than through journal entry accounting in which no cash or assets of the Partnership are actually paid or distributed);

(vii)    issue, encumber or otherwise dispose of any of the Midstream Interests or issue any option, warrant or right relating to the Midstream Interests;

(viii)    amend or modify the organizational documents of the Partnership, including the Partnership LPA;

(ix)    with respect to the Partnership, change business lines, enter into a new business segment or activity outside the scope of the Partnership’s business as it is conducted on the Execution Date;

(x)    split, combine or reclassify the outstanding Equity Interests of the Partnership,

(xi)    with respect to the Partnership, other than in accordance with Section 11.1(g) or Section 11.11, declare, set aside or pay any cash or non-cash distribution dividend or other distribution of any kind in respect of the outstanding Midstream Interests (with the exception of the settlement of Intercompany Receivables and Intercompany Payables through journal entry accounting in which no cash or assets of the Partnership are actually paid or distributed) or assign to an Affiliate of the Partnership or Seller or any Third Party all or any part of the Mitigation Credits;

(xii)    repurchase, redeem, retire or otherwise acquire any Midstream Interests;

(xiii)    adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Partnership;

(xiv)    with respect to the Partnership, make any change in accounting principles, methods or policies (except as may be required to comply with applicable Law or changes in GAAP);

(xv)    with respect to the Partnership and Asset Taxes imposed on the Upstream Assets, (A) make, change or revoke any Tax election (other than in connection with the Conversion), (B) file any amended Tax Return, (C) enter into any closing agreement, (D) settle or compromise any material Tax claim or assessment, or (E) except as in the ordinary course of business, consent to any extension or waiver of the limitation period applicable to any material claim or assessment with respect to Taxes; in each case to the extent such action could reasonably be expected to adversely affect Buyer or the Partnership after the Closing Date;

(xvi)    with respect to the Partnership, acquire or agree to acquire (A) by merger or consolidating with, by purchasing Equity Interests in or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (B) any material assets of any Person;

(xvii)    with respect to the Partnership, (A) cancel or compromise any material claim or right of the Partnership, except the resolution of amounts payable or operational obligations in the ordinary course of business, or (B) cancel, terminate, relinquish, waive or release any material right of the Partnership, whether under a Material Contract or otherwise;

(xviii)    with respect to the Partnership, make or commit to make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

(xix)    with respect to the Upstream Assets, except pursuant to Section 11.1(e) or Section 11.12 and subject to Section 11.1(b)(xx), propose, agree to, or commence any individual operation on the Upstream Assets anticipated to cost in excess of $250,000, net to Seller’s interest; provided, however, that no approval by Buyer hereunder shall be required with respect to cost overruns (or supplemental authorizations for expenditure for cost overruns) relating to operations in which Upstream Seller has agreed to participate in writing as of the Execution Date or in which Upstream Seller agrees to participate after the Execution Date in compliance with this Section 11.1 or otherwise make or commit to make any capital expenditures or issue any new AFEs, in either case in excess of $250,000 individually or $500,000 in the aggregate;

(xx)    with respect to the Upstream Assets, except pursuant to Section 11.1(e) or Section 11.12, propose or agree to any operation to plug and abandon any Well; or

(xxi)    commit to do any of the foregoing.

(c)    Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any Liability to Buyer with respect to any breach or failure of Section 11.1(a)(i) or Section 11.1(a)(iv), to the extent such breach relates to the physical operation of the Assets, greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)    Buyer acknowledges Seller owns undivided interests in certain of the properties comprising the Upstream Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other interest owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of this Section 11.1, nor shall any action required by a vote of Working Interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 11.1.

(e)    With respect to any AFE or similar request received by Upstream Seller that is estimated to cost in excess of $250,000 in respect of the Upstream Assets, Upstream Seller shall forward such AFE to Buyer as soon as is reasonably practicable, together with Upstream Seller’s recommendation as to whether Upstream Seller should participate in such operation and materials in Upstream Seller’s possession on which such recommendation is based, and thereafter the Parties shall consult with each other regarding whether or not Upstream Seller should elect to participate in such operation. Buyer agrees that it will use commercially reasonable efforts to timely respond to any written request for consent pursuant to this Section 11.1(e) or Section 11.1(a) or Section 11.1(b). In the event the Parties are unable to agree within five days (unless a shorter time is reasonably required by the circumstances or the applicable joint operating agreement) of Buyer’s receipt of any consent request as to whether or not Upstream Seller should elect to participate in such operation, Upstream Seller’s decision with respect thereto shall control; provided Upstream Seller (i) will act as a reasonably prudent oil and gas operator in making elections under each Lease, operating agreement, unit agreement, contract for development and other similar instrument or agreement (including all determinations with respect to pooling and unitization, elections concerning abandonment of any Well or release of any Lease or Well) and (ii) will in good faith consult with Buyer and consider any reasonable alternative proposed by Buyer to achieve the desired result of each of the Parties with respect to the applicable operation. Notwithstanding the provisions of this Section 11.1, in the event of an emergency, Seller may take such action as reasonably necessary in accordance with prudent industry practices and shall notify Buyer of such action promptly thereafter.

(f)    From and after the Closing Date, Buyer agrees that, notwithstanding anything in this Agreement to the contrary (i) Upstream Seller shall have the right to control and make adjustments with respect to Burdens paid by Seller to Governmental Authorities, to the extent the same relate to pre-Effective Time periods, in order to comply with applicable Laws and the terms of the Leases and any relevant Contracts, and (ii) Buyer shall use its commercially reasonable efforts to cooperate with Seller’s efforts and actions in connection therewith.

(g)    Notwithstanding anything in this Agreement to the contrary, without limiting the provisions of Section 2.4 and Section 3.3, Midstream Seller shall (i) have the right at any time to cause the Partnership to distribute (or make dividends or distribution with respect to) cash of the Partnership and (ii) cause the Partnership to distribute all pre-Effective Time accounts receivables of the Partnership to Midstream Seller or its Affiliates at any time prior to Closing; provided, that such right shall not include the right to declare dividends or distributions prior to the Closing that are payable after the Closing (with the exception of the settlement of Intercompany Receivables and Intercompany Payables through journal entry accounting in which no cash or assets of the Partnership are actually paid or distributed).

(h)    Notwithstanding anything in this Agreement to the contrary, Seller shall have the right at any time prior to Closing to, or to cause the Partnership to, utilize all or part of the Mitigation Credits in the operation of the Upstream Assets and/or Midstream Assets.

11.2    Successor Operator. While Buyer acknowledges that it desires to succeed Upstream Seller as operator of those Upstream Assets or portions thereof that Upstream Seller may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Upstream Assets since the Upstream Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Upstream Seller agrees, however, that, as to the Upstream Assets it operates, it shall use its commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Upstream Assets (to the extent permitted under any applicable joint operating agreement or other applicable agreement) effective as of Closing (at Buyer’s sole cost and expense) and to designate and/or appoint, to the extent legally possible and permitted under any applicable joint operating agreement or other applicable agreement, Buyer as successor operator of such Assets effective as of Closing.

11.3    HSR Act. If applicable, within ten Business Days following the Execution Date, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act and request early termination of the waiting period thereunder. Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Buyer shall use its commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby; provided, however, that neither Party will be required to (a) sell or otherwise dispose of, hold separate, or agree to sell or otherwise dispose of any of the Assets or any other assets of Seller or its Affiliates or Buyer or its Affiliates, (b) terminate existing relationships or contractual rights and obligations, including any joint venture or other arrangement, or (c) effectuate any change or restructuring of any Person. Buyer shall bear 100% of the filing fees of the HSR Act filings.

11.4    Credit Support.

(a)    Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates (other than the Partnership) with Governmental Authorities or any other Third Party and relating to the Upstream Assets or Midstream Business (collectively, the “Credit Support”) are transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer or the Partnership, as applicable, replacements for the Credit Support to the extent such replacements are necessary (i) to consummate the transactions contemplated by this Agreement and (ii) to permit the cancellation of the Credit Support with respect to the Upstream Assets and/or Midstream Business; provided Buyer shall not be required to provide bonds, letters of credit and guarantees in amounts pursuant to this Section 11.4(a)(ii) in excess of the Credit Support items set forth on Schedule 9.28.

(b)    In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities and all applicable Third Parties, including those set forth on Schedule 9.28, meeting the requirements of such Governmental Authorities and such Third Parties to (i) own and, if applicable, operate the Upstream Assets as of the Closing Date, (ii) own the Midstream Interests as of the Closing Date, and (iii) operate the Midstream Business as of the Closing Date.

(c)    In the event that any Governmental Authority or any Third Party does not permit the cancellation of any Credit Support posted by Seller and/or any Affiliate of Seller (other than the Partnership), then, from and after Closing, Buyer shall indemnify the Seller Indemnified Parties against all Liabilities incurred by the Seller Indemnified Parties under such Credit Support (and all Liabilities incurred in connection with such Credit Support). At the Closing, Buyer shall reasonably cooperate with Seller in Seller’s efforts to obtain the return to Seller or its applicable Affiliate of any cash deposits constituting Credit Support that are provided, funded, or otherwise supported by any Seller or any of its Affiliates with respect to the Upstream Assets or Midstream Business and, to the extent any such amounts are released to Buyer, Buyer shall promptly pay such amounts to Upstream Seller.

11.5    Record Retention. Buyer, for a period of seven years following the Closing, will, and will cause the Partnership to, as applicable, (a) retain the Records, (b) provide Seller, its Affiliates and its and their officers, employees and Representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates and its and their officers, employees and Representatives with access, during normal business hours, to materials received after the Closing that would have constituted “Records” (and not “Excluded Records”) if the same were in existence as of the Closing Date and that relate to any indemnity claim made under Section 8.2 for review and copying at Seller’s expense. If Buyer desires to destroy any Records within such seven year period, Buyer shall notify Seller in writing at least ten (10 Business Days in advance prior to such destruction and provide Seller the opportunity to take possession of the same at Seller’s sole cost and expense, after which time Buyer shall have no obligation under this Section 11.5.

11.6    Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter. For all purposes of and notwithstanding anything contained in this Agreement, including for purposes of determining whether the conditions set forth in Article IV (except Section 4.6, as related to Section 4.1, but without affecting the conditions set forth in Section 4.1 or Buyer’s rights with respect thereto) have been fulfilled and Buyer’s rights under Article VIII, Article XIII and Article XIV, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto.

11.7    Notifications. Each Party shall provide prompt written notice to the other Party following receipt by such Party or its Affiliates (including the Partnership) of any written notice of any lawsuit or action from any Third Party that seeks to restrain the transactions contemplated by this Agreement.

11.8    Removal of Name. As promptly as practicable, but in any case within 90 days after the Closing Date, Buyer shall eliminate the names “QEP” and “Questar”, and any variants thereof, from the Upstream Assets and Midstream Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

11.9    FCC Filings. Seller and Buyer shall, and Seller shall cause its Affiliates to, as applicable, prepare, as soon as is practical following the Execution Date, any necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by the Parties or any Affiliate thereof with the Federal Communications Commission with respect to transfer of the Assigned FCC Licenses. Any fees associated with the transfer of the Assigned FCC Licenses or payable to the Federal Communications Commission with respect to the transactions contemplated under this Agreement or the Transaction Documents shall be the sole responsibility of Buyer, and Buyer shall reimburse Seller for any such fees incurred by Seller and its Affiliates prior to Closing. Seller and Buyer shall, and Seller shall cause its Affiliates to, as applicable, promptly furnish each other with copies of any notices, correspondence or other written communication from the FCC, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. In addition, at or prior to, or as soon as practical after, the Closing, Buyer shall deliver evidence to Seller of its Federal Registry Number with respect to the Assigned FCC Licenses and its designation of an applicable contact person with respect to the Assigned FCC Licenses. Promptly following Closing, Buyer and Seller shall, and Seller shall cause its Affiliates to, as applicable, execute and deliver the forms and documents required by the applicable Governmental Authority to transfer the Assigned FCC Licenses to Buyer.

11.10    Employee Matters.

(a)    On or after the Execution Date and at reasonable times approved by Seller, Buyer or its Affiliate may interview and/or make offers of employment (each an “Offer”) to those employees of Seller set forth on Schedule 11.10 (each a “Permitted Employee”) and conduct such lawful, standard employee screening and eligibility procedures with regard to the potential employment of any Permitted Employee as Buyer or any such Affiliate typically conducts with respect to candidates for employment in its ordinary course of business; provided, however, that Buyer shall not require any Permitted Employee to submit an application as a predicate for being considered for an Offer (though any such Offer may be conditioned upon Buyer’s standard pre-employment screenings, including background checks). Buyer and its Affiliates may conduct interviews and screening of the Permitted Employees from the Execution Date until 20 days before the Scheduled Closing Date (such date, which may be extended in the sole discretion of Seller, the “Offer Period End Date”); provided that such interviewing and screening shall not unreasonably interfere with the business of Seller or its Affiliates. Seller may supplement Schedule 11.10 at any time within 10 days after the Execution Date in order to add or remove additional individuals to Schedule 11.10, as determined in Seller’s sole discretion.

(b)    Until the Offer Period End Date, Buyer may make Offers of employment to such Permitted Employees as Buyer determines in its sole discretion, which Offers (i) shall be conditioned upon the Closing occurring and be effective as of the Closing Date or, in the case of a Permitted Employee who will be performing services under the Transition Services Agreement (a "TSA Employee"), as of the date of the expiration or early termination under the Transition Services Agreement of the group(s) of services such Permitted Employee will perform (his or her applicable "TSA Service Termination Date") and (ii) may be on terms and conditions as Buyer may determine; provided that each Offer to a Permitted Employee must, unless otherwise agreed by Seller, not result in a reduction in the Permitted Employee’s base salary or base wages as compared to the base salary or base wages provided by Seller in writing to Buyer prior to the Execution Date, provided if the base salary or base wages for a Permitted Employee is not so provided to Buyer prior to the Execution Date such Permitted Employee’s base salary or base wages as offered by Buyer shall be as Buyer may determine.

(c)    Buyer shall, not later than the Offer Period End Date, deliver to Seller a final written list containing the name, base salary and location of the principal place of employment of each Permitted Employee to whom Buyer or any of its Affiliates has made an Offer. In addition, Buyer shall provide to Seller, not later than 20 days prior to the Scheduled Closing Date, the names of each Permitted Employee who has then accepted an Offer from Buyer as of such date or any of its Affiliates (each Permitted Employee who accepts such an offer being a “Continuing Employee”) and the names of the Permitted Employees who have then declined an Offer from Buyer or its Affiliates (and shall provide an updated list as of Closing if any additional Permitted Employees accept or decline such Offer). Each Continuing Employee shall, as of the Closing Date or, in the case of a TSA Employee, as of their applicable TSA Services Termination Date (if he or she is still employed by Seller or its Affiliate), be terminated by Seller or its Affiliate (and Seller shall and shall cause its Affiliates to release such Continuing Employee from all non-compete or similar restrictions that would restrict or be violated in any way by, such Continuing Employee’s activities as an employee of Buyer or its Affiliate) and become an employee of Buyer or its Affiliate.

(d)    As of the Closing Date, or in the case of a TSA Employee, as of their applicable TSA Services Termination Date, each Continuing Employee (and the covered dependents thereof, as applicable) shall cease participation as active participants in all Employee Benefit Plans maintained or sponsored by Seller and its Affiliates. Buyer or its Affiliate, as applicable, shall be responsible for all compensation and benefits for or owing to Continuing Employees arising on or after their hiring by Buyer or such Affiliate (including on and after the Closing Date). Seller shall be responsible and pay for any obligation arising out of the Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws (the “WARN Act”) with respect to any employee of Seller or any of its Affiliates (including any Permitted Employees laid off on or prior to the Closing Date or, as applicable, their applicable TSA Services Termination Date); provided that Buyer or its Affiliate, as applicable, shall be responsible and pay for any obligation arising out of the WARN Act with respect to any Continuing Employees laid off on or after the commencement of their employment with Buyer or Affiliates. Nothing herein shall require Buyer to continue to employ any Continuing Employee for any specified period of time; provided, however, that, if Seller timely provides to Buyer a list of applicable employees terminated by Seller in connection with or within 90 days prior to the Closing and, as a direct result of Buyer’s action to terminate or lay off any Continuing Employee on or after the Closing other than for cause, Seller or any of its Affiliates incur any Liability under the WARN Act, Buyer shall promptly reimburse Seller or its Affiliate, as applicable, for any such Liability.

(e)    Buyer hereby agrees not to, and to cause its Affiliates or anyone acting on its or any of its Affiliates’ behalf not to, for a period of two years after the Execution Date, directly or indirectly (other than as permitted by Section 11.10(a) and Section 11.10(b) with respect to Permitted Employees): solicit or contact with a view to the engagement or employment of, any employee of Seller or its Affiliates; provided, however, that it shall not be a violation of this Section 11.10(e) to engage in solicitations incidental to general advertising or other general solicitation in the ordinary course not specifically targeted at any employee or group of employees of Seller and its Affiliates or to employ any Person not solicited in violation hereof; and provided, further, however, that, except pursuant to an Offer extended to a Permitted Employee prior to the Closing in accordance with Section 11.10(a) and Section 11.10(b), for a period of six months following the Closing Date, if Buyer or any of its Affiliates hires or otherwise employs any Permitted Employee that was terminated or laid off by Seller or its Affiliates and to which Seller or an Affiliate of Seller made or provided a severance payment or severance benefits to such employee upon being terminated or laid off, Buyer shall promptly reimburse Seller or its applicable Affiliate an amount equal to 50% of the severance payment and cost of severance benefits made or provided to such Permitted Employee (together with 50% of the employer portion of any employment, payroll or similar Taxes paid by Seller or its Affiliates in connection therewith).

(f)    Notwithstanding anything herein to the contrary, no provision in this Agreement shall create any third-party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason in respect of continued employment or new employment with Seller or its Affiliates or Buyer or its Affiliates or in respect of any benefits or compensation that may be provided, directly or indirectly, under any plan or arrangement maintained by Seller or Buyer or their Affiliates. Nothing in this Section 11.10, express or implied, shall be deemed an amendment of any Employee Benefit Plan of Buyer or Seller or their Affiliates providing benefits to any Permitted Employee or any other employee of Seller or its Affiliates or any other Person.

11.11    Partnership Excluded Assets. Prior to the Scheduled Closing Date, Seller shall cause the Partnership to convey (whether by assignment, spin-off, dividend or otherwise) all of its right, title and interest in and to the Excluded Assets to Seller or Seller’s designee (collectively, “Partnership Excluded Assets”).

11.12    Permitting and Drilling Activities.

(a)    Prior to Closing, upon the written request of Buyer, Upstream Seller shall make such filings as reasonably requested by Buyer to obtain, and shall take such other action as reasonably requested by Buyer or otherwise necessary to obtain and maintain, Permits with respect to operations for up to ten refractures and the drilling of up to ten new wells with respect to the Upstream Assets proposed to be performed by Buyer after the Closing. Buyer shall prepare all necessary applications and filings and pay all filing fees with respect to the filing of such applications, and shall pay all out of pocket expenses incurred by Upstream Seller in performing its obligations under this Section 11.12(a). Upstream Seller shall not be required to post any bonds or incur any Liabilities (other than as provide or paid by Buyer) in performing its obligations under this Section 11.12(a).

(b)    Prior to Closing, upon the request of Buyer Upstream Seller shall issue AFE’s to the applicable Persons regarding operations for up to ten refractures and the drilling of up to ten new wells proposed to be performed with respect to the Upstream Assets by Buyer following the Closing. Buyer shall prepare such AFE’s and all necessary supplemental information, and the Parties shall consult with each other with respect to the issuance of such AFE’s. To the extent Upstream Seller receives any prepayments on account of AFEs issued pursuant to this Section 11.12(b), Upstream Seller shall deliver such proceeds to Buyer at Closing (or promptly after receipt by Upstream Seller thereof if received after Closing) and there shall be no adjustment to the Purchase Price on account of such prepayments or the delivery thereof to Buyer.

(c)    Whether or not Closing occurs, Buyer shall (i) promptly upon request by Seller, reimburse Seller and its Affiliates for all costs and expenses incurred by such Persons in connection with the cooperation contemplated by this Section 11.12 (including reasonable legal costs and expenses), and (ii) indemnify and hold harmless the Seller Indemnified Parties from and against any and all Liabilities suffered or incurred by such Persons arising from the cooperation provided pursuant to this Section 11.12 (other than to the extent such Liabilities arise from the willful misconduct or gross negligence of any Seller Indemnified Party).

11.13    Information Technology. Prior to the Closing, Seller shall be entitled to erase any and all data, software and other information from any desktop, laptop, smart phone, tablet or other mobile computing device, network gear, data center gear and any other information technology equipment held by the Partnership, in each case, to the extent such data, software or other information contains any (a) proprietary information of Seller or (b) Excluded Records.

11.14    Conversion. On or prior to the earlier of (a) December 31, 2018, and (b) five (5) days prior to Closing, Seller shall cause the Conversion to occur, and Buyer expressly consents to the same occurring.

11.15    Financing Cooperation. Seller agrees use its commercially reasonable efforts to provide, and to cause the Partnership and their respective Representatives to provide, such assistance as is reasonably requested by Buyer in connection with any financing that may be arranged by Buyer to the extent necessary to fund any portion of the Adjusted Purchase Price (“Financings”), including (a) assisting with (and providing information for) the preparation of materials for bank information memoranda and similar documents in each case to the extent required in connection with the Financing, (b) all documentation and other information which any lender providing or arranging the Financing has reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, (c) providing customary evidence of the repayment of existing Indebtedness of the Partnership required to be repaid pursuant to the terms of this Agreement and releasing any liens securing such indebtedness, in each case, to the extent applicable and to take effect at the Closing, (d) permitting the Financing Sources and other prospective lenders involved in the Financings to conduct reasonable due diligence with respect to the Partnership and the Assets (and provide all relevant information or documentation reasonably requested in connection therewith); provided that any such diligence conducted by the Financing Sources shall be conducted upon (and limited to) the same terms, and subject to the same restrictions and obligations, as Buyer’s due diligence rights and obligations contained herein, (e) facilitating the pledging of collateral required by the Financing effective as of and contingent upon the Closing, (f) assisting with the preparation of and executing and delivering any pledge and security documents and other definitive financing documents on terms reasonably satisfactory to Buyer to the extent necessary in connection with the Financing, or other requested certificates or documents as may be reasonably requested by Buyer, in each case effective as of and contingent upon the Closing, and (g) providing customary available title documents and information (including title opinions and drilling title opinions). Notwithstanding anything to the contrary contained in this Section 11.15, (i) nothing in this Section 11.15 shall require any such cooperation to the extent that it would (A) require Seller or its Affiliates (including the Partnership) or any of their respective Representatives, as applicable, to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses prior, or incur any Liability or give any indemnities or otherwise commit to take any similar action, in each case except, in the case of the Partnership, but only to the extent that the same is

(1) only put in place as of Closing, (2) expressly contingent upon the Closing Date occurring, and (3) does not relate to, or effective with respect to, any period of time prior to the Closing Date, (B) unreasonably interfere with the ongoing business or operations of Seller or its Affiliates (including the Partnership) or any of their respective Representatives, (C) require Seller or its Affiliates (including the Partnership) or any of their respective Representatives to provide any information that is not reasonably available to Seller, the Partnership or such Representative, (D) require Seller or its Affiliates (including the Partnership) or any of their respective Representatives to take any action that will conflict with or violate such Persons’ organizational documents, as applicable, or any Laws or result in a violation or breach of, or default under, any Contract which such Person, as applicable, is a party, result in any officer or director of any such Person incurring any personal liability with respect to any matters relating to the Financing or (E) require Seller or its Affiliates (other than the Partnership) or any of their respective Representatives or, except for agreements that (1) are only put in place as of Closing, (2) are expressly contingent upon the Closing Date occurring, and (3) do not relate to, or are effective with respect to, any period of time prior to the Closing Date, the Partnership, to enter into any agreement in connection with the Financing, and (ii) no Liability or obligation of the Partnership under any agreement entered into in connection with the Financing (other than with respect to customary authorization letters) shall be effective until the Closing Date. Buyer shall, promptly upon request by Seller, reimburse Seller and its Affiliates (including the Partnership) and each of their respective Representatives for all reasonable and documented out-of-pocket costs incurred by such Persons in connection with the cooperation contemplated by this Section 11.15 (including reasonable legal costs and expenses); and shall indemnify and hold harmless Seller and its Affiliates (including the Partnership) and each of their respective Representatives from and against any and all Liabilities suffered or incurred by such Persons arising from the cooperation provided by such persons pursuant to this Section 11.15 (other than to the extent such Liabilities arise from the willful misconduct or gross negligence of Seller or its Affiliates (including the Partnership) or any of their respective Representatives as determined in a final, non-appealable judgment of a court of competent jurisdiction) and any information utilized in connection therewith; provided however, with respect to the Partnership, such reimbursement or indemnification shall only be required if this Agreement is terminated pursuant to Section 7.1 (other than pursuant to Section 7.1(b) in only those circumstances where Buyer is entitled to the remedies set forth in Section 7.2(c)). Notwithstanding anything to the contrary set forth in this Section 11.15, (x) all of the information provided by Seller and its Affiliates (including the Partnership) and their respective Representatives pursuant to this Section 11.15 is given without any representation or warranty, express or implied, and (y) in no event will Seller or its Affiliates (including the Partnership) or any of their respective Representatives have any Liability of any kind or nature to the Buyer Indemnified Parties, Buyer’s Financing Sources or any other Person arising or resulting from the cooperation provided in this Section 11.15 or any use of any information provided by Seller or its Affiliates (including the Partnership) or any of their respective Representatives pursuant to this Section 11.15.

11.16    Firm Transportation Contracts.

(a)    Promptly following the Execution Date, Seller shall prepare and file (and Buyer shall cooperate with Seller in connection therewith) with the Federal Energy Regulatory Commission (“FERC”) a joint petition for temporary waivers of all applicable capacity release regulations and related policies and requirements under, and of the related tariff requirements of the interstate pipelines providing transportation service pursuant to, the Contracts set forth on Schedule 11.16 (such Contracts, or any renewals, extensions or replacements thereof, collectively the “Firm Transportation Agreements”), in each case, as may be reasonably necessary to facilitate transfer from Seller to Buyer or its designated Affiliate of the Firm Transportation Agreements on rates, terms and conditions identical to those currently in effect for Seller prior to the contemplated transfer.

(b)    Upon issuance of an order by FERC granting such waivers, at Closing, Seller shall assign or permanently release to Buyer or its designated Affiliate the interests in the Firm Transportation Agreements.

(c)    Notwithstanding anything in Section 13.4(a) to the contrary, (i) the Parties shall work cooperatively to obtain, on or prior to the Closing, the Consent to the (A) assignment to Buyer of, and (B) the permanent release of Seller from, the Firm Transportation Agreements, in each case, from or by the counterparties to each Firm Transportation Agreement, and (ii) Buyer shall satisfy all creditworthiness requirements of each counterparty to the Firm Transportation Agreements as set forth in such Firm Transportation Agreements for such purposes, such that Seller shall be relieved from any further obligation or liability pursuant to the Firm Transportation Agreements from and after Closing.

(d)    If the waivers contemplated above in this Section 11.16 have not been received from FERC on or prior to the Scheduled Closing Date, the Parties agree to use their commercially reasonable efforts to take such actions as either Party deems in good faith to be necessary or desirable to attempt to expedite FERC’s review of the joint petition described in Section 11.16(a) and the granting by FERC of the waivers sought thereby.

(e)    If the waivers contemplated above in this Section 11.16 have not been received from FERC on or prior to January 25, 2019, the Parties agree to use their commercially reasonable efforts to negotiate in good faith to agree on such alternative arrangements with respect to the Firm Transportation Agreements as may be reasonably necessary to give effect to the transactions contemplated by this Agreement and preserve for each Party the benefit of the transactions contemplated by this Agreement with respect to the Firm Transportation Agreements (notwithstanding the fact that such waivers have not been obtained), and should such alternative arrangements be mutually agreed by the Parties prior to March 1, 2019, each of Buyer and Seller shall thereafter waive their respective rights to the conditions to Closing set forth in Section 4.8 and Section 5.8, as applicable.

(f)    If the (i) waivers contemplated above in this Section 11.16 have not been received from FERC, and (ii) the Parties have not been able to come to mutual agreement on such alternative arrangements described in Section 11.16(e), in each case, on or prior to March 1, 2019, then (A) without any further action by the Parties, the conditions to Closing set forth in Section 4.8 and Section 5.8 will be deemed waived by the respective Parties, and (B) from and after Closing, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis and hereby defend, indemnify, hold harmless and forever release the Seller Indemnified Parties from and against any and all Liabilities arising from, based upon, related to or associated with the failure to receive the waivers contemplated above in this Section 11.16, including any such Liabilities resulting from Seller’s retention of the Firm Transportation Agreements or the transfer of such Firm Transportation Agreements to Buyer, as applicable.

11.17    Reaffirmation of Mutual Releases. Seller shall use its commercially reasonable efforts to cause (a) each Mutual Release executed and delivered by an Officer or Manager prior to Closing to be reaffirmed at Closing by each such Officer and Manager and (b) to the extent there is any Officer or Manager after the Execution Date who has not executed and delivered to Buyer as of the Closing a Mutual Release, each such Officer or Manager to execute and deliver to Buyer at Closing a Mutual Release.

11.18    Title Insurance. In the event that Buyer elects, in its sole discretion, to purchase one or more title insurance policies insuring title to any of the Assets, issued by a title company acceptable to Buyer (the “Title Company”), Buyer shall pay directly to the Title Company the cost of all title insurance policy premiums and related rundown, photocopy and other Title Company costs and charges, and all Uniform Commercial

Code search fees and filing fees. Any costs and expenses associated with such efforts shall be Buyer’s sole responsibility. In addition, Buyer may, but shall not be obligated to, cause to be prepared by one or more surveyors or engineers acceptable to Buyer, current or updated ALTA/ACSM or state law-equivalent surveys with respect to such Asset (“Surveys”). Any costs and expenses associated with any such Surveys shall be Buyer’s sole responsibility. Subject to Section 12.1, and the following sentence, Seller shall reasonably cooperate with Buyer in connection with the procurement of such Surveys, including providing access to such Asset, in accordance with Section 12.1, in order to permit Buyer’s surveyors and engineers to perform the work necessary to produce such Surveys. Notwithstanding the foregoing, Seller and its Affiliates shall not be required to execute or deliver any affidavits (relating to tile, non-imputation or other matters), any evidence of authority, or any ancillary or other closing documents.

11.19    Control of the Scheduled Concursus Matters; Cooperation Regarding Conveyed Rights.

(a)    Prior to Closing Seller shall (i) through Seller’s designated counsel and at Seller’s sole cost and expense, control the defense of the Scheduled Concursus Matters, provided that Seller shall not settle, compromise, consent to the entry of any Order with respect thereto or otherwise resolve any Scheduled Concursus Matters or agree to any amendment or modification to the ASA JOAs without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed, and (ii) cooperate with Buyer in preparing to assume the defense, prosecution and/or participation as a party in the Scheduled Concursus Matters, including providing to Buyer copies of all pleadings in the Scheduled Concursus Matters and such other information related to the Conveyed Rights as reasonably requested by Buyer and in Seller’s possession and instructing Seller’s counsel in the Scheduled Concursus Matters to cooperate with Buyer in the defense of the Scheduled Concursus Matters from and after Closing.

(b)    If any of the Scheduled Concursus Matters are not resolved by Final Resolution as of Closing, from and after Closing Buyer shall, through Buyer’s designated counsel and at Buyer’s sole cost and expense, control the defense, prosecution and/or resolution of such Scheduled Concursus Matters (as to the Assets subject to the Scheduled Concursus Matters). Buyer shall have the right to settle, compromise or otherwise resolve such Scheduled Concursus Matters by Final Resolution at Buyer’s sole discretion.

(c)    For a period of two (2) years from and after Closing, Seller shall extend reasonable cooperation to Buyer in connection with the defense, settlement and resolution of the Scheduled Concursus Matters, including but not limited to (A) executing such pleadings as requested by Buyer to substitute Buyer for Seller as a party to the Scheduled Concursus Matters, or consenting to Buyer’s intervention as an additional party thereto, as appropriate; (B) permitting Seller’s existing counsel of record to represent Buyer as a substituted or additional party if permissible under the ethics rules applicable to such counsel and the court; (C) making relevant documents and records available to Buyer without need for subpoena or compulsory process; and (D) making witnesses under Seller’s control available for consultation, interviews, and depositions, and for testimony or assistance at conferences, proceedings, hearings, trials or appeals as may be reasonably requested by Buyer. Buyer shall reimburse Seller for all documented out of pocket costs incurred by Seller and Persons under Seller’s control in complying with Seller’s obligations in the preceding sentence.

(d)    For a period of two (2) years from and after Closing, Seller shall extend reasonable cooperation to Buyer in connection with pursuing or prosecuting any claim with respect the Conveyed Rights, including but not limited to, upon Buyer’s request, making relevant documents and records available to Buyer without need for subpoena or compulsory process; and making Persons under Seller’s control available for consultation, interviews, and depositions, and for testimony or assistance at conferences, proceedings, hearings, trials or appeals as may be reasonably requested by Buyer. Buyer shall reimburse Seller for all documented out of pocket costs incurred by Seller and Persons under Seller’s control in complying with Seller’s obligations in the preceding sentence.

11.20    Existing Hedge Contracts.

(a)    In addition to the foregoing, at Closing, Seller or its applicable Affiliate and Buyer shall each execute and deliver to the counterparties to the Hedge Contracts listed on Schedule 11.20 (the “Existing Hedge Contracts”) novation instruments substantially in the forms attached to this Agreement as Exhibit K (the “EHC Novation Instruments”). Buyer shall execute an ISDA agreement with each applicable counterparty of the Existing Hedge Contracts prior to such novation (to the extent such agreement is needed to effect the applicable novation) and pay to Seller any fees paid by Seller or its applicable Affiliate to a counterparty that were necessary to effect any novation contemplated by this Section 11.20(a).  For the avoidance of doubt, such fees shall not include any amount payable to any counterparty relating to the mark-to-market value of the Existing Hedge Contracts. Seller shall consult with Buyer regarding any such fee prior to agreeing to pay such fee. If Seller or its applicable Affiliate has executed and delivered any EHC Novation Instrument in accordance with this Section 11.20(a) and the proposed counterparty thereto or Buyer fails to execute and deliver such EHC Novation Instrument, Seller shall not be in breach of this Section 11.20(a) for such counterparty’s or Buyer’s failure to execute and deliver such EHC Novation Instrument.

(b)    At Closing, the Purchase Price shall be increased or decreased, as applicable, by the amount the Existing Hedge Contracts, on an aggregate net basis, have a positive value or a negative value, respectively, to Seller or its applicable Affiliate, in each case as of the Execution Date (such amount, the “EHC Aggregate Value”). The EHC Aggregate Value attributable to each Existing Hedge Contract shall be determined based on the mid-market value with respect to such Existing Hedge Contract provided by the applicable counterparty to such Existing Hedge Contract on the Execution Date, and Seller agrees to request such value attributable to such Existing Hedge Contract from each such counterparty prior to, but as of, the Execution Date; provided that if a counterparty does not provide any such amount, or if Seller or Buyer both believe that any such amount with respect to an Existing Hedge Contract so provided does not represent a commercially reasonable estimate of the value of such Existing Hedge Contract as of the Execution Date, then Buyer and Seller shall, prior to the delivery of the Final Settlement Statement, cooperate to obtain three mid-market quotations of the value of such Existing Hedge Contract as of the Closing Date from leading dealers in the relevant hedge product, and the EHC Aggregate Value with respect to such Existing Hedge Contract shall be determined based upon the average of the bids received.  If no such bids are received, Buyer and Seller shall cooperate in good faith to determine the value of the applicable Existing Hedge Contract as of the Execution Date prior to the delivery of the Final Settlement Statement.

ARTICLE XII
ACCESS; DISCLAIMERS

12.1    Access.

(a)    From and after the Execution Date and up to and including the Defect Claims Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 12.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (which consents Seller shall use commercially reasonable efforts to obtain but shall not be required to incur any Liabilities with respect thereto), Seller shall, and shall cause the Partnership to, afford to Buyer and its Representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to (i) the Upstream Assets and Midstream Assets and (ii) all Records in Seller’s or any of its Affiliates’ (including the Partnership’s)

possession. All investigations, due diligence and Survey activities conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(b)    Buyer shall be entitled to conduct a Phase I Environmental Site Assessment with respect to the Assets, subject to the other provisions of this Section 12.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (which consents Seller shall use commercially reasonable efforts to obtain but shall not be required to incur any Liabilities with respect thereto), but such inspection rights shall be limited to conducting a Phase I Environmental Site Assessment of the Upstream Assets and Midstream Assets and Buyer and the Buyer’s Representatives shall not conduct any Phase II Environmental Site Assessment or operate any equipment or conduct any testing, boring, sampling, drilling or other invasive investigation activities (in each case) on or with respect to any of the Assets without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. Seller may approve Buyer’s request to conduct said Phase II Environmental Site Assessment activities, in whole or in part, and Buyer shall not have the right to conduct any activities set forth in such request until such time that Seller has approved such activities in writing. Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets (including in connection with any Survey related activities) and also to collect split test samples if any are permitted to be collected. Notwithstanding anything herein to the contrary (including the provisions of this Section 12.1(b)), Buyer shall not have access to, and shall not be permitted to conduct, any environmental due diligence (including any Phase I Environmental Site Assessment or Phase II Environmental Site Assessment) with respect to any Assets where Seller does not have the authority to grant access for such due diligence (provided, however, Seller shall use its commercially reasonable efforts to obtain permission from any Third Party to allow Buyer and Buyer’s Representatives such access but shall not be required to incur any Liabilities with respect thereto). If (i) any Phase I Environmental Site Assessment reflects a reasonable basis for Buyer to conduct Phase II Environmental Site Assessment activities and (ii) Seller rejects or otherwise declines or fails to approve Buyer’s request to conduct Phase II Environmental Site Assessment activities proposed by Buyer with respect to any Upstream Asset where Seller has authority to grant access for such due diligence, then Buyer shall have the right, exercisable by written notice to Seller on or before the Defect Claims Date, to exclude from the transactions contemplated by this Agreement such Upstream Asset, and any such excluded Upstream Asset shall be deemed Excluded Assets hereunder and the Purchase Price shall be adjusted downward by the aggregate of the Allocated Value thereof pursuant to Section 3.3(b)(iv).

(c)    Buyer shall coordinate its environmental property assessments, physical inspections of the Assets and Survey related activities with Seller and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operators. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of, and Survey activities relating to, the Assets, including any environmental or other inspection or assessment of the Assets, and to the extent required by any Third Party operator, execute and deliver any required bonding or access agreement of such Third Party operator or provide evidence that Buyer maintains insurance as may be required by such Third Party operator. Buyer hereby releases, defends, indemnifies and holds harmless each of the operators of the Assets and the Seller Indemnified Parties from and against any and all Liabilities (i) for any personal injury, death, loss or damage arising out of such entry that may occur to Buyer or any Buyer’s Representatives arising out of, resulting from or relating to any field visit, environmental property assessment, Survey activity, or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets or (ii) reasonably arising out of or resulting from any field visit, environmental property assessment, Survey activity, or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, even if such

Liabilities arise out of or result from, SOLELY OR IN PART, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of Law of or by a member of THE Seller Indemnified Parties, excepting only IN THE CASE OF THIS SECTION 12.1(c) Liabilities actually resulting on the account of the gross negligence or willful misconduct of a member of THE Seller Indemnified Parties; provided, however, that Buyer shall have no indemnification obligations to the Seller Indemnified Parties pursuant to this Section 12.1(c) for any losses that arise from the identification of any preexisting Environmental Conditions or noncompliance with Environmental Laws that are discovered by Buyer or any Buyer’s Representative during such due diligence investigation.

(d)    Buyer agrees to promptly provide Seller, no later than the Defect Claims Date, copies of all (i) Surveys prepared by Buyer and/or any of Buyer’s Representatives if related to any Environmental Defect Property, and (ii) final environmental reports and environmental test results prepared by Buyer and/or any of Buyer’s Representatives which contain environmental data collected or generated from Buyer’s environmental due diligence with respect to the Assets and/or Midstream Business (including any drafts thereof). None of Buyer, any of Buyer’s Representatives or Seller shall be deemed by Seller’s receipt of said documents, or otherwise, to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or the Midstream Business or to the accuracy of said documents or the information contained therein.

(e)    Upon completion of Buyer’s due diligence and Survey activities, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates (including the Partnership), (i) repair all damage done to the Assets (including the real property and other assets associated therewith) in connection with Buyer’s or Buyer’s Representatives’ due diligence and/or Survey activities, (ii) restore the Assets (including the real property and other assets associated therewith) to at least the approximate same or better condition than they were prior to commencement of Buyer’s due diligence and/or Survey activities and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s or Buyer’s Representatives’ due diligence and/or Survey activities. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Buyer’s or Buyer’s Representatives’ due diligence and/or Survey activities will be promptly corrected by Buyer.

(f)    During all periods a Buyer and/or any Buyer’s Representatives are on the Assets or any lands underlying such Assets, Buyer shall maintain, at its sole expense, policies of insurance of types and in amounts sufficient to cover the obligations and Liabilities of such Buyer under Section 12.1(c) and Section 12.1(e). Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets or any lands underlying the Assets.

12.2    Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and the Partnership and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Upstream Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to assets other than the Assets).

12.3    Disclaimers.

(a)    EXCEPT AS AND TO THE LIMITED EXTENT SET FORTH IN ARTICLE IX AND THE CERTIFICATES TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 4.6 AND EXCEPT FOR THE SPECIAL WARRANTY WITH RESPECT TO THE

UPSTREAM ASSETS (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)    EXCEPT AS AND TO THE LIMITED EXTENT SET FORTH IN ARTICLE IX AND THE CERTIFICATES TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 4.6 AND EXCEPT FOR THE SPECIAL WARRANTY WITH RESPECT TO THE UPSTREAM ASSETS, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE MIDSTREAM INTERESTS, UPSTREAM ASSETS OR MIDSTREAM ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR THE MIDSTREAM INTERESTS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS OR THE MIDSTREAM BUSINESS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT SET FORTH IN ARTICLE IX AND THE CERTIFICATES TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 4.6 AND EXCEPT FOR THE SPECIAL WARRANTY WITH RESPECT TO THE UPSTREAM ASSETS, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS OR THE MIDSTREAM BUSINESS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, WITHOUT LIMITING BUYER’S RIGHTS UNDER THIS AGREEMENT AND THE SPECIAL WARRANTY, BUYER SHALL BE DEEMED TO BE OBTAINING THE UPSTREAM ASSETS AND, INDIRECTLY THROUGH THE ACQUISITION OF THE MIDSTREAM INTERESTS, THE MIDSTREAM ASSETS, IN EACH CASE, IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE (OR WILL MAKE OR CAUSE TO BE MADE) SUCH INSPECTIONS OF THE ASSETS AND MIDSTREAM BUSINESS AS BUYER DEEMS APPROPRIATE.

(c)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 9.14 AND THE CERTIFICATES TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 4.6 INSOFAR AS THEY ARE RELATED TO SUCH REPRESENTATION AND WARRANTY, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S LIMITED RIGHTS AS EXPRESSLY SPECIFIED IN THIS AGREEMENT FOR A BREACH OF SELLER’S REPRESENTATIONS SET FORTH IN SECTION 9.14 OR THE CERTIFICATES TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 4.6 INSOFAR AS THEY ARE RELATED TO SUCH REPRESENTATION AND WARRANTY, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, WITHOUT LIMITING BUYER’S RIGHTS UNDER THIS AGREEMENT AND THE SPECIAL WARRANTY, BUYER SHALL BE DEEMED TO BE OBTAINING THE UPSTREAM ASSETS AND, INDIRECTLY THROUGH THE ACQUISITION OF THE MIDSTREAM INTERESTS, THE MIDSTREAM ASSETS, IN EACH CASE, “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE (OR WILL MAKE OR CAUSE TO BE MADE) SUCH ENVIRONMENTAL INSPECTIONS OF THE ASSETS AND MIDSTREAM BUSINESS AS BUYER DEEMS APPROPRIATE.

(d)    Seller and Buyer agree that, to the extent required by applicable law to be effective, the disclaimers of certain representations and warranties contained in this Section 12.3 are “conspicuous” disclaimers for the purpose of any applicable law.

ARTICLE XIII
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

13.1    Seller’s Title.

(a)    General Disclaimer of Title Warranties and Representations. Without limiting (i) Buyer’s remedies for Title Defects set forth in this Article XIII, (ii) Buyer’s rights under the Special Warranty, (iii) Buyer’s remedies for breaches of the representations and warranties of Seller set forth in Section 9.20 and (iv) Buyer’s remedies for breaches of the covenants of Seller set forth in Section 11.1(b)(ii), Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to title to any of the Assets and, Buyer acknowledges and agrees that Buyer has not relied upon any such representation or warranty and that Buyer’s sole and exclusive remedy for (A) any defect of title, including any Title Defect, with respect to any of the Upstream Assets (1) before Closing, shall be as set forth in Section 13.2 and (2) after Closing, shall be pursuant to the Special Warranty, subject to the provisions of Section 13.1(c), and Section 8.2(b) (as related to the covenants of Seller set forth in Section 11.1(b)(ii)) and Section 8.2(d) (as related to the Retained Litigation) and (B) any failure by Seller to obtain any Consents or waivers of Preferential Purchase Rights as contemplated by Section 13.4 shall be as set forth in Section 13.4.

(b)    Special Warranty of Title. The Upstream Assignment and the Deed delivered at Closing will contain a special warranty of Defensible Title to the Wells and Well Locations by Upstream Seller, subject, however, to the provisions of Section 13.1(c) (the “Special Warranty”).

(c)    Recovery on Special Warranties. Buyer shall furnish Upstream Seller a notice meeting the requirements of Section 13.2(a) setting forth any matters which Buyer intends to assert as a breach of the Special Warranty contained in the Upstream Assignment. Upstream Seller shall have a reasonable opportunity, but not the obligation, to cure any breach of the Special Warranty asserted by Buyer. Buyer agrees to reasonably cooperate with any attempt by Upstream Seller to cure same. For purposes of the Special Warranty contained in the Upstream Assignment, the value of the Wells and Well Locations set forth in Schedule 3.7B and Schedule 3.7C, as applicable, shall be deemed to be the Allocated Value thereof, as adjusted pursuant to this Agreement. Recovery on the Special Warranty shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the defect giving rise to such breach of the Special Warranty as a Title Defect prior to the Defect Claims Date pursuant to Section 13.2, excluding and without regard to the application of the Individual Title Defect Threshold or the Defect Deductible and Buyer hereby expressly waives any and all other recovery under the Special Warranty with respect thereto. Buyer is not entitled to protection under Upstream Seller’s Special Warranty, as described above and contained in the Assignment, against (i) any matter reported by Buyer under Section 13.2(a), (ii) any matter reported to Upstream Seller after the three-year anniversary of the Closing Date, and/or (iii) any matter that would not otherwise be a Title Defect under this Agreement. Seller shall be entitled to offset any amount owed by Seller for breach of the Special Warranty with respect to any Upstream Asset by the amount (without duplication of any amounts previously applied as an offset against any Title Defect Amount or any claim under the Special Warranty) of any Title Benefits with respect to such Upstream Asset as to which Seller give Buyer notice after the Defect Claims Date; provided that, Buyer shall be entitled to object to any such Title Benefit and/or the Title Benefit Amount of any such Title Benefit and if the Parties cannot agree on the validity or amount of any such Title Benefit, such matters shall be resolved in accordance with Section 13.2(j), mutatis mutandis.

13.2    Notice of Title Defects; Defect Adjustments.

(a)    Title Defect Notices. Buyer must deliver to Upstream Seller, on or before 5:00 p.m. (Central Time) on December 31, 2018 (the “Defect Claims Date”), claim notices meeting the requirements of this Section 13.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 13.2. For all purposes of this Agreement and notwithstanding anything herein to the contrary, but without limiting (x) Buyer’s rights under the Special Warranty (subject to Section 13.1(c)) and (y) Buyer’s remedies for breaches of the covenants of Seller set forth in Section 11.1(b)(ii), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect that Buyer fails to assert as a Title Defect by a Title Defect Notice meeting the requirements of this Section 13.2(a) that is received by Upstream Seller on or before the Defect Claims Date. To be effective, each Title Defect Notice shall be in writing and shall include (i) a reasonably identifiable description of the alleged Title Defect and the Well or Well Location (including a reasonable description of such Well or Well Location, the Leases(s) contributing to such Well or Well Location, and the affected Subject Formation(s) with respect to such Well or Well Location), or portions thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such Title Defect and Buyer’s computations with respect thereto and (iv) supporting documents reasonably available to Buyer and reasonably necessary for Upstream Seller to verify the existence of such Title Defect and Buyer’s computations with respect thereto. To give Upstream Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Upstream Seller, on or before the end of each calendar week prior to the Defect Claims Date, written notice of all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claims Date; provided that, the failure to provide any such notices of a Title Defect shall not prejudice Buyer’s right to assert such Title Defect hereunder on or before the Defect Claims Date.

(b)    Title Benefit Notices. Upstream Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claims Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit and the Wells (including the legal description of such Well or Well Location, the Leases(s) contributing to such Well or Well Location, and the affected Subject Formation(s) with respect to such Well or Well Location), or portions thereof, affected by such Title Benefit (each a “Title Benefit Property”), (ii) the amount by which Upstream Seller reasonably believes the Allocated Value of such Assets is increased by the Title Benefit and Upstream Seller’s computations with respect thereto and (iii) supporting documents reasonably necessary for Buyer to verify the existence of such Title Benefit and Seller’s computations with respect thereto. Notwithstanding anything in this Agreement, Seller may not assert any Title Benefit with respect to any Well or Well Location that is subject to any Scheduled Concursus Matter.

(c)    Upstream Seller’s Right to Cure. Upstream Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure, at any time prior to 120 days after Closing (the “Cure Period”), any Title Defects of which Upstream Seller has been advised by Buyer. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Upstream Seller and its officers, employees and other authorized Representatives reasonable access, during normal business hours, to the Upstream Assets and all Upstream Records in Buyer’s or any of its Affiliates’ possession or control, together with a right to copy such Upstream Records at Upstream Seller’s sole cost, in order to facilitate Upstream Seller’s attempt to cure any such Title Defects. The Purchase Price will be reduced at Closing as provided in Section 13.2(j) with respect to any Title Defect for which Upstream Seller has provided notice to Buyer prior to or on the Closing Date that Upstream Seller intends to attempt to cure during the Cure Period and that is not cured to Buyer’s satisfaction as of Closing and, subject to Section 13.2(d), the applicable Title Defect Property shall be conveyed to Buyer at Closing. An election by Upstream Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 13.2(j) and shall not constitute an admission against interest or a waiver of Upstream Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(d)    Remedies for Title Defects. Subject to (x) Upstream Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, (y) Upstream Seller’s cure rights pursuant to Section 13.2(c), and (z) the rights of the Parties pursuant to Section 7.1(d), in the event that any Title Defect properly asserted by Buyer in accordance with Section 13.2(a) is not waived in writing by Buyer or cured on or before the Cure Period, then, subject to the Individual Title Defect Threshold and the Defect Deductible, then the Parties shall mutually elect to:

(i)    reduce the Purchase Price by the Title Defect Amount determined pursuant to Section 13.2(g) or Section 13.2(j);

(ii)    have Upstream Seller indemnify Buyer against all Liability resulting from such Title Defect with respect to the Title Defect Property (up to the Allocated Value of the Title Defect Property) pursuant to an indemnity agreement in form and substance reasonably satisfactory to the Parties (each, a “Title Indemnity Agreement”); or

(iii)    exclude the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Upstream Assets to the extent required to produce Hydrocarbons from such Title Defect Property, from the Upstream Assets in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and associated Upstream Assets and such Title Defect Property and the associated Upstream Assets shall be treated as Excluded Assets under this Agreement.

In the event that the Parties do not agree in writing by the Closing on an election of alternative (i), (ii) or (iii) above with respect to any Title Defect, the Parties shall be deemed to have elected alternative (i) with respect to such Title Defect, subject to Section 13.2(j); provided that if the Title Defect Amount associated with any Title Defect Property as asserted by Buyer (after giving effect to any reduction thereof as agreed to by Buyer or determined by the Title Arbitrator, if applicable, due to efforts by Seller prior to Closing to cure such Title Defect) equals or exceeds 100% of the Allocated Value of such Title Defect Property, then Upstream Seller may elect alternative (iii) with respect to such Title Defect Property.

(e)    Remedies for Title Benefits. With respect to each Title Benefit Property reported under Section 13.2(b), the aggregate Title Defect Amounts attributable to all Title Defects properly raised pursuant to Section 13.2(a) and uncured shall be decreased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit, as determined pursuant to Section 13.2(h) or Section 13.2(j), and Seller shall not be entitled to any remedy with respect to any Title Benefit Amounts in excess of the aggregate Title Defect Amounts raised hereunder.

(f)    Exclusive Remedy. Except for Buyer’s (i) rights under the Special Warranty, subject to the provisions of Section 13.1(c), (ii) rights to terminate this Agreement pursuant to Section 7.1(d), (iii) rights under Section 8.2(a) (as related to the representations and warranties of Seller set forth in Section 9.20) and (iv) rights under Section 8.2(b) (as related to the covenants of Seller set forth in Section 11.1(b)(ii)) and Section 8.2(d) (as related to the Retained Litigation), the provisions set forth in Section 13.2(d) shall be the sole and exclusive right and remedy of Buyer with respect to Upstream Seller’s failure to have Defensible Title or any other title matter with respect to any Upstream Asset.

(g)    Title Defect Amount. The amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:

(i)    if Buyer and Upstream Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)    if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property; provided that if such Encumbrance affects more than one Title Defect Property, the Title Defect Amount shall be the aggregate amount necessary to be paid to remove the Title Defect from all such Title Defect Properties (and not counted in duplicate as to each Title Defect Property);

(iii)    if (I) the Title Defect represents a negative discrepancy between (A) Upstream Seller’s Net Revenue Interest for the Subject Formation of any Well or Well Location and (B) Upstream Seller’s Net Revenue Interest for the Subject Formation of such Well or Well Location as set forth in Exhibit B-1 or Exhibit B-2, as applicable, and (II) Upstream Seller’s Working Interest in such Well or Well Location is proportionately decreased from the amount as set forth on Exhibit B-1 or Exhibit B-2, as applicable, then the Title Defect Amount shall be the product of (1) the Allocated Value of such Title Defect Property, multiplied by (2) a fraction, the (x) numerator of which is the Net Revenue Interest decrease for the applicable Subject Formation of such Well or Well Location, and (y) denominator of which is the Net Revenue Interest for the applicable Subject Formation of such Well or Well Location as set forth in Exhibit B-1 or Exhibit B-2;

(iv)    if the Title Defect represents an obligation, Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Upstream Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(v)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder;

(vi)    if a Title Defect does not affect a Title Defect Property throughout the entire remaining productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount; and

(vii)    notwithstanding anything to the contrary in this Article XIII, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any single Title Defect Property (whether related to an adjustment to the Purchase Price or any other remedy provided by Seller hereunder or any claim for any breach of the Special Warranty) shall not exceed the lesser of: (A) the actual cost and expense of curing such Title Defect (if such Title Defect is actually capable of being cured) and (B) the Allocated Value of such Title Defect Property; provided that this Section 13.2(i)(vii) shall not apply to limit the Title Defect Amount with respect to any Title Defect as described in Section 13.2(g)(ii).

(h)    Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i)    if Buyer and Upstream Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)    if (I) the Title Benefit represents a positive discrepancy between (A) Upstream Seller’s Net Revenue Interest for the Subject Formation of any Well or Well Location, and (B) Upstream Seller’s Net Revenue Interest for the Subject Formation of such Well or Well Location as set forth in Exhibit B-1 or Exhibit B-2, as applicable, and (II) Upstream Seller’s Working Interest in such Well or Well Location is proportionately increased from the amount as set forth on Exhibit B-1 or Exhibit B-2, as applicable, then the Title Benefit Amount shall be the product of (1) the Allocated Value of the affected Well or Well Location, as applicable, multiplied by (2) a fraction, the (x) numerator of which is the Net Revenue Interest increase for the applicable Subject Formation of such Well or Well Location, as applicable, and (y) denominator of which is the Net Revenue Interest for the applicable Subject Formation of such Well or Well Location as set forth in Exhibit B-1 or Exhibit B-2, as applicable; and

(iii)    if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Upstream Asset affected by such Title Benefit, the portion of such Upstream Asset affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Asset, the values placed upon the Title Benefit by Buyer and Upstream Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i)    Threshold and Deductible. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $75,000 (“Individual Title Defect Threshold”), provided that if a Title Defect (or the facts or circumstances resulting in or giving rise to a Title Defect) is applicable to or affects multiple Title Defect Properties, the Title Defect Amount for each affected Title Defect Property shall be aggregated for purposes of determining if the Individual Title Defect Threshold is met; and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the sum of (1) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defects cured by Seller or retained by Seller pursuant to Section 13.2(d)(iii)), plus (2) all Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect Threshold (excluding any Environmental Defects Remediated by Seller or retained by Seller pursuant to Section 14.1(c)(iii)), minus (3) all Title Benefit Amounts, exceeds (B) the Defect Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to Title Defects relating to Title Defect Amounts in excess of such Defect Deductible. For avoidance of doubt, the Individual Title Defect Threshold is a threshold and shall not be applied as a deductible if the Individual Title Defect Threshold is exceeded by the applicable Title Defect Amount. For the avoidance of doubt, if Seller indemnifies Buyer with respect to any Title Defect Property pursuant to a Title Indemnity Agreement or retains any Title Defect Property pursuant to Section 13.2(d)(iii), then, in each case the Title Defect Amount related to such Title Defect Property will not be counted towards the Defect Deductible. This Section 13.2(i) shall be applied in this Agreement without giving duplicative effect to its application under this Section 13.2 and Section 14.1.

(j)    Title Dispute Resolution/Escrow.

(i)    Upstream Seller and Buyer shall undertake commercially reasonable efforts to agree on (A) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing and (B) whether or not any Title Defect that Upstream Seller elects to cure pursuant to Section 13.2(c) has been cured (or if not so cured the Title Defect and/or Title Defect Amount applicable thereto) by the expiration of the Cure Period (each such matter to which the Parties do not agree, a “Title Dispute”). If Upstream Seller and Buyer are so unable to agree by the Closing Date on any Title Dispute (including any efforts by Seller prior to the Closing to cure any Title Defect), or if any Title Defect that Upstream Seller elects to cure pursuant to Section 13.2(c) has been not cured to Buyer’s satisfaction as of the Closing Date, then, in either such case, (1) such Title Dispute shall be exclusively and finally resolved pursuant to this Section 13.2(j), subject to the proviso of Section 4.4 and Seller’s continuing right to cure the Title Defect giving rise to such Title Dispute until the expiration of the Cure Period, (2) an amount equal to the sum of (x) if the Parties had elected (or were deemed to have elected) the remedies set forth in Section 13.2(d)(i) or Section 13.2(d)(ii) with respect to the applicable Title Defect, the Title Defect Amount claimed by Buyer in good faith in the applicable Title Defect Notice applicable to such Title Defect, and (y) if the Parties (or Upstream Seller, as permitted under Section 13.2(d)) had elected the remedy set forth in Section 13.2(d)(iii) with respect to the applicable Title Defect, the Allocated Value of the Upstream Assets subject to such Title Dispute, as limited by Section 13.2(i) (such amount, as determined in the aggregate with respect to all applicable Title Disputes, the “Closing Date Title Escrow Amount”) will be deposited by Buyer with the Escrow Agent to be held pursuant to the Escrow Agreement and Section 13.2(j)(iv) and (3) the Purchase Price will be reduced at the Closing by the Closing Date Title Escrow Amount. For the avoidance of doubt, unless the Parties elect (or Upstream Seller, as permitted under Section 13.2(d)) elects) the remedy set forth in Section 13.2(d)(iii) with respect to any Title Dispute, in which case such Upstream Assets shall be retained by Upstream Seller at Closing, the Upstream Assets subject to any such Title Dispute shall be conveyed to Buyer at Closing pursuant to the Assignment.

(ii)    There shall be a single arbitrator, who shall be a title attorney with at least ten years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Upstream Seller within 15 days after the end of the Cure Period (the “Title Arbitrator”). In the event the Parties are unable to mutually agree upon the Title Arbitrator within such time period, then either Party may petition the AAA to select a neutral party who has never been an officer, director or employee of or performed material work for the Parties or any of their Affiliates within the preceding five year period as Title Arbitrator, with due regard given to the selection criteria above and input from the Parties. In the event the AAA should fail to select the Title Arbitrator within 90 days from initiation of arbitration, then either party to the Title Dispute may petition any United States District Judge for the District of Colorado to select the Title Arbitrator. The arbitration proceeding shall be held in Denver, Colorado.

(iii)    Within ten Business Days after the selection of the applicable Title Arbitrator, the Parties shall provide to such Title Arbitrator the documents and materials described in this Section 13.2(j)(iii), as applicable: (A) each Title Defect Notice and all documentation provided therewith with respect to each disputed Title Defect; (B) each Title Benefit Notice and all documentation provided therewith with respect to each disputed Title Benefit; (C) such evidence as Upstream Seller deems appropriate to explain and dispute the existence, waiver and cure of each disputed Title Defect or the Title Defect Amount assigned thereto by Buyer in any Title Defect Notice, together with Upstream Seller’s good faith estimate of the Title Defect Amount, if any, with respect to each such disputed Title Defect; and (D) such evidence as Buyer deems appropriate to dispute the existence of any disputed Title Benefit or the Title Benefit Amount assigned thereto in any Title Benefit Notice with respect any such disputed Title Benefit, together with Buyer’s good faith estimate of the disputed Title Benefit Amount, if any, with respect to each such disputed Title Benefit. Each of Buyer and Seller also shall furnish to the Title Arbitrator such workpapers and other documents and information relating to each Title Dispute as the Title Arbitrator may request and are available to that Party or its Affiliates, and each of Buyer and Seller will be afforded the opportunity to present to the Title Arbitrator any material relating to each Title Dispute as such Party shall deem appropriate to support its position with respect to each such matter and to discuss such determination with the Title Arbitrator prior to any written notice of determination hereunder being delivered by the Title Arbitrator.

(iv)    The Title Arbitrator’s determination shall be in writing and shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 13.2(g) and Section 13.2(h) and, subject to the foregoing, may consider only those materials described in Section 13.2(j)(iii), and shall choose either Upstream Seller’s position or Buyer’s position with respect to each matter addressed in a Title Dispute, based on the materials described above. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amounts, Title Benefit Amounts, and/or curative efforts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Upstream Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Upstream Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator.

(v)    Upon the later of the Title Arbitrator’s determination of all Title Disputes submitted to the Title Arbitrator for determination or the Parties’ agreement as to the resolution of such Title Dispute and the Environmental Arbitrator’s determination of all Environmental Disputes submitted to the Environmental Arbitrator for determination or the Parties’ agreement as to the resolution of such Environmental Disputes, then, with respect to the Title Defect Property subject to such Title Dispute, if (A) the Parties had elected (or were deemed to have elected) the remedy in Section 13.2(d)(i), then within ten Business Days after the Title Arbitrator delivers written notice to Buyer and Upstream Seller of its award with respect thereto (or the Parties otherwise agree as to the resolution of such Title Dispute), and subject to Section 13.2(i), Buyer and Upstream Seller shall deliver joint written instructions to the Escrow Agent to deliver out of the applicable Closing Date Title Escrow Amount (1) to Upstream Seller the amount, if any, so awarded by the Title Arbitrator to Upstream Seller with respect to such Title Dispute (or as agreed by the Parties with respect thereto) and (2) to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer with respect to such Title Dispute (or as agreed by the Parties with respect thereto), (B) the Parties had elected the remedy in Section 13.2(d)(ii), then the Parties shall use commercially reasonable efforts to enter into the applicable Title Indemnity Agreement within ten Business Days after the Title Arbitrator delivers written notice to Buyer and Upstream Seller of his decision with respect thereto (or the Parties otherwise agree as to the resolution of such Title Dispute) and upon execution of such Title Indemnity Agreement Buyer and Upstream Seller shall deliver joint written instructions to the Escrow Agent to deliver out of the Closing Date Title Escrow Amount to Upstream Seller an amount equal to the Allocated Value of the applicable Title Defect Property the Title Defect Amount claimed by Buyer in good faith in the applicable Title Defect Notice applicable to such Title Defect, or (C) the Parties (or Upstream Seller, as permitted under Section 13.2(d)) had elected the remedy in Section 13.2(d)(iii), then within ten Business days after the Title Arbitrator delivers written notice to Buyer and Upstream Seller of his decision with respect thereto (or the Parties otherwise agree as to the resolution of such Title Dispute), the Parties (or Upstream Seller, as permitted under Section 13.2(d), as applicable) shall once against elect between the remedies in Section 13.2(d) pursuant to the terms thereof, mutatis mutandis, and (1) clause (A) or (B) of this Section 13.2(j)(v) shall apply, as applicable, or (2) if Section 13.2(d)(iii) is applicable with respect to such Title Defect Property, Buyer and Upstream Seller shall deliver joint written instructions to the Escrow Agent to deliver out of the Closing Date Title Escrow Amount to Buyer an amount equal to the Allocated Value of the applicable Title Defect Property and Seller shall continue to retain the applicable Title Defect Property and associated Upstream Assets. Disbursements from the Environmental Escrow Amount pursuant to this Section 13.2(j)(v) shall be made giving effect to Section 13.2(j)(ii) and Section 14.1(e)(ii) so as to achieve the same result as if the matters submitted to the Environmental Arbitrator for determination and to the Title Arbitrator for determination had been resolved prior to Closing on the same basis as resolved pursuant to this Section 13.2(j) and Section 14.1(f).

(vi)    Except as provided in the proviso of Section 4.4, nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Purchase Price shall be adjusted therefor as of the Closing by the Closing Date Title Escrow Amount as provided in this Section 13.2(j) and subsequent adjustments thereto will be made pursuant to Section 3.5 and this Section 13.2.

13.3    Casualty Loss.

(a)    Notwithstanding anything herein to the contrary from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to (i) production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and (ii) the depreciation of personal property due to ordinary wear and tear, in each case, with respect to the Assets.

(b)    If, after the Execution Date but prior to the Closing Date, subject to Section 13.3(c), any portion of the Assets is damaged or destroyed or otherwise impaired by fire, explosion, tornado, hurricane, earthquake, earth movement, flood, water damage or other similar casualty or is taken in condemnation or under right of eminent domain (in each case, a “Casualty Loss”), then Buyer shall nevertheless be required to close the transactions contemplated by the Agreement and Seller shall elect by written notice to Buyer prior to Closing either to (i) cause the Assets affected by such Casualty Loss to be repaired or restored to at least its condition prior to such Casualty Loss, at Seller’s sole cost, as promptly as reasonably practicable

(which work may extend after the Closing Date) or (ii) pay to Buyer all sums paid to Seller by Third Parties by reason of such Casualty Loss affecting the Assets and assign, transfer and set over to Buyer or subrogate Buyer to (in the case of any such rights held by Seller outside of the Partnership) all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such Casualty Loss affecting the Assets; provided, however, that if the Casualty Loss affected the Upstream Assets, Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against Third Parties with respect to any such Casualty Loss. If Seller elects the option in item (i) above, Seller shall retain (or, if such rights are held by the Partnership, Seller and Buyer shall cause the Partnership to assign to Seller) all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

(c)    If, after the Execution Date but prior to the Closing Date, (i) all or any portion of the Gas Plants are destroyed or damaged by fire, explosion, tornado, hurricane, earthquake, earth movement, flood, water damage, sabotage, accident or other casualty (all of which are herein called “Midstream Casualty Loss”), (ii) the Gas Plants (or portions thereof) affected thereby have not, prior to the Closing Date, been replaced or repaired in all material respects to the condition of such Midstream Assets immediately prior to such Midstream Casualty Loss and placed into such operational condition and capability as such Midstream Assets were in immediately prior to such Midstream Casualty Loss, and (iii) such Midstream Casualty Loss could reasonably be expected to materially and adversely affect the ability of Buyer and the Partnership following the Closing to operate the Midstream Business in the ordinary course of business consistent with past practice for a period that is longer than 120 days after the Closing, then Buyer may terminate this Agreement pursuant to Section 7.1(f).

(d)    Seller shall give Buyer prompt notice of any Casualty Loss or Midstream Casualty Loss of which Seller becomes aware. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss or Midstream Casualty Loss without first obtaining the written consent of Buyer, which consent may not be unreasonably withheld or delayed.

13.4    Consents; Preferential Rights.

(a)    Seller, on or prior to the later of (x) ten Business Days after the Execution Date, and (y) five Business Days after the Assignment Drop Dead Date, shall send to each holder of a Consent set forth in Schedule 9.4 a notice seeking such holder’s consent to the transactions contemplated hereby. With respect to any Consent that is not set forth on Schedule 9.4 (including those Consents not required to be set forth on such Schedule) but is discovered by any Party prior to Closing, Seller shall send to the holder of each such Consent a notice seeking such holder’s consent to the transactions contemplated hereby as soon as reasonably practicable after discovery of such Consent. Seller shall use its commercially reasonable efforts to obtain all Consents pursuant to the terms of this Agreement (provided that Seller shall not be obligated to incur any Liability to obtain any such Consent), and Buyer agrees to use its commercially reasonable efforts to cooperate with any such efforts (provided that Buyer shall not be obligated to incur any Liability (other than, as of the Closing, the Upstream Assumed Obligations) to obtain any such Consent; provided, further, however, that such restriction shall not be viewed to limit Buyer’s obligation to post any credit support or other similar consideration that may be expressly contemplated and/or called for pursuant to the terms of any Applicable Contract, Lease or Upstream Easement, including the Firm Transportation Agreements).

(i)    If Seller fails to obtain a Hard Consent, then, in each such case, the affected Upstream Asset(s) shall be excluded from the Upstream Assets to be acquired by Buyer at Closing hereunder, and the Purchase Price shall be reduced by the Allocated Value of the Upstream Asset(s) so excluded. Following Closing, Seller shall use its commercially reasonable efforts to obtain each such Hard Consent (provided that Seller shall not be obligated to incur any Liabilities to obtain any such Consent). In the event that a Hard Consent (with respect to any applicable Upstream Asset(s) excluded pursuant to this Section 13.4(a)(i)) that was not obtained prior to Closing is obtained within 180 days following Closing, Seller shall promptly notify Buyer of such fact, and Buyer shall purchase, within ten days after such notification, such Upstream Asset(s) so excluded from Upstream Seller under the terms of this Agreement for the amount by which the Purchase Price was reduced at Closing due to the exclusion of such Upstream Asset(s) (as such amount is appropriately adjusted in accordance to Section 3.3 with respect to such Upstream Asset(s)), and Upstream Seller shall assign to Buyer such Upstream Asset(s) pursuant to an assignment in form substantially similar to the Upstream Assignment.

(ii)    If Seller fails to obtain a Consent other than a Hard Consent prior to the Closing, then (x) the Upstream Asset(s) subject to such un-obtained Consent shall nevertheless be acquired by Buyer at Closing as part of the Upstream Assets or indirectly through the acquisition of the Midstream Interests, (y) Buyer shall have no claim against, and hereby releases and indemnifies the Seller Indemnified Parties from any Liability for, the failure to obtain such Consent, and (z) Buyer shall be solely responsible from and after the Closing for any and all Liabilities arising from the failure to obtain such Consent as part of the Upstream Assumed Obligations hereunder.

(b)    With respect to each Preferential Purchase Right set forth on Schedule 9.4, Seller, on or prior to the later of (x) ten Business Days after the Execution Date, and (y) five Business Days after the Assignment Drop Dead Date, shall send to the holder of each such Preferential Purchase Right a notice in compliance with the contractual provisions applicable to such Preferential Purchase Right requesting a waiver of such right. With respect to each Preferential Purchase Right that is not set forth on Schedule 9.4 but is discovered by any Party prior to Closing, Seller shall send to the holder of each such Preferential Purchase Right a notice in compliance with the contractual provisions applicable to such Preferential Purchase Right requesting a waiver of such right as soon as reasonably practicable after discovery of any such Preferential Purchase Right. Any Preferential Purchase Right must be exercised subject to all terms and conditions set forth in this Agreement, and the consideration payable under this Agreement for the purposes of all Preferential Purchase Right notices shall be the Allocated Value of the applicable Upstream Asset (as adjusted herein).

(i)    If, prior to Closing, any holder of a Preferential Purchase Right has consummated the acquisition of the Upstream Assets to which its Preferential Purchase Right applies, then the Upstream Assets subject to such Preferential Purchase Right shall be excluded from the Upstream Assets to be assigned to Buyer at Closing (and shall be considered Excluded Assets hereunder, but only to the extent of the portions of such Upstream Assets affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of such Upstream Assets (or portions thereof) so excluded. Seller shall be entitled to all consideration given by any Person consummating the acquisition of any Upstream Assets subject to any Preferential Purchase Right prior to Closing.

(ii)    If, as of Closing, (A) any holder of a Preferential Purchase Right has not waived such Preferential Purchase Right, (B) the period to exercise such Preferential Purchase Right has not expired without exercise or waiver thereof, or (C) any holder of a Preferential Purchase Right has not consummated the acquisition of the Upstream Assets to which its Preferential Purchase Right applies, then, in each case, the Upstream Assets subject to such Preferential Purchase Right shall be excluded from the Upstream Assets to be assigned to Buyer at Closing (and shall be considered Excluded Assets hereunder, but only to the extent of the portions of such Upstream Assets affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of such Upstream Assets (or portions thereof) so excluded.

(iii)    If, following the Closing, any holder of a Preferential Purchase Right with respect to assets excluded from the Upstream Assets to be assigned to Buyer pursuant to Section 13.4(b)(ii) fails to validly exercise such right prior to the expiration of the exercise period applicable to such Preferential Purchase Right or fails to consummate the acquisition of the Upstream Assets to which such holder’s Preferential Purchase Right was exercised (prior to or after the Closing), Seller shall promptly notify Buyer of such failure, and Buyer shall purchase, within ten days after such notification, such Upstream Asset(s) so excluded from Upstream Seller under the terms of this Agreement for the amount by which the Purchase Price was reduced at Closing due to the exclusion of such Upstream Asset(s) (as such amount is appropriately adjusted in accordance to Section 3.3 with respect to such Upstream Asset(s)), and Upstream Seller shall assign to Buyer such Upstream Asset(s) pursuant to an assignment in form substantially similar to the Upstream Assignment and deliver any other instruments and documents that would have been required under the terms of this Agreement to be delivered at the Closing with respect to such Upstream Asset(s).

ARTICLE XIV
ENVRIONMENTAL MATTERS

14.1    Notice of Environmental Defects.

(a)    Environmental Defect Notices. If Buyer discovers any Environmental Condition which, in its reasonable opinion, Buyer determines constitutes an Environmental Defect, Buyer shall promptly notify Upstream Seller within five Business Days of such discovery and, in any event, on or before the Defect Claims Date. To be effective, notice of an Environmental Defect (an “Environmental Defect Notice”) shall be in writing and shall include (i) a reasonable description of the Environmental Condition constituting, in Buyer’s reasonable opinion, Environmental Defect(s), (ii) the identity of the Upstream Asset(s) (including, with respect to a Well or Well Location, a reasonable description of such Well or Well Location and the Leases(s) contributing to such Well or Well Location) or portions thereof, affected by the asserted Environmental Defect (each, an “Environmental Defect Property”), (iii) supporting documentation available to Buyer reasonably necessary for Seller to verify the existence of the alleged Environmental Defect, including, to the extent permitted by Seller under Section 12.1, any physical measurements or lab analyses or photographs, (iv) the Allocated Value of each Environmental Defect Property, (v) the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such Environmental Defect and the computations and information upon which Buyer’s belief is based, (vi) a reasonable description of the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect, and (vii) a reasonable description of the violation of Environmental Law that gives rise to such Environmental Defect. For all purposes of this Agreement but subject to Buyer’s remedy for a breach of Seller’s representation contained in Section 9.14 and Buyer’s remedies for breaches of the covenants of Seller set forth in Section 11.1(a)(i) (as so limited by Section 11.1(c)), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice meeting the requirements of this Section 14.1(a) that is received by Upstream Seller on or before the Defect Claims Date.

(b)    Upstream Seller’s Right to Remediate. Upstream Seller shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate, at any time prior to the Closing, any Environmental Defects of which Upstream Seller has been advised by Buyer. An election by Upstream Seller to Remediate an Environmental Defect shall be without prejudice to its rights under Section 14.1(f) and shall not constitute an admission against interest or a waiver of Upstream Seller’s right to dispute the existence, nature or value of, or cost to Remediate, the alleged Environmental Defect.

(c)    Remedies for Environmental Defects. Subject to (x) Upstream Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, (y) Upstream Seller’s remediation rights pursuant to Section 14.1(b), and (z) the rights of the Parties pursuant to Section 7.1(d), in the event that any Environmental Defect properly asserted by Buyer in accordance with Section 14.1(a) is not waived in writing by Buyer or Remediated on or before the Closing, then, subject to the Individual Environmental Defect Threshold and the Defect Deductible, the Parties shall mutually agree to resolve Environmental Defects as follows:

(i)    reduce the Purchase Price by the Remediation Amount determined pursuant to Section 14.1(f) or other provision of this Agreement;

(ii)    Upstream Seller shall retain responsibility for the Remediation of such Environmental Defect and Upstream Seller shall indemnify Buyer against all Liability resulting from such Environmental Defect pursuant to an indemnity agreement in form and substance reasonably satisfactory to the Parties (each, an “Environmental Indemnity Agreement”);

(iii)    Upstream Seller shall retain the entirety of such Environmental Defect Property and all associated Upstream Assets, in which event the Purchase Price shall be reduced at Closing by an amount equal to the Allocated Value of such Environmental Defect Property and such associated Upstream Assets, and such Environmental Defect Property and associated Upstream Assets shall be treated as Excluded Assets under this Agreement; or

(iv)    Buyer shall assume the responsibility for the Remediation of the Environmental Defect, and Upstream Seller shall indemnify Buyer against all Liability resulting from such Environmental Defect up to the Allocated Value of the applicable Environmental Defect Property pursuant to an Environmental Indemnity Agreement;

In the event that the Parties do not agree in writing by Closing on an election of alternative (i), (ii), (iii) or (iv) above with respect to any Environmental Defect, the Parties shall be deemed to have elected alternative (i) with respect to such Environmental Defect, subject to Section 14.1(f); provided that if the Remediation Amount associated with an Environmental Defect Property as asserted by Buyer (after giving effect to any reduction thereof as agreed to by Buyer due to efforts by Seller prior to Closing to cure such Environmental Defect) equals or exceeds the Allocated Value of such Environmental Defect Property, then Upstream Seller may elect alternative (iii) with respect to such Environmental Defect Property.

If the Parties elect (or are deemed to have elected) alternative (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and such responsibility of Buyer shall be deemed to constitute part of the Upstream Assumed Obligations hereunder. If the Parties elect alternative (ii) above, Upstream Seller shall use reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Seller elects to undertake and Buyer, effective as of the Closing, grants to Seller and its Representatives, access to the Upstream Assets and all utilities located on the Upstream Assets as may be reasonably required in order to conduct such Remediation.

(d)    Exclusive Remedy. Except for Buyer’s rights (i) under Section 8.2(a) for a breach of Seller’s representations and warranties set forth in Section 9.14, (ii) under Section 8.2(b) for a breach of the covenants of Seller set forth in Section 11.1(a)(i) and (iii) to terminate this Agreement pursuant to Section 7.1(d), the provisions set forth in Section 14.1(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect or any other environmental matter with respect to any Asset.

(e)    Threshold and Deductible. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $100,000 (“Individual Environmental Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Defect Threshold unless (A) the sum of (1) the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold (excluding any Environmental Defects Remediated by Upstream Seller or retained by Upstream Seller pursuant to Section 14.1(c)(iii))), plus (2) all Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defects cured by Upstream Seller or retained by Upstream Seller pursuant to Section 13.2(d)(iii))), minus (3) all Title Benefit Amounts, exceeds (B) the Defect Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Environmental Defects relating to Remediation Amounts in excess of the Defect Deductible. For the avoidance of doubt, the Individual Environmental Defect Threshold is a threshold and shall not be applied as a deductible if the amount of such Individual Environmental Defect Threshold is exceeded by the applicable Remediation Amount. For the avoidance of doubt, if Upstream Seller indemnifies Buyer with respect to any Environmental Defect Property pursuant to an Environmental Indemnity Agreement or retains any Environmental Defect Property pursuant to Section 14.1(c)(iii), then, in each case, after such election, the Remediation Amount relating to such Environmental Defect Property will not be counted towards the Defect Deductible. This Section 14.1(e) shall be applied in this Agreement without giving duplicative effect to its application under this Section 14.1 and Section 13.2.

(f)    Environmental Dispute Resolution.

(i)    Upstream Seller and Buyer shall undertake commercially reasonable efforts to agree (A) to all Environmental Defect and Remediation Amounts prior to Closing and (B) whether or not any Environmental Defect that Upstream Seller elects to Remediate prior to Closing pursuant to Section 14.1(b) has been Remediated (or if not so cured the Remediation Amount applicable thereto) by the Closing (each such matter to which the Parties do not agree, an “Environmental Dispute”). If Upstream Seller and Buyer are unable to agree by the Closing Date on any Environmental Dispute (including any efforts by Seller prior to Closing to Remediate any Environmental Defect), then (1) such Environmental Dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 14.1(f), subject to the proviso of Section 4.4, (2) an amount equal to the sum of (x) if the Parties had elected (or were deemed to have elected) the remedies set forth in Section 14.1(c)(i), Section 14.1(c)(ii), or Section 14.1(c)(iv) with respect to the applicable Environmental Defect, the Remediation Amount claimed by Buyer in good faith in the applicable Environmental Defect Notice applicable to such Environmental Dispute, and (y) if the Parties (or Upstream Seller, as permitted under Section 14.1(c)) had elected the remedy set forth in Section 14.1(c)(iii) with respect to the applicable Environmental Defect, the Allocated Value of the Upstream Assets subject to such Environmental Dispute, subject to Section 14.1(e) (such amount, as determined in the aggregate with respect to all applicable Environmental Disputes, the “Closing Date Environmental Escrow Amount”) will be deposited by Buyer with the Escrow Agent to be held pursuant to the Escrow Agreement and Section 14.1(f)(v) and (3) the Purchase Price will be reduced at Closing by the Closing Date Environmental Escrow Amount. For the avoidance of doubt, the Upstream Assets subject to any Environmental Dispute shall be conveyed to Buyer at Closing pursuant to the Assignment unless (X) the Parties (or Upstream Seller, as permitted under Section 14.1(c)) elect the remedy set forth in Section 14.1(c)(iii) with respect to any Environmental Dispute or (Y) the Remediation Amount asserted by Buyer in the applicable Environmental Defect Notice applicable to such Environmental Dispute equals or exceeds the Allocated Value of such Environmental Defect Property such that the Parties (or Upstream Seller, as permitted under Section 14.1(c)) may, upon final determination of the Environmental Dispute, elect the remedy set forth in Section 14.1(c)(iii) with respect to such Environmental Dispute if, as determined by the Environmental Arbitrator, the Remediation Amount equals or exceeds the Allocated Value of such Environmental Defect Property, in either case of (X) or (Y), such Upstream Assets shall be retained by Upstream Seller at Closing.

(ii)    There shall be a single arbitrator, who shall be an environmental consultant with at least ten years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Upstream Assets are located, as selected by mutual agreement of Buyer and Upstream Seller within 15 days after the Closing Date (the “Environmental Arbitrator”). In the event the Parties are unable to mutually agree upon the Environmental Arbitrator within such time period, then either Party may petition the AAA to select a neutral party who has never been an officer, director or employee of or performed material work for the Parties or any of their Affiliates within the preceding five year period as Environmental Arbitrator, with due regard given to the selection criteria above and input from the Parties. In the event the AAA should fail to select the Environmental Arbitrator within 90 days from initiation of arbitration, then either party to the Environmental Dispute may petition any United States District Judge for the District of Colorado to select the Environmental Arbitrator. The arbitration proceeding shall be held in Denver, Colorado.

(iii)    Within ten Business Days after the selection of the applicable Environmental Arbitrator, the Parties shall provide to such Environmental Arbitrator (A) each Environmental Defect Notice and all documentation provided therewith with respect to each disputed Environmental Defect; and (B) such evidence as Seller deems appropriate to explain and dispute the existence, waiver and cure of each disputed Environmental Defect or the Remediation Amount assigned thereto by Buyer in any Environmental Defect Notice, together with Seller’s good faith estimate of the Remediation Amount, if any, with respect to each such disputed Environmental Defect. Each of Buyer and Seller also shall furnish to the Environmental Arbitrator such workpapers and other documents and information relating to each Environmental Dispute as the Environmental Arbitrator may request and are available to that Party or its Affiliates, and each of buyer and Seller will be afforded the opportunity to present to the Environmental Arbitrator any material relating to each Environmental Dispute as such Party shall deem appropriate to support its position with respect to each such matter and to discuss such determination with the Environmental Arbitrator prior to any written notice of determination hereunder being delivered by the Environmental Arbitrator.

(iv)    The Environmental Arbitrator’s determination shall be in writing and shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 14.1 and, subject to the foregoing, may consider only those materials described in Section 14.1(f)(iii), and shall choose either Upstream Seller’s position or Buyer’s position with respect to each matter addressed in an Environmental Dispute, based on the materials described above. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects, Remediation Amounts, and/or curative efforts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Upstream Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Upstream Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator.

(v)    Upon the later of the Environmental Arbitrator’s determination of all Environmental Disputes submitted to the Environmental Arbitrator for determination or the Parties’ agreement as to the resolution of such Environmental Disputes and the Title Arbitrator’s determination of all Title Disputes submitted to the Title Arbitrator for determination or the Parties’ agreement as to the resolution of such Title Dispute, then, with respect to the Environmental Defect Property subject to such Environmental Dispute, if (A) the Parties had elected (or were deemed to have elected) the remedy in Section 14.1(c)(i), then within ten Business Days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his decision with respect thereto (or the Parties otherwise agree as to the resolution of such Environmental Dispute), and subject to Section 14.1(e), Buyer and Upstream Seller shall deliver joint written instructions to the Escrow Agent to deliver out of the Closing Date Environmental Escrow Amount (1) to Upstream Seller the amount, if any, so awarded by the Environmental Arbitrator to Upstream Seller with respect to such Environmental Dispute (or as agreed by the Parties with respect thereto) and (2) to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer with respect to such Environmental Dispute (or as agreed by the Parties with respect thereto), (B) the Parties had elected the remedy in Section 14.1(c)(ii) or Section 14.1(c)(iv), then the Parties shall use commercially reasonable efforts to enter into the applicable Environmental Indemnity Agreement within ten Business Days after the Environmental Arbitrator delivers written notice to Buyer and Upstream Seller of his decision with respect thereto (or the Parties otherwise agree as to the resolution of such Environmental Dispute), and after entering into such Environmental Indemnity Agreement the applicable Party shall assume responsibility to Remediate the applicable Environmental Defect and Buyer and Upstream Seller shall deliver joint written instructions to the Escrow Agent to deliver out of the Closing Date Environmental Escrow Amount to Upstream Seller an amount equal to the Remediation Amount claimed by Buyer in good faith in the applicable Environmental Defect Notice applicable to such Environmental Dispute, or (C) the Parties (or Upstream Seller, as permitted under Section 14.1(c)) had elected the remedy in Section 14.1(c)(iii), then within ten Business Days after the Environmental Arbitrator delivers written notice to Buyer and Upstream Seller of his decision with respect thereto (or the Parties otherwise agree as to the resolution of such Environmental Dispute), Upstream Seller and Buyer shall once again elect between the remedies in Section 14.1(c) pursuant to the terms thereof, mutatis mutandis, and (1) clause (A) or (B) of this Section 14.1(f)(v) shall apply, as applicable, or (2) if Section 14.1(c)(iii) is applicable with respect to such Environmental Defect Property, Buyer and Upstream Seller shall deliver joint written instruction to the Escrow Agent to deliver out of the Closing Date Environmental Escrow Amount to Buyer an amount equal to the Allocated Value of the applicable Environmental Defect Property and Upstream Seller shall continue to retain the applicable Environmental Defect Property and associated Upstream Assets. Disbursements from the Environmental Escrow Amount pursuant to this Section 14.1(f)(v) shall be made giving effect to Section 13.2(j)(ii) and Section 14.1(e)(ii) so as to achieve the same result as if the matters submitted to the Environmental Arbitrator for determination and to the Title Arbitrator for determination had been resolved prior to Closing on the same basis as so resolved pursuant to this Section 14.1(f) and Section 13.2(j).

(vi)    Except as provided in the proviso of Section 4.4, nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Purchase Price shall be adjusted therefor as of the Closing by the Closing Date Environmental Escrow Amount as provided in this Section 14.1(f) and subsequent adjustments thereto will be made pursuant to Section 3.5 and this Section 14.1.

14.2    NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development, production, gathering and transportation of oil and gas and there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, pipelines, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. Except for Environmental Conditions that form the basis of an Environmental Defect (which Environmental Defect shall be treated as provided in Article XIV) or a breach of the representations and warranties in Section 9.14, with respect to Assets actually acquired by Buyer at Closing, Buyer assumes all Liability for the assessment, remediation, removal and disposal of these materials.

ARTICLE XV
MISCELLANEOUS

15.1    Exhibits, Schedules and Appendices. All of the Exhibits, Schedules and Appendices referred to in this Agreement constitute a part of this Agreement. Seller and Buyer and their respective counsel have received a complete set of Exhibits, Schedules and Appendices prior to and as of the execution of this Agreement.

15.2    Expenses and Taxes.

(a)    Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Person incurring the same, including, legal and accounting fees, costs and expenses.

(b)    All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments (including the Assignment), conveyances or other instruments required to convey title to the Assets and Partnership Interests to Buyer shall be borne by Buyer. Buyer shall assume responsibility for, and shall bear and pay, all state sales and use Taxes and transfer and similar Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement other than the Conversion (the “Transfer Taxes”). Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(c)    Allocation of Tax Responsibility.

(i)    Seller shall be allocated and bear all Asset Taxes attributable to (A) any Tax period ending prior to the Effective Time and (B) the portion of any Straddle Period ending immediately prior to the Effective Time;

(ii)    Seller shall be allocated and bear all Income Taxes payable by the Partnership attributable to (A) any Tax period ending on the Closing Date and (B) the portion of any Straddle Period ending on the Closing Date;

(iii)    Buyer shall be allocated and bear all Asset Taxes attributable to (A) any Tax period beginning at or after the Effective Time and (B) the portion of any Straddle Period beginning at the Effective Time; and

(iv)    Buyer shall be allocated and bear all Income Taxes payable by the Partnership attributable to (1) any Tax period beginning after the Closing Date and (2) the portion of any Straddle Period beginning after the Closing Date.

(d)    For purposes of determining the allocations described in Section 15.2(c), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand, and (iv) Income Taxes payable by the Partnership shall be allocated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date as if the taxable year of the Partnership ended on the Closing Date. To the extent the Partnership is included in a combined Texas franchise tax report with Seller or an Affiliate of Seller, the allocation provided in this Section 15.2(d) shall be calculated as if the Partnership left the combined group immediately after the Closing Date.

(e)    To the extent the actual amount of an Asset Tax or Income Tax payable by the Partnership is not known at the time an adjustment is to be made with respect to such Asset Tax or Income Tax pursuant to Section 3.3, Section 3.4 and Section 3.5, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax or Income Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax or Income Tax payable by the Partnership (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.5, timely payments will be made from one Party to the others to the extent necessary to cause each Party to bear the amount of such Asset Tax or Income Tax that is allocable to such Party under this Section 15.2.

(f)    Subject to Buyer’s right to reimbursement pursuant to Section 15.2(e), Buyer shall (i) pay any Asset Taxes relating to any Tax period that ends before or includes the Closing Date that become due and payable after the Closing Date and file with the appropriate Taxing Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (ii) submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and (iii) timely file any such Tax Return, incorporating any comments received from Seller prior to the due date therefor. The Parties agree that (x) this Section 15.2(f) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Taxing Authority, and (y) nothing in this Section 15.2(f) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Buyer of its obligations under this Section 15.2(f), which shall be borne by Buyer).

(g)    Seller shall prepare and file all Tax Returns of the Partnership for any period ending on or before the Closing Date. Buyer shall prepare and file all Tax Returns of the Partnership for any Straddle Period that are due after the Closing Date. The Party preparing any such Tax Return (other than any Tax

Return with respect to Income Taxes of the Partnership for any period ending on or before the Closing Date) shall (1) submit to the other Party each such Tax Return for its review and comment reasonably in advance of the due date therefor, (2) consider, in good faith, any comments to such Tax Return and (3) shall pay any Taxes shown as due and payable thereon subject to its right to reimbursement pursuant to Section 15.2(e).

(h)    The amount of any refunds or credits of (i) Income Taxes of the Partnership for any Tax period ending on the Closing Date, or the portion of any Straddle Period ending on the Closing Date and (ii) other Taxes of the Partnership for any Tax period ending before the Effective Time or the portion of any Straddle Period ending immediately before the Effective Time, shall in each case be for the account of Seller except to the extent such refunds or credits were taken into account as an adjustment to the Purchase Price pursuant to Section 3.3, Section 3.4 and Section 3.5, as applicable. The amount of any refunds or credits of (A) Income Taxes of the Partnership for any Tax period beginning after the Closing Date, or the portion of any Straddle Period beginning after the Closing Date and (B) other Taxes of the Partnership for any Tax period beginning at the Effective Time or the portion of any Straddle Period beginning at the Effective, Time shall in each case be for the account of Buyer. The amount of any refund or credit of Taxes of the Partnership for any Straddle Period shall be equitably apportioned between Buyer and Seller in accordance with the principles set forth in Section 15.2(c), as applicable. Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund or credit of Tax pursuant to this Section 15.2(h) the amount of such refund within 30 days after such refund is received or credit is realized, net of any reasonable third-party costs or expenses incurred by such Party or its Affiliates in procuring such refund or credit.

(i)    Any payments made to any Party pursuant to this Agreement after the Closing Date shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by applicable Law.

(j)    After the Closing, Buyer shall control the conduct of any audit, adjustment, claim, examination, assessment, contest, or other proceeding with respect to Asset Taxes or any Taxes payable by the Partnership (each a “Tax Audit”). In the case of a Tax Audit after the Closing that could reasonably be expected to result in a liability to Seller under this Agreement or otherwise, (A) Buyer shall keep Seller reasonably informed and consult with Seller with respect to any material issue relating to such Tax Audit, (B) Buyer shall provide Seller copies of all correspondence, notices and other written material received from any Governmental Authority with respect to such Tax Audit, (C) Buyer shall provide Seller with a copy of, and an opportunity to review and comment on, all submissions made to a Governmental Authority in connection with such Tax Audit, and (D) Buyer shall not agree to a settlement or compromise thereof without the consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the Parties expressly agree that any Tax Audit relating to U.S. federal income taxes of the Partnership conducted with respect to the taxable period ending on or prior to the date of the Conversion shall be controlled by Seller; provided, however, that in the event Buyer or its Affiliates or the Partnership would be subject to Liability (taking into account the Conversion) as a result of such Tax Audit, then (1) Seller shall not agree to compromise or settlement thereof without the prior written consent of Buyer (such consent not be unreasonable withheld, conditioned or delayed) and (2) Seller and the Partnership shall take all actions that may be reasonably necessary or appropriate to prevent the Partnership from having any liability for an “imputed underpayment” (within the meaning of Section 6225 of the Code) or any interest or penalty related thereto that is attributable to any adjustment of any item of income, gain, loss, deduction or credit of the Partnership for any taxable period or portion thereof ending on or prior to the date of the Conversion.

(k)    The Parties acknowledge and agree that following the Conversion, the Partnership will be classified as a disregarded entity under Section 301.7701-3(b)(1)(ii) of the Treasury Regulations, and

both Buyer and Seller agree to report, for all applicable Tax reporting and compliance purposes, the transfer and sale of the Midstream Interests as a deemed asset sale for U.S. federal income tax purposes.

(l)    The Parties shall cooperate fully, as and to the extent reasonably required in connection with the filing of any Tax Returns, the qualification for any exemption or reduction in Tax that may be available, State and Federal regulatory reports, royalty payments including related deduction and any audit, litigation or other proceeding with respect to these matters for the Assets. Such cooperation shall include the retention of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to allow access (upon request) to the Assets by Seller, Seller’s Representatives, auditors and State or Federal representatives relevant to any such audit, litigation or other proceeding.

15.3    Assignment. This Agreement may not be assigned by Buyer or Seller without the prior written consent of the non-assigning Party; provided that (a) without the consent of Seller, but only upon prior written notice to Seller delivered on or before ten Business Days following the Execution Date (such date, or such earlier date as Buyer delivers such written notice (or written notice that it will not utilize such Affiliate assignment rights), the “Assignment Drop Dead Date”), Buyer may assign all or part of this Agreement to one or more Affiliates of Buyer, or (b) without the consent of Seller, Buyer may collaterally assign its rights under this agreement to the Financing Sources; provided that any such assignment shall not relieve Buyer of its obligations hereunder without Seller’s written consent. In the event the non-assigning Party consents to any such assignment, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder. Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred. Any assignment made in contravention of the terms of this Section 15.3 shall be void ab initio.

15.4    Preparation of Agreement. Seller, Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5    Publicity.

(a)    If Buyer desires to make or issue any public announcement concerning the transactions contemplated by this Agreement, it shall first give Seller 24 hours written notification of its desire to make such a public announcement. The written notification shall include a written draft of the text of such public announcement. Seller shall be given the right to provide comments to the proposed public announcement, and Buyer shall use its reasonable efforts to incorporate such comments into such public announcement. Notwithstanding the foregoing, Buyer shall not make or issue any such public announcement within three Business Days after the Closing.

(b)    If Seller desires to make a public announcement, it shall first give Buyer 24 hours written notification of its intention to make a public announcement. The written notification shall include a written draft of the text of such public announcement. Buyer shall be given the right to provide comments to the proposed public announcement, and Seller shall use its reasonable efforts to incorporate such comments into such public announcement. Subject to the Parties’ rights and obligations discussed in Section 15.5(c), in no event shall Seller disclose the identity of Buyer without the express written consent of Buyer.

(c)    Nothing in this Section 15.5 shall prohibit any Party from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable Law or the rules of any stock exchange upon which the Party’s or a Party’s Affiliate’s capital stock is traded; provided, however, that to the extent not inadvisable in such Party’s reasonable discretion, prior written notification shall be given to the other Parties prior to any such announcement or statement.

(d)    Notwithstanding anything to the contrary in this Section 15.5, from and after the date that Seller or its Affiliate makes a public announcement concerning the transactions contemplated by this Agreement, this Section 15.5 will not preclude or prevent or otherwise restrict the activities of the Financing Sources in connection with the Financings.

15.6    Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by e-mail transmission (provided that the acknowledgment of the receipt of such e-mail is requested and received, excluding automatic responses, with the receiving Person affirmatively obligated to promptly acknowledge receipt) addressed to Seller or Buyer, as appropriate, at the address for such Person shown below or at such other address as Seller or Buyer shall have theretofore designated by written notice delivered to the other Parties:

If to Seller:
QEP Energy Company
1050 17th Street, Suite 800
Denver, CO 80265
Attention: Chris Longwell, GM Eastern Region
Email: chris.longwell@qepres.com

With a copy to:
QEP Energy Company
1050 17th Street, Suite 800
Denver, CO 80265
Attention: Chris Woosley, Senior Vice President and General Counsel
Email: chris.woosley@qepres.com

and

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Stephen Szalkowski
Email: stephen.szalkowski@lw.com

If to Buyer:
Aethon III BR LLC
12377 Merit Drive, Suite 1200
Dallas, Texas 75251
Attention: Preston Phillips

Email: pphillips@aethonenergy.com

With a copy to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: Rodney L. Moore
Email: rodney.moore@weil.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or sent by e-mail transmission (provided that delivery of such e-mail is confirmed by written confirmation), as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Seller or Buyer may change the address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.6. If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

15.7    Further Cooperation. After the Closing, Seller and Buyer shall (and Buyer shall cause the Partnership to, as applicable) execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as Seller or Buyer may reasonably request, to convey and deliver the Upstream Assets to Buyer and the Midstream Interests to Buyer, to perfect Buyer’s title thereto and to accomplish the orderly transfer of the Upstream Assets and Midstream Interests to, and assumption of liabilities by, Buyer in the manner contemplated by this Agreement.

15.8    Filings, Notices and Certain Governmental Approvals. Promptly after the Closing, Buyer shall (a) record all assignments of Leases executed at the Closing in the records of the applicable Governmental Authority, (b) if applicable, send notices, in forms reasonably acceptable to Seller, to vendors supplying goods and services for the Assets or the Midstream Business and to the operator of such Assets of the direct or indirect assignment of such Assets to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets and Midstream Interests to Buyer and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets and Midstream Interests to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, that, in each case, shall not have been obtained prior to the Closing (including Customary Post-Closing Consents). Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

15.9    Entire Agreement; Conflicts.

(a)    THIS AGREEMENT, THE EXHIBITS, SCHEDULES AND APPENDICES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT

COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF.

(b)    The Parties expressly acknowledge and agree that, in the event that the Closing occurs, the Confidentiality Agreement shall be terminated in its entirety effective as of the Closing Date.

(c)    THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG SELLER AND BUYER RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE CONFIDENTIALITY AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH.

(d)    IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10    Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Seller and Buyer and their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so). The Financing Sources are hereby made express third party beneficiaries of Section 7.2(e), Section 15.10, Section 15.11, Section 15.13 and Section 15.16.

15.11    Amendment. This Agreement may be amended only by an instrument in writing executed by each of the Parties. Notwithstanding anything to the contrary in this Agreement, Section 7.2(e), Section 15.10, this sentence of this Section 15.11, Section 15.13 and Section 15.16 may not be amended, modified, waived or terminated in a manner that is materially adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources, such consent not to be unreasonably withheld, delayed or conditioned.

15.12    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents or representatives or any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by Seller or Buyer of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.13    Conflict of Law Jurisdiction, Venue; Jury Waiver    THIS AGREEMENT AND THE LEGAL RELATIONS AMONG SELLER AND BUYER AND ALL CLAIMS OR CAUSES OF ACTION (IN CONTRACT OR IN TORT) THAT MAY BE BASED ON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW. EACH OF SELLER AND BUYER CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF COLORADO FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN DENVER, DENVER COUNTY, COLORADO. EACH OF SELLER AND BUYER WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABL LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDIG ARISING OUT OF OR RELATING TO THS AGREEMENT, THE FINANCINGS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY; PROVIDED HOWEVER, IN CONNECTION WITH ANY MATTERS RELATING TO CONVEYANCING OF OR TITLE TO ASSETS PROPERTY, THE LAWS OF THE STATE OR COMMONWEALTH WHERE THE APPLICABLE ASSETS ARE LOCATED SHALL GOVERN AND CONTROL SUCH DETERMINATION. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, (A) THE PARTIES AGREE THAT ANY CLAIM, CONTROVERSY OR DISPUTE ANY KIND OR NATURE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) INVOLVING A FINANCING SOURCE THAT IS IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCINGS OR THE COMMITMENT LETTERS, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; (B) EACH OF THE PARTIES HEREBY AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT, THE COMMITMENT LETTERS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCINGS OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND THE APPELLATE COURTS THEREOF); AND (C) EACH OF THE PARTIES HERETO HEREBY AGREES THAT THE PROVISIONS OF THIS SECTION 15.13 RELATING TO THE WAIVER OF JURY TRIAL SHALL APPLY TO ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM.

15.14    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any of Seller or Buyer. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.15    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by e-mail transmission via PDF attachment shall be deemed an original signature hereto.

15.16    No Recourse. Notwithstanding anything to the contrary contained in this Agreement, the Parties hereby agree that none of the Financing Sources shall have any liability to the Seller or any other Person (other than Buyer and its permitted assigns in respect of the Financings) relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated hereby and thereby or the Financings, whether at law or equity, in contract or in tort or otherwise, and neither Seller nor any other Person (other than Buyer and its permitted assigns in respect of the Financings) shall have any rights or claims against any of the Financing Sources under this Agreement or the Financings, whether at law or equity, in contract or in tort, or otherwise, and Seller hereby waives any such rights or claims that it has or may have on its behalf and on behalf of the Seller Indemnified Parties. Seller hereby agrees that it will not bring or support any action, claim, cause of action or similar claims or assertions of any kind or description arising out of or relating to this Agreement, whether at law or in equity, whether in contract or tort or otherwise, against the Financing Sources with respect to any dispute arising out of or relating in any way to the Financing contemplated hereby or the performance thereof or the transactions contemplated hereunder. No Financing Source shall be subject to any special, consequential, punitive or indirect damages.

[Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

QEP ENERGY COMPANY

By:	/s/ Michael C. Puchalski
Name:	Michael C. Puchalski
Title:	Vice President of Business Development

QEP MARKETING COMPANY

By:	/s/ Michael C. Puchalski
Name:	Michael C. Puchalski
Title:	Vice President of Business Development

QEP OIL & GAS COMPANY

By:	/s/ Michael C. Puchalski
Name:	Michael C. Puchalski
Title:	Vice President of Business Development

BUYER:

AETHON III BR LLC

By:	/s/ Gordon Huddleston
Name:	Gordon Huddleston
Title:	Co-President

Appendix A
DEFINED TERMS
“AAA” means the American Arbitration Association.

“Accounting Arbitrator” has the meaning set forth in Section 3.6.

“Adjusted Purchase Price” has the meaning set forth in Section 3.3.

“AFE” has the meaning set forth in Section 9.13(a).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Partnership shall be deemed to be an Affiliate of Midstream Seller prior to Closing, and from and after Closing the Partnership shall be deemed to be an Affiliate of Buyer.

“Agreement” has the meaning set forth in the introductory paragraph herein.

“Allocable Amount” has the meaning set forth in Section 3.8.

“Allocated Value” has the meaning set forth in Section 3.7.

“Allocation Schedule” has the meaning set forth in Section 3.8.

“Appeal” means request for stay, motion or petition for reconsideration or rehearing, applications or request for review, or notice of appeal or other administrative or judicial petition for review or reconsideration.

“Applicable Contracts” means all Upstream Applicable Contracts and Midstream Applicable Contracts, collectively or individually as the context requires.

“Applicable FCC Licenses” has the meaning set forth in Section 9.27.

“ASA JOAs” means the Operating Agreement A0339 by and between the State Mineral and Energy Board of the State of Louisiana and QEP Energy Company, dated as of October 8, 2014, the Operating Agreement A0340 by and between the State Mineral and Energy Board of the State of Louisiana and QEP Energy Company, dated as of October 8, 2014, Operating Agreement A0341 by and between the State Mineral and Energy Board of the State of Louisiana and QEP Energy Company, dated as of October 8, 2014, Operating Agreement A0342 by and between the State Mineral and Energy Board of the State of Louisiana and QEP Energy Company, dated as of October 8, 2014, Operating Agreement A0343 by and between the State Mineral and Energy Board of the State of Louisiana and QEP Energy Company, dated as of October 8, 2014, and Operating Agreement A0344 by and between the State Mineral and Energy Board of the State of Louisiana and QEP Energy Company, dated as of October 8, 2014.

“Assets” means the Upstream Assets and/or the Midstream Assets, as the context requires.

Appendix A - 1

“Asset Taxes” means ad valorem, property, excise, sales, use, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Authority in connection with such Taxes) based upon acquisition, operation or ownership of the Assets or the production of Hydrocarbons therefrom but excluding, for the avoidance of doubt, (a) Income Taxes, and (b) Transfer Taxes.

“Assigned FCC Licenses” has the meaning set forth in Section 2.2(h).

“Assigned Receivables” has the meaning set forth in Section 2.2(t).

“Assignment Drop Dead Date” has the meaning set forth in Section 15.3.

“Balance Sheet” has the meaning set forth in Section 9.23(a).

“Balance Sheet Date” has the meaning set forth in Section 9.23(a).

“Burden” means any and all rentals, royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests, excess royalties, minimum royalties, shut-in royalties, net profits interests, bonuses and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Denver, Colorado are generally open for business.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Assumed Obligations” means the Upstream Assumed Obligations (as limited by the provisions of Section 8.1), to the extent and only to the extent the Upstream Assumed Obligations represent obligations and Liabilities, known or unknown, of Seller and its Affiliates with respect to the Upstream Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time.

“Buyer Designee” means a Delaware limited liability company entity to be designated by Buyer at least five Business Days prior to Closing, which entity shall be a wholly owned subsidiary of Buyer.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Buyer’s Representatives” has the meaning set forth in Section 12.1(a).

“Cash and Cash Equivalents” means (a) money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination and other Restricted Cash, (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, (d) commercial paper issued by any bank or any bank holding company owning any bank, and (e) certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the applicable Laws of the United States of America.

“Casualty Loss” has the meaning set forth in Section 13.3(b).

Appendix A - 2

“Change of Control Amounts” means any obligation of the Seller, the Partnership or their Affiliates for any bonus, retention bonus, change in control fee, compensation or other similar payments or benefits (including the employee’s portion of any Medicare, Social Security or unemployment Taxes in respect of such payments), pursuant to Contracts or arrangements that exist as of immediately prior to the Closing, in each case, to the extent arising as a result of the consummation of the transactions contemplated by this Agreement, whether alone or in combination with any other event (contingent or otherwise), regardless of whether such amounts are payable at or after Closing.

“Claim” has the meaning set forth in Section 8.7(b).

“Claim Notice” has the meaning set forth in Section 8.7(b).

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Closing Date Environmental Escrow Amount” has the meaning set forth in Section 14.1(f)(i).

“Closing Date Title Escrow Amount” has the meaning set forth in Section 13.2(j)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” means (a) that certain commitment letter, dated as of November 16, 2018, from Bank of Montreal to Buyer, and (b) that certain commitment letter, dated as of November 16, 2018, from EIG Credit Management Company to Buyer, in each case regarding the Financings.

“Communication Equipment” has the meaning set forth in Section 2.2(g).

“Confidentiality Agreement” means that certain Confidentiality and Nondisclosure Agreement, dated as of August 17, 2018, by and between Upstream Seller and Aethon Energy Operating LLC.

“Consent” has the meaning set forth in Section 9.4.

“Continuing Employee” has the meaning set forth in Section 11.10(c).

“Contract” means any written contract; agreement; mortgage; license agreement; farmin and/or farmout agreement; participation, exploration or development agreement; crude oil, condensate or natural gas purchase and sale, gathering, processing, transportation, marketing, disposal or injection agreement; operating agreement; balancing agreement; unitization, pooling and communitization agreements; facilities or equipment lease; production handling agreement; or other similar contract, but, in each case, specifically excluding any Lease, Upstream Easement, Permit or other instrument creating or evidencing an interest in any Asset or any real property related to or used or held for use in connection with the operation of any Asset, including the Midstream Real Property.

“Conversion” has the meaning set forth in the recitals to this Agreement.

“Conveyed Rights” means all (a) rights to amounts, held in suspense (including amounts held in a court registry) or otherwise, attributable to Seller’s ownership or purported ownership interest (including working interests) in the Assets or any other assets, in each case, that are subject to the Scheduled Concursus

Appendix A - 3

Matters, (b) claims for reimbursement, credits and rights to recoupment with respect to or arising out of any of the Assets or any other assets, in each case, that are subject to the Scheduled Concursus Matters, and (c) claims, rights, demands, causes of action, suits, actions, judgments, damages, awards, recoveries, settlements, indemnities, warranties, rights to insurance proceeds, refunds, reimbursements, audit rights, duties, obligations, liabilities and other intangible rights in favor of or owed to Seller and relating to the reimbursement of well costs and other expenses paid by Seller in connection with the Assets or any other assets, in each case, that are subject to the Scheduled Concursus Matters, in each of the foregoing cases, whether the same relate to periods prior to, on or after the Effective Time; provided that the Conveyed Rights shall not affect or limit the right of Seller to receive amounts to which Seller is entitled under Section 2.4 to the extent related to any interest of Seller in the Assets that are subject to the Scheduled Concursus Matters which is not subject to the title disputes underlying the Scheduled Concursus Matters.

“COPAS” means Council of Petroleum Accountants Societies.

“Cotton Valley Formation” means the interval shown by the open-hole log in the Conly SR 27H 1-ALT (API No. 17013219520000) with the top at 9,451 feet measured depth (equivalent to subsea -9,170 feet, the top of the Cotton Valley Formation) and the bottom at 10,220 feet measured depth (equivalent to subsea -9,939 feet, the top of the Haynesville Formation) or the stratigraphic equivalents thereof, recognizing that actual depths may vary across the relevant Leases and Units.

“Credit Support” has the meaning set forth in Section 11.4(a).

“Cure Period” has the meaning set forth in Section 13.2(c).

“Customary Post-Closing Consents” means those consents and approvals from Governmental Authorities that are customarily obtained after Closing in connection with a transaction similar to the transactions contemplated by this Agreement.

“Cut-Off Date” has the meaning set forth in Section 2.4(b).

“Deed” means the Mineral and Surface Deed from Upstream Seller to Buyer pertaining to the Fee Minerals and Upstream Surface Fee in substantially the form of Exhibit G-2 attached hereto.

“Defect Claims Date” has the meaning set forth in Section 13.2(a).

“Defect Deductible” means 2.75% of the unadjusted Purchase Price.

“Defensible Title” means such title of Upstream Seller, with respect to the Wells set forth on Exhibit B-1 and the Well Locations set forth on Exhibit B-2, that, as of the Effective Time and immediately prior to the Closing, is deducible of record or evidenced by Contracts or other agreements (or elections thereunder):

(a)    with respect to each Well set forth on Exhibit B-1 or Well Location set forth on Exhibit B-2, as applicable (in each case, limited only to the applicable Subject Formation(s)), entitles Upstream Seller to receive not less than the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for all Hydrocarbons produced, saved and marketed from such Well or Well Location, as applicable, throughout the duration of the productive life of such Well or Well Location, as applicable, except for (i) decreases in connection with those operations in which Upstream Seller or its successors or assigns may from and after the Execution Date be a non-consenting co-owner, (ii) decreases resulting from the establishment or

Appendix A - 4

amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, (iv) decreases resulting from changes in tract or production allocations resulting from elections to participate or not participate in operations after the Execution Date, and (v) as otherwise expressly set forth in Exhibit B-1 or Exhibit B-2, as applicable;

(b)    with respect to each Well set forth on Exhibit B-1 or Well Location set forth on Exhibit B-2, as applicable (in each case, limited only to the applicable Subject Formation(s)), obligates Upstream Seller to bear not more than the Working Interest set forth in Exhibit B-1 or Exhibit B-2 for such Well or Well Location, as applicable, throughout the productive life of such Well or Well Location, as applicable, except for (i) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Execution Date under applicable operating agreements, communitization agreements or pooling orders, (ii) increases resulting from the carrying of non-participating interest owners or co-tenants in Leases with respect to the drilling of any Well from and after the Execution Date, (iii) increases to the extent that such increases are accompanied by a proportionate increase in Upstream Seller’s Net Revenue Interest with respect to such Well as set forth on Exhibit B-1 or as set forth on Exhibit B-2 for such Well Location, (iv) increases resulting from the establishment or amendment from and after the Execution Date of pools or units and (v) as otherwise expressly set forth in Exhibit B-1 or Exhibit B-2, as applicable; and

(c)    is free and clear of all Encumbrances, other than Permitted Encumbrances.

“Deposit” has the meaning set forth in Section 3.2.

“Dispute Notice” has the meaning set forth in Section 3.5.

“DOJ” means the Department of Justice.

“Effective Time” means 12:01 a.m. (Prevailing Central Time) on July 1, 2018.

“Effective Time Hydrocarbons” means all Hydrocarbons attributable to the Upstream Assets in storage or existing in pipelines, plants and/or tanks (including inventory and line fill) that are, as of the Effective Time (a) upstream of the pipeline connection or above the relevant outlet flange or (b) upstream of the sales meter.

“Effective Time Working Capital” means the positive or negative amount of the remainder of (a) the Working Capital Assets, minus (b) the Working Capital Liabilities.

“EHC Aggregate Value” has the meaning set forth in Section 11.20(b).

“EHC Novation Instruments” has the meaning set forth in Section 11.20(a).

“Employee Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other bonus, incentive compensation, deferred compensation, profit-sharing, stock-option, stock-appreciation right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change in control, supplemental unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, contract (including any collective bargaining agreement), policy, practice, commitment or understanding (whether qualified or non-qualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto.

Appendix A - 5

“Encumbrance” means any lien, mortgage, security interest, pledge, charge, or deed of trust.

“Environmental Arbitrator” has the meaning set forth in Section 14.1(f)(ii).

“Environmental Condition” means (a) a condition existing on or after the Execution Date with respect to the air, soil, subsurface, surface waters and/or ground waters with respect to the Leases or Wells that causes Upstream Seller not to be in compliance with any Environmental Law, or (b) the existence, with respect to the Upstream Assets or the operation thereof, on or after the Execution Date of any environmental pollution, contamination or degradation where Remediation is presently required under Environmental Laws, in each case, other than any such event or condition to the extent disclosed to Buyer on Schedule 9.14 as of the Execution Date (for clarity, excluding any event or matter disclosed pursuant to Section 11.6). For the avoidance of doubt, (i) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well”, (ii) Plugging and Abandonment Obligations, (iii) the flaring of natural gas or other gaseous Hydrocarbons, (iv) except with respect to the presence of NORM in violation of Environmental Law, the presence or absence of NORM, (v) any condition, matter, event or Liability disclosed in the Schedules, (vi) the fact that a Well or any Upstream Personal Property is temporarily not in use, and (vii) except with respect to equipment, the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface production equipment or Upstream Personal Property, including water or oil tanks, separators or other ancillary equipment, shall not, in any of the foregoing cases, form the basis of an Environmental Condition.

“Environmental Defect” means any Environmental Condition with respect to any Upstream Asset.

“Environmental Defect Notice” has the meaning set forth in Section 14.1(a).

“Environmental Defect Property” has the meaning set forth in Section 14.1(a).

“Environmental Dispute” has the meaning set forth in Section 14.1(f)(i).

“Environmental Indemnity Agreement” has the meaning set forth in Section 14.1(c)(ii).

“Environmental Laws” means all applicable Laws as in effect as of the Execution Date relating to pollution, pollution control or the protection of the environment or natural resources, including those Laws relating to the generation, storage, handling, use, treatment, transportation, disposal or other management of Hazardous Substances. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Authority or the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any analogous state Law.

“Equity Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any rights (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Partnership or any of its subsidiaries is treated as a single employer under Section 414 of the Code.

Appendix A - 6

“ERISA Liability” means any and all Liabilities of the Partnership or its subsidiaries or their respective ERISA Affiliates (i) under Title IV of ERISA, (ii) under Sections 302 or 303 of ERISA, (iii) under Sections 412, 430, 431 or 4971 of the Code or (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Escrow Account” means the account maintained by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means US Bank, N.A., and includes its successors and assigns.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Execution Date, by and among Buyer, Seller and the Escrow Agent.

“Escrow Earnings” has the meaning set forth in Section 6.3(g).

“Excluded Assets” means:

(a)    all of Seller’s corporate minute books, and, other than the Midstream Records and the Upstream Records (as the same are limited by the Excluded Records), financial and tax records and other business records that relate to Seller’s business generally;

(b)    other than the Assigned Receivables or any of the following constituting Conveyed Rights, all trade credits, all accounts, rights to amounts held in suspense and attributable to Upstream Seller’s ownership interest in the Upstream Assets, receivables and all other proceeds, income or revenues, in each case, attributable to the Upstream Assets with respect to any period of time prior to the Effective Time;

(c)    other than the Assigned Receivables or any of the following constituting Conveyed Rights, all rights, claims and causes of action of Seller or its Affiliates (including the Partnership) arising under or with respect to any Leases or Applicable Contracts that are attributable to periods of time prior to the Effective Time (including rights to, and claims for, adjustments, recoupments, credits or refunds);

(d)    subject to Section 13.3(b), all rights and interests relating to the Assets or Midstream Business:

(i)    under any existing policy or agreement of insurance;

(ii)    under any Credit Support; or

(iii)    to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property;

(e)    all Hydrocarbons produced and sold from the Upstream Assets with respect to all periods prior to the Effective Time and, to the extent the proceeds thereof are received by Seller as of the Closing Date, all Effective Time Hydrocarbons;

(f)    all claims of Seller or its Affiliates (other than the Partnership) for refunds of or loss carry forwards with respect to:

Appendix A - 7

(i)    Asset Taxes paid by Seller or its Affiliates (other than the Partnership) attributable to any period prior to the Effective Time;

(ii)    Income Taxes paid by Seller or its Affiliates (other than the Partnership); or

(iii)    any Taxes attributable to the Excluded Assets;

(g)    all personal computers, software licenses, servers and the contents thereof, SCADA equipment, network equipment and associated peripherals and telephone equipment, and all associated data held by Seller, in each case, other than the Communication Equipment (but the same held by the Partnership shall explicitly be part of the Midstream Assets);

(h)    all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(i)    all Excluded Records;

(j)    all audit rights in respect of:

(i)    subject to Buyer’s rights under Section 2.4(a) and Section 15.2, the Assets or Midstream Business with respect to any period prior to the Effective Time; or

(ii)    Excluded Assets;

(k)    all geophysical and other seismic and related technical data and information relating to the Upstream Assets to the extent that such geophysical and other seismic and related technical data and information is:

(i)    proprietary; or

(ii)    not transferable without payment of a fee or other penalty to any Third Party under any Contract (unless Buyer has separately agreed in writing to pay such fee or other penalty);

(l)    except for the Upstream Surface Leases and Upstream Surface Fee, any offices, office leases, warehouses, laydown yards and similar assets and any inventory, office furniture or office supplies located in or on such excluded offices and/or office leases, in each case, held by Seller (but the same held by the Partnership shall explicitly be part of the Midstream Assets);

(m)    any assets that are excluded pursuant to the provisions of this Agreement;

(n)    any master service agreements, blanket agreements or similar Contracts of Seller;

(o)    Hedge Contracts, other than the Existing Hedge Contracts novated to Buyer pursuant to Section 11.20;

(p)    any debt instruments;

(q)    other than the Vehicles, all drilling rigs, and all trucks, cars, vehicles and other rolling stock; and

Appendix A - 8

(r)    the assets set forth in Exhibit H.

“Excluded Records” means any items referenced in the definition of “Upstream Records” that are (a) subject to a disclosure or confidentiality restriction in favor of a Third Party (provided Seller shall use commercially reasonable efforts to obtain waivers of such restrictions, but shall not be obligated to incur any Liability in such efforts), (b) not transferable without payment of additional consideration (unless Buyer has agreed in writing to pay such additional consideration) or that Seller and its Affiliates would not be able to otherwise compile and prepare for transfer using commercially reasonable efforts, (c) e-mails or other electronic files on Seller’s or its Affiliates’ servers and networks, (d) employee files and personnel records, (e) legal records and legal files of Seller, including all work product of and attorney-client communications with Seller’s legal counsel or any other documents or instruments that may be protected by an attorney-client privilege (but excluding any title opinions), (f) reserve reports, valuations, and estimates of any quantities of Hydrocarbons or the valuation thereof with respect to the Upstream Assets, and any Hydrocarbon or other Hydrocarbon pricing assumptions, forward Hydrocarbon or other pricing estimates, Hydrocarbon or price decks, or Hydrocarbon or pricing studies related thereto, (g) economic projections with respect to the Partnership and the Midstream Business, (h) data, correspondence, materials, documents, descriptions, or records relating to the auction, marketing, sales negotiation, or sale of any of the Assets, including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of any of the Upstream Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person, (i) Tax Records that relate to the business of Seller generally, or (j) originals of the Upstream Records that relate to both the Upstream Assets and any Excluded Assets (subject to Buyer’s right under Section 6.4 to copies of such Upstream Records) and copies of all other Upstream Records.

“Execution Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Existing Hedge Contracts” has the meaning set forth in Section 11.20(a).

“FCC” means the Federal Communications Commission.

“FCC Licenses” means any licenses, permits, certificates, approvals, franchises, consents, waivers, registrations or other authorizations issued by the FCC.

“Fee Minerals” has the meaning set forth in Section 2.2(a).

“FERC” has the meaning set forth in Section 11.16(a).

“Final Order” means an Order: (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended; (b) in relation to which no Appeal is pending or has been granted; and (c) as to which the prescribed time for filing an Appeal, and for the entry of orders staying, reconsidering, or reviewing the applicable Governmental Authority’s own motion has expired.

“Final Payment Date” has the meaning set forth in Section 3.5.

“Final Price” has the meaning set forth in Section 3.5.

“Final Resolution” means, with respect to any claim, (a) a Final Order or (b) the resolution by joint written agreement of the parties to such claim with respect to such claim.

Appendix A - 9

“Final Settlement Statement” has the meaning set forth in Section 3.5.

“Financings” has the meaning set forth in Section 11.15.

“Financing Sources” means the financial institutions that have committed to provide, or otherwise entered into agreements in connection with the Financings in connection with the transactions contemplated by this Agreement, including pursuant to the Commitment Letters, together with their Affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and assigns.

“Firm Transportation Agreements” has the meaning set forth in Section 11.16(a).

“FTC” means the Federal Trade Commission.

“Fundamental Representations” means the representations and warranties of Seller set forth in Section 9.1, Section 9.2, Section 9.3(a), Section 9.16 and Section 9.19.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Gas Plants” means the gas processing plants and related equipment and facilities owned by the Partnership and described on Exhibit A-3.

“Gathering Systems” means the gathering systems, pipelines and related facilities owned by the Partnership and generally described on Exhibit A-4.

“Good and Defensible Title” means, as to each (a) Gathering System and the ROW Interests used or held for use in the ownership, operation or maintenance of such Gathering System, such record title or interest (or as to any such assets that are not real property, such title or interest) that is free and clear of any Encumbrance or defect in title (other than a Permitted Encumbrance) as is sufficient to enable the Partnership to own, operate and maintain such Gathering System and conduct the Midstream Business with respect thereto in all material respects in the ordinary course of business consistent with past practice, and (b) Gas Plant and the Midstream Real Property used or held for use in the ownership, operation or maintenance of such Gas Plant (other than ROW Interests used or held for use in the ownership, operation or maintenance of the Gathering Systems), such record title or interest (or as to any such assets that are not real property, such title or interest) as is free and clear of any Encumbrance or defect in title (other than a Permitted Encumbrance) that (i) causes the Partnership’s (or Seller’s, as applicable) title in any such asset not to constitute good and valid title or (ii) adversely affects in any material respect the ability of the Partnership to own, operate or maintain such Gas Plant and conduct the Midstream Business with respect thereto in the ordinary course of business consistent with past practice.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, quasi-governmental regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, arbitral, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hard Consent” means any Consent, (A) the failure to obtain would cause (x) the assignment of the Lease or Upstream Applicable Contract affected thereby to Buyer to be void, or (y) the termination of a Lease or Upstream Applicable Contract under the express terms thereof, or (B) which may be withheld, conditioned or delayed in such holder’s sole discretion pursuant to the terms or conditions of the Lease or Upstream

Appendix A - 10

Applicable Contract containing such consent or approval requirement, other than, in the case of clause (B), any Customary Post-Closing Consents; provided that a Consent described in clause (B) shall cease to a Hard Consent if as of Closing, after notice is given to such counterparty in accordance with Section 13.4, such counterparty shall not have responded to such notice and denied or otherwise refused to provide such Consent.

“Haynesville Formation” means the interval shown by the open-hole log in the Conly SR 27H 1-ALT well (API No. 17013219520000) with the top at 10,220 feet measured depth (equivalent to subsea -9,939 feet, the top of the Haynesville Formation) and the bottom at 12,447 feet measured depth (equivalent to subsea -12,165 feet, the top of the Smackover Formation) or the stratigraphic equivalents thereof, recognizing that actual depths may vary across the relevant Leases and Units.

“Hazardous Substances” means any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws.

“Hedge Contract” means any Contract to which Seller or any of its Affiliates (including the Partnership) is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Historical Partnership Assets” means all assets owned by the Partnership prior to the Effective Time and no longer held by the Partnership as of the Effective Time.

“Hosston Formation” means the interval shown by the open-hole log in the Conly SR 27H 1-ALT (API No. 17013219520000) with the top at 6,493 feet measured depth (equivalent to subsea -6,213 feet, the top of the Hosston Formation) and the bottom at 9,451 feet measured depth (equivalent to subsea -9,170 feet, the top of the Cotton Valley Formation) or the stratigraphic equivalents thereof, recognizing that actual depths may vary across the relevant Leases and Units.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Hydrocarbons” means oil, gas and other hydrocarbons (including casinghead gas and condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination thereof, and sulphur, carbon dioxide and any other minerals extracted from, attributable to or produced in association therewith.

“Imbalances” means all Well Imbalances and Pipeline Imbalances.

“Income Taxes” means any income, capital gains, franchise (including Texas franchise tax) and similar Taxes.

“Indebtedness” means, with respect to any Person, at any date, without duplication,(a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and, to the extent required to be carried on a balance sheet prepared in accordance with GAAP with respect thereto, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or

Appendix A - 11

advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services from the Partnership in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or bankers’ acceptances or similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all guarantees, whether direct or indirect, by such Person of indebtedness of others or indebtedness of any other Person secured by any assets of such Person, and (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP.

“Indemnified Party” has the meaning set forth in Section 8.7(a).

“Indemnifying Party” has the meaning set forth in Section 8.7(a).

“Indemnity Deductible” means 1.0% of the unadjusted Purchase Price.

“Individual Environmental Defect Threshold” has the meaning set forth in Section 14.1(e).

“Individual Indemnity Threshold” has the meaning set forth in Section 8.4(a).

“Individual Title Defect Threshold” has the meaning set forth in Section 13.2(i).

“Intellectual Property” means the following intellectual property rights, both statutory and under common law: (a) works of authorship and copyrights, registrations and applications for registration thereof and all associated renewals; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof; (c) inventions and patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications and disclosures, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom; (d) trade secrets, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable; (e) mask works and registrations and applications therefor; (f) rights in industrial and other protected designs and any registrations and applications therefor; and (g) goodwill associated with any of the foregoing.

“Intercompany Payables” has the meaning set forth in Section 2.5(d)(iii).

“Interests Assignment” means the Partnership Interests Assignment from Midstream Seller to Buyer and Buyer Designee pertaining to the Midstream Interests and substantially in the form of Exhibit G-3.

“JIB Receivables” means rights of Seller and its Affiliate to obtain or recoup from joint interest owners amounts equal to the costs and expenses paid by Seller or its Affiliate, in their capacity as operator under an operating agreement or pooling order covering any Upstream Asset, on behalf of other joint interest owners of such Upstream Asset, whether related to pre- or post-Effective Time periods.

“Knowledge” means with respect to (a) Seller, the actual knowledge (without investigation or inquiry of any kind) of the Persons set forth in Schedule 1.1A, and (b) Buyer, the actual knowledge (without investigation or inquiry of any kind) of the Persons set forth in Schedule 1.1B.

“LACT” means Lease Automatic Custody Transfer.

Appendix A - 12

“Law” means any applicable statute, law (including common law), rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority and any binding judicial or administrative interpretation thereof.

“Leases” has the meaning set forth in Section 2.2(a).

“Liabilities” means any and all claims, causes of action, payments, charges, judgments, assessments, losses, damages, penalties, fines, costs and expenses, Taxes, interest obligations deficiencies, debts, obligations, costs and expenses and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation.

“Lowest Cost Response” means the Remediation of the identified Environmental Condition in the most cost-effective manner (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response may specifically include taking no action, leaving the condition unaddressed, periodic monitoring, the use of institutional controls or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include (a) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM (unless and to the extent required to remedy a violation of Environmental Law related thereto); (b) the costs of Buyer’s or any of its Affiliate’s employees or attorneys; (c) expenses for matters that are costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Upstream Assets, or in connection with Permit renewal/amendment activities); (d) overhead costs of Buyer or its Affiliates; (e) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fail to reasonably take advantage of applicable risk reduction or risk assessment principles permitted under applicable Environmental Laws; or (f) any costs or expenses relating to any Plugging and Abandonment Obligations with respect to wells located on or comprising part of the Upstream Assets.

“Manager” means each manager or director of the Partnership or the General Partner serving in such capacity as of the Execution Date, any successor to any of them serving in such capacity prior to the Closing Date, and any other manager or director of the Partnership or the General Partner serving in such capacity between the Execution Date and the Closing Date, in each case, only in such person’s capacity as such.

“Material Adverse Effect” means an event, occurrence or circumstance that, individually or in the aggregate, has resulted in or reasonably could be expected to result in a material adverse effect on (a) the ownership, operation or value of the Upstream Assets and Midstream Business taken as a whole and as currently operated as of the Execution Date, or (b) Seller’s ability to consummate the transactions contemplated hereby; provided, however, that a Material Adverse Effect shall not include any material adverse effect resulting from: (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any action or omission of Seller taken with the prior written consent of Buyer or that is otherwise prescribed hereunder; (iii) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates, or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally) in the area in which the Assets are located, the United States or worldwide; (iv) changes in conditions or developments applicable to the oil and gas industry in the United States, whether generally or in the area where the Assets are located; (v) acts of God, including hurricanes, tornadoes, storms or other naturally occurring events; (vi) orders, acts or failures to act of Governmental Authorities; (vii) civil

Appendix A - 13

unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (viii) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (ix) a change in or modification of, or a promulgation, adoption, issuance, repeal or replacement of, or a change in the enforcement of, Laws or GAAP and any interpretations thereof by any Governmental Authority from and after the Execution Date; (x) any reclassification or recalculation of reserves in the ordinary course of business; (xi) changes in the prices of Hydrocarbons; (xii) changes in service costs applicable to the oil and gas industry in the United States, whether generally or in the area where the Assets are located; (xiii) strikes and labor disturbances; (xiv) natural declines in well performance; (xv) any condition, matter, event or Liability disclosed in the Schedules; (xvi) any failure to meet internal or Third Party projections or forecasts or revenue, earnings or reserve forecasts; (xvii) matters as to which a Purchase Price adjustment is provided under Section 3.3, (xviii) any effect resulting from any action taken by Buyer, any Buyer’s Representative or any Affiliate of Buyer, and (xix) any Casualty Loss, except, in the cases of clauses (iii), (iv), (vii), (ix) and (xii) above, to the extent the items described in such clauses disproportionately affect the Partnership or the Assets, as applicable, as compared with other Persons or assets engaged in the oil and gas industry in the area where the Assets are located, in which case such changes, effects, conditions, developments, occurrences, events and/or circumstances (to the extent and only to the extent of such disproportionate effect) may be deemed to constitute, and shall be taken into account in determining, whether a Material Adverse Effect has occurred or would be reasonably likely to occur.

“Material Contract” has the meaning set forth in Section 9.8(a).

“Midstream Applicable Contracts” means all Contracts to which the Partnership is a party (or is a successor or assign of a party) or that will be binding on the Partnership or the Midstream Assets after the Closing.

“Midstream Assets” means all assets owned by the Partnership (other than the Excluded Assets).

“Midstream Business” means the ownership of the Midstream Interests and the ownership and operation of the business of the Partnership.

“Midstream Casualty Loss” has the meaning set forth in Section 13.3(c).

“Midstream Interests” has the meaning set forth in the recitals to this Agreement.

“Midstream Operating Expenses” means all operating expenses (including costs of insurance, overhead charged to the Partnership on account of the Midstream Assets under any Midstream Applicable Contracts, extension payments, renewal payments, rentals and other Midstream Real Property maintenance payments, and title examination and curative actions (other than expenses of curing any Title Defect or Environmental Defect after the Effective Time)) and capital expenditures (including bonuses, broker fees, and other Midstream Real Property acquisition costs, and costs of acquiring equipment) incurred in the ownership and operation of the Business; but excluding (in all cases) Liabilities attributable to (a) personal injury or death, property damage, torts, breach of contract or violation of any Law, (b) Plugging and Abandonment Obligations, closing trenches and restoring the surface around the Gathering Systems, Gas Plants and other facilities, (c) obligations with respect to Imbalances, (d) obligations with respect to Hedge Contracts, (e) obligations with respect to Taxes, and (f) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (e), whether such claims are made pursuant to Contract or otherwise.

“Midstream Policies” has the meaning set forth in Section 9.26.

Appendix A - 14

“Midstream Real Property” means all permits, licenses, servitudes, easements, surface use agreements, surface fee, surface leases and rights-of-way primarily used or held for use by the Partnership in connection with the ownership or operation of the Gathering Systems and Gas Plants, other than Permits and FCC Licenses. For the avoidance of doubt, and notwithstanding anything in this definition to the contrary, all ROW Interests held by the Partnership constitute “Midstream Real Property”.

“Midstream Records” means, all books, records and files of the Partnership relating to the Midstream Assets, including: (a) Contract and land files and title opinions; (b) operations, production, environmental and engineering records; (c) facility and pipeline records; and (d) accounting, Imbalance, and operating statements and files.

“Midstream Seller” has the meaning set forth in the recitals to this Agreement.

“Mitigation Credits” has the meaning set forth in Section 2.2(i).

“Mitigation Credits Quitclaim” means a Quitclaim Assignment in the form attached hereto as Exhibit G-4 pursuant to which Upstream Seller shall quitclaim its interest in the Mitigation Credits to Buyer.

“Mutual Release” means a document in substantially the form attached hereto as Exhibit J-1 or Exhibit J-2, as applicable, executed concurrently with the execution and delivery of this Agreement, but to be effective and reaffirmed as of the Closing, by Seller, each Officer and each Manager, on one hand, and the Partnership and Buyer, on the other hand.

“Net Revenue Interest” means, with respect to each Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable (in each case, limited only to the applicable Subject Formation(s)), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Well Location (in each case, limited only to the applicable Subject Formation(s)), after giving effect to all Burdens.

“NORM” means naturally occurring radioactive material.

“Offer” has the meaning set forth in Section 11.10(a).

“Offer Period End Date” has the meaning set forth in Section 11.10(a).

“Officer” means each officer of the Partnership or the General Partner serving in such capacity as of the Execution Date, any successor to any of them serving in such capacity prior to the Closing Date, and any other officer of the Partnership or the General Partner serving in such capacity between the Execution Date and the Closing Date, in each case, only in such person’s capacity as such.

“ONRR” means the Office of Natural Resources Revenue, or any applicable successor agency.

“Operating Expenses” means the Upstream Operating Expenses and/or the Midstream Operating Expenses, as the context requires.

“Order” means any order, charge, judgment, injunction, ruling, writ, award or decree by any Governmental Authority.

“Other Wells” has the meaning set forth in Section 2.2(d).

Appendix A - 15

“Outside Date” means March 11 , 2019, as the same may be extended pursuant to the proviso in Section 4.4 and Section 7.1(e).

“Overhead Costs” means an amount equal to $1,000,000 per month, prorated for the number of days within the applicable month.

“Partnership” has the meaning set forth in the recitals to this Agreement.

“Partnership Excluded Assets” has the meaning set forth in Section 11.11.

“Partnership Interests” means the “Percentage Interest” as defined in the Partnership LPA.

“Partnership LPA” means the Agreement of Limited Partnership of the Partnership, dated as of September 30, 2014, as the same may have been amended, modified or supplemented from time to time prior to the Execution Date.

“Party” and “Parties” have the meanings set forth in the introductory paragraph of this Agreement.

“Permit” means any permits, licenses, authorizations, registrations, certificates, orders, franchises, consents or approvals granted or issued by any Governmental Authority, but specifically excluding the FCC Licenses; provided, that for the avoidance of doubt, the term “Permit” shall not include any Mitigation Credits.

“Permitted Employee” has the meaning set forth in Section 11.10(a).

“Permitted Encumbrances” means:

(a)    the terms and conditions of all Leases, Upstream Easements, Midstream Real Property (including ROW Interests) and all Burdens if the net cumulative effect of such Leases, Upstream Easements, Midstream Real Property and Burdens does not (i) cause a Protected Outcome to occur or (ii) adversely affect in any material respect the ability of the Partnership to conduct the Midstream Business with respect to any Gathering System or Gas Plant in the ordinary course of business consistent with past practice;

(b)    (i) preferential rights to purchase, consents to assignment and other similar restrictions, and (ii) Customary Post-Closing Consents and any required notices to, or filings with, Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement;

(c)    liens for Taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith and which are disclosed on Schedule 1.1C;

(d)    conventional rights of reassignment upon final intention to abandon or release any of the Assets;

(e)    those Title Defects that Buyer waives in writing or is deemed to have waived pursuant to the terms of this Agreement and those Title Defects that are asserted pursuant to any Title Defect Notice delivered by Buyer pursuant to this Agreement but that are not remedied on account of the application of the provisions of Section 13.2(i);

Appendix A - 16

(f)    all applicable Permits and Laws and all rights reserved to or vested in any Governmental Authority: (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which would not reasonably be expected to materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

(g)    rights of a common owner of any interest in Upstream Easements, Midstream Real Property or Permits held by Seller or the Partnership and such common owner as tenants in common or through common ownership, provided that such rights do not (i) cause a Protected Outcome to occur or (ii) adversely affect in any material respect the ability of the Partnership to conduct the Midstream Business with respect to any Gathering System or Gas Plant in the ordinary course of business consistent with past practice ;

(h)    any obligations or duties affecting the Assets to any municipality or public authority;

(i)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, pipelines, transmission lines, transportation lines, distribution lines and other like purposes, or for the joint or common use of rights-of-way, facilities and equipment;

(j)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or delinquent or, if delinquent, that are being contested in good faith or that are otherwise described in Schedule 1.1C;

(k)    liens created under Leases, Applicable Contracts, Upstream Easements, or Midstream Real Property included in the Assets and/or operating agreements or production sales contracts or by operation of Law in respect of obligations that are not yet due or delinquent;

(l)    (i) failure of the records of any Governmental Authority to reflect Upstream Seller as the owner of any Upstream Asset, provided that the instruments evidencing the conveyance of such title to Upstream Seller from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county or parish; (ii) failure to record Leases, Upstream Easements, or Midstream Real Property issued by any Governmental Authority in the real property, conveyance, or other records of the county or parish in which such Leases, Upstream Easements, or Midstream Real Property are located, provided that the instruments evidencing the conveyance of such title to Upstream Seller from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease, Upstream Easement, or Midstream Real Property or (iii) delay or failure of any Governmental Authority to approve the assignment of any Upstream Asset to Upstream Seller or any predecessor in title to Upstream Seller unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(m)    lack of a division order or an operating agreement covering any Upstream Asset (including portions of an Upstream Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction or replacement of the unit);

Appendix A - 17

(n)    failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in Seller’s chain of title to the Upstream Asset;

(o)    failure of any communitization agreement, unit agreement, or similar type of agreement to have been finally approved by any Governmental Authority;

(p)    any Encumbrance affecting the Assets or Midstream Interests that is discharged by Seller at or prior to Closing;

(q)    the terms and conditions of this Agreement or any Transaction Document and any matters referenced in any Exhibit or Schedule to this Agreement;

(r)    the terms and conditions of the Applicable Contracts to the extent that the same do not, in the aggregate, cause a Protected Outcome to occur;

(s)    in the case of any Well Location, lack of any permits, licenses, servitudes, easements, surface use agreements, surface leases, rights-of-way, unit designations, or production or drilling units not yet obtained, formed, or created;

(t)    any calls on production under Applicable Contracts;

(u)    zoning and planning ordinances and municipal regulations; and

(v)    all other Encumbrances, instruments, obligations, defects and irregularities affecting the Assets that, individually or in the aggregate, do not cause a Protected Outcome to occur, would be acceptable to a reasonably prudent owner and operator of assets similar to the Assets in the geographic location where the Assets are located, and would not reasonably be expected to materially impair the use of such property for the purposes for which it is currently owned and operated.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment, including any environmental compliance audit, that does not involve any invasive, sampling or testing activities.

“Phase II Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM Standard E1903, or any similar environmental site assessment that includes surficial soil and water sampling, sub-surficial soil borings, and/or groundwater monitoring well installation, sampling and analysis.

“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Upstream Assets or Midstream Assets required to be delivered by or to Seller or the Partnership, as applicable, under any Contract or Law relating to the purchase and sale, gathering, transportation, storage, processing or marketing of such Hydrocarbons and the quantity of Hydrocarbons attributable to the Upstream Assets or Midstream Assets actually delivered by or to Seller or the Partnership, as applicable, pursuant to the relevant Contract or at Law, together with any appurtenant rights and obligations

Appendix A - 18

concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility, including cash settlement obligations.

“Plugging and Abandonment Obligations” means any Liabilities associated with the permanent or temporary plugging and/or abandonment of any wells or dismantling or decommissioning of any gathering systems, plants, facilities or other assets.

“Policies” has the meaning set forth in Section 9.26.

“Preferential Purchase Right” means each preferential purchase right, right of first refusal or similar right pertaining to an Upstream Asset, Midstream Interest or Midstream Asset and the consummation of the transactions contemplated hereby with respect thereto.

“Preliminary Settlement Statement” has the meaning set forth in Section 3.4.

“Prepaid JOA Funds” means any funds held by Seller or its Affiliates that were received by such Persons (a) in the capacity as operator under an operating agreement or pooling order covering any Upstream Asset, and (b) as prepayments by Third Parties for operations on the Upstream Assets under operating or similar agreements for which a payable has not been incurred by Seller or its Affiliates as of the Closing Date.

“Pre-ET Intercompany Receivables” has the meaning set forth in Section 2.5(d)(ii).

“Protected Outcome” means (a) a reduction in the Net Revenue Interest of Upstream Seller (or, after Closing for purposes of the Special Warranty, Buyer) with respect to each Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable (in each case, limited only to the applicable Subject Formation(s)), to an amount less than the Net Revenue Interest set forth in Exhibit B-1 or Exhibit B-2, as applicable, or (b) the obligation of Upstream Seller (or, after Closing for purposes of the Special Warranty, Buyer) to bear a Working Interest with respect to each Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable (in each case, limited only to the applicable Subject Formation(s)), in an amount greater than the Working Interest set forth in Exhibit B-1 or Exhibit B-2, as applicable (unless the Net Revenue Interest for such Subject Formation is greater than the Net Revenue Interest set forth in Exhibit B-1 or Exhibit B-2, as applicable, for such Subject Formation(s), as applicable, and such increase is in the same proportion as any increase in such Working Interest).

“Purchase Price” has the meaning set forth in Section 3.1.

“QEP Energy” has the meaning set forth in the introductory paragraph of this Agreement.

“QEP Gas Services Agreement” means that certain Gas Services Agreement, dated as of August 26, 2010, by and between Upstream Seller and the Partnership (as successor in interest to QEP Field Services Company), as the same may have been amended, modified or supplemented prior to the Execution Date.

“QEP Marketing” has the meaning set forth in the introductory paragraph of this Agreement.

“QEP Oil & Gas” has the meaning set forth in the introductory paragraph of this Agreement.

“Records” means the Midstream Records and/or the Upstream Records, as the context requires.

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“Related Party” means (a) each Seller and the Partnership, (b) any Affiliate of any Seller (other than the Partnership) and (c) any officer, manager or director of any Seller or any Affiliate of any Seller (including the Partnership).

“Remediation” means, with respect to an Environmental Condition, the response required or allowed under Environmental Laws that addresses (for current and future use in the same manner as being currently used) the identified Environmental Condition at the Lowest Cost Response. The word “Remediate” and other variations thereof shall have correlative meanings.

“Remediation Amount” means, with respect to an Environmental Condition, the cost (net to Upstream Seller’s interest) of the Remediation of such Environmental Condition.

“Representatives” of any Person means the officers, directors, managers, employees, independent contractors, consultants, advisors, agents, counsel, accountants, investment bankers and other representatives of such Person or the Affiliates of such Person or the Affiliates of such Person.

“Restricted Cash” shall mean the amount of Cash and Cash Equivalents of the Partnership that would be deemed to be “restricted” in accordance with GAAP; provided, however, that the amount so determined shall (whether or not in compliance with GAAP) include the following: (a) amounts held in escrow, (b) restricted balances, (c) the proceeds of any Casualty Loss with respect to any Asset (to the extent any such Asset has not been repaired or replaced or the liability for the repair or replacement of such Asset has not been paid or accrued as a current liability) and (d) proceeds of indemnification settlements to the extent that the indemnified losses have not been paid or accrued as current liabilities.

“Retained Litigation” has the meaning set forth in the definition of “Seller Obligations”.

“Rodessa Formation” means the interval shown by the open-hole log in the Conly SR 27H 1-ALT (API No. 17013219520000) with the top at 5,086 feet measured depth (equivalent to subsea -4,806 feet, the top of the Rodessa Formation) and the bottom at 6,033 feet measured depth (equivalent to subsea -5,753 feet, the top of the Sligo Formation) or the stratigraphic equivalents thereof, recognizing that actual depths may vary across the relevant Leases and Units.

“ROW Interests” means all rights-of-way and other leases, reservations, crossing rights and other easements, servitudes, franchises, permits, licenses, condemnation judgments or awards, surface leases and other rights to, or interests in, real property and other similar real property interests held by Seller or the Partnership, to the extent and only to the extent used or held for use in connection with the ownership, operation or maintenance of the Gathering Systems and, in each case, other than Permits and FCC Licenses.

“Scheduled Closing Date” has the meaning set forth in Section 6.1.

“Scheduled Concursus Matters” means those suits, actions or proceedings that are set forth on Part I of Schedule 9.7.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Seller Obligations” means:

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(a)    any Liability arising out of, in connection with or attributable to personal injury or death resulting from Upstream Seller’s operation of the Upstream Assets or the Partnership’s ownership or operation of the Midstream Assets prior to the Closing Date;

(b)    any Liability to the extent arising out of the ownership, operation or disposition of any Historical Partnership Assets by the Partnership;

(c)    all Liabilities arising out of, in connection with or attributable to the (i) Excluded Assets described in subparts (l), (m), (n), (p), (q), (r) or (t) of the definition of “Excluded Assets”, or (ii) the Partnership Excluded Assets;

(d)    all Liabilities arising out of, in connection with or attributable to the disposal or transportation of any Hazardous Substances by Upstream Seller that were produced from any Upstream Assets to any location not on the Upstream Assets or lands unitized therewith, in each case, to the extent attributable to periods prior to the Closing Date;

(e)    all Liabilities arising out of, in connection with or attributable to any Third Party Claim related to the gross negligence or willful misconduct of Upstream Seller or any of its Affiliates in connection with the operation of any of the Upstream Assets prior to the Closing Date;

(f)    any Change of Control Amounts and Severance Obligations;

(g)    any fines or penalties levied by any Governmental Authorities that arise as a result of any violation by Upstream Seller with respect to the Upstream Assets or the Partnership of any Laws prior to the Closing Date (provided, for clarity, this clause (g) shall not cover any costs or expenses to Remediate any Environmental Condition giving rise to any such fine or penalty);

(h)    any Liabilities arising out of, in connection with or attributable to the failure to pay or report, or mispayment, by Upstream Seller of any Working Interests, Burdens and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from or attributable to the Upstream Assets, in each case, to the extent and only to the extent related to periods prior to the Effective Time;

(i)    all Third Party Debt and other Indebtedness (if any) of the Partnership as of the Closing;

(j)    all Liabilities arising out of, in connection with, attributable to, or related to the suits, actions, claims and proceedings set forth on Schedule 9.7, other than the Scheduled Concursus Matters (such matters, the “Retained Litigation”); and

(k)    any Liabilities arising out of, in connection with, or attributable to a breach or event of default on the part of the Partnership under any ROW Interest, to the extent and only to the extent such breach or event of default results from any claim (i) of trespass against the Partnership in respect of such ROW Interest, or (ii) that any pipe installed by the Partnership or Upstream Seller in such ROW Interest was (A) located outside of the area permitted by such ROW Interest for such pipe to be installed, (B) larger than the size of pipe permitted to be installed in such ROW Interest or (C) a type of pipeline prohibited to be installed in such ROW Interest.

“Seller Taxes” means (a) any and all Income Taxes imposed on the Partnership for any Tax period ending on or before the Closing Date, or the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 15.2), (b) any and all Taxes (other than Income Taxes) imposed on

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the Partnership for any Tax period ending prior to the Effective Time and the portion of any Straddle Period ending immediately prior to the Effective Time, (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Upstream Assets or Midstream Interests, (d) Asset Taxes (other than Asset Taxes described in clause (b) above) allocable to Seller pursuant to Section 15.2 and (e) any and all liabilities of Seller in respect of any Taxes, in each case, (i) without duplication, (ii) excluding Taxes allocable to Buyer pursuant to Section 15.2 and (iii) taking into account Taxes effectively borne by Seller as a result of (A) the adjustments to the Purchase Price made pursuant to Section 3.3, Section 3.4 or Section 3.5, as applicable, and (B) any payments made from one Party to the other in respect of Taxes pursuant to Section 15.2(e).

“Severance Obligations” means any severance payment or similar obligations of the Partnership to any director, officer, manager, employee, or any other consultant, independent contractor or other service provider employed or engaged by the Partnership, Seller or any of their respective Affiliates pursuant to any Contract with such Person existing as of or prior to the Closing (but specifically excluding any arrangement entered into upon the Closing or in connection with the transactions contemplated by this Agreement by or at the direction of Buyer or its Affiliates) that would arise from the termination (including termination with or without cause and voluntary termination) of the position, office, employment or engagement of such Person upon or at any time after the Closing, or that exists as of the Closing as a result of any such termination prior to the Closing, including any severance, bonus or tax indemnification obligations or other similar payments and the portion of any Medicaid, Social Security or unemployment Taxes in respect of such payments for which the Partnership, Seller or any of their respective Affiliates is liable.

“Sligo Formation” means the interval shown by the open-hole log in the Conly SR 27H 1‑ALT (API No. 17013219520000) with the top at 6,033 feet measured depth (equivalent to subsea -5,753 feet, the top of the Sligo Formation) and the bottom at 6,493 feet measured depth (equivalent to subsea -6,213 feet, the top of the Hosston Formation) or the stratigraphic equivalents thereof, recognizing that actual depths may vary across the relevant Leases and Units.

“Smackover Formation” means the interval shown by the open-hole log in the Bricker #2 (API No. 17119202480000) with the top at 11,316 feet measured depth (equivalent to subsea ‑11,062 feet, the top of the Smackover Formation) and a base depth undefined by this well (12,400 feet measured depth, equivalent to subsea -12,146 feet, well TD), or the stratigraphic equivalents thereof, recognizing that actual depths may vary across the relevant Leases and Units.

“Special Warranty” has the meaning set forth in Section 13.1(b).

“Straddle Period” means (a) with respect to any Income Tax, any Tax period that begins on or before and ends after the Closing Date and (b) with respect to any other Tax, any Tax period that begins before and ends after the Effective Time.

“Subject Formation(s)” means, with respect to each (a) Well, the currently producing formation with respect to such Well, and (b) Well Location, the Cotton Valley Formation, the Haynesville Formation, the Hosston Formation, the Rodessa Formation, the Sligo Formation and/or the Smackover Formation, in each case, as set forth on Exhibit B-2 for such Well Location.

“Survey” has the meaning set forth in Section 11.18.

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“Suspense Funds” means all amounts controlled by Upstream Seller and its Affiliates in suspense that are attributable to the Upstream Assets (including any such amounts attributable to other working interest owners’ interests in such assets).

“Tax” or “Taxes” means all (a) taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever including all escheat and unclaimed property obligations (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest and (b) any liability in respect of any item described in the foregoing clause (a) that arises by reason of contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

“Tax Audit” has the meaning set forth in Section 15.2(j).

“Tax Partnership” has the meaning set forth in Section 9.15(d).

“Tax Returns” means any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Taxing Authority, including any amendments thereto.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the collection of such Tax, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Debt” means all (a) outstanding Indebtedness for borrowed money of the Partnership from any Person other than the Partnership and (ii) outstanding Indebtedness of any Person other than the Partnership that is secured by an Encumbrance on any Midstream Assets or Midstream Interests of the Partnership or guaranteed by the Partnership.

“Title Arbitrator” has the meaning set forth in Section 13.2(j)(ii).

“Title Benefit” means, with respect to each Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable (in each case, limited only to the applicable Subject Formation(s)), any right, circumstance or condition existing immediately prior to Closing that operates to:

(a)    increase the Net Revenue Interest of Upstream Seller with respect to the Subject Formation in any Well or Well Location, as applicable, above that shown for such Subject Formation in Exhibit B-1 or Exhibit B-2, as applicable, to the extent the same does not cause a greater than proportionate increase in Upstream Seller’s Working Interest with respect to such Subject Formations; or

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(b)    obligates Upstream Seller to bear a Working Interest with respect to the Subject Formation in any Well or Well Location, as applicable, that is less than that shown for such Subject Formation in Exhibit B-1 or Exhibit B-2, as applicable, to the extent the same does not cause any decrease in the Upstream Seller’s Net Revenue Interest with respect to such Subject Formation.

“Title Benefit Amount” has the meaning set forth in Section 13.2(e).

“Title Benefit Notice” has the meaning set forth in Section 13.2(b).

“Title Benefit Property” has the meaning set forth in Section 13.2(b).

“Title Company” has the meaning set forth in Section 11.18.

“Title Defect” means any Encumbrance, defect or other matter that causes Upstream Seller not to have Defensible Title to any Well or Well Location; provided that the following shall not be considered Title Defects:

(a)    defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence in a Title Defect Notice that such corporate or other entity action was not authorized and has resulted, or is reasonably be expected to result, in another Person’s superior claim of title to the relevant Upstream Asset;

(b)    any gap in the chain of title, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet which is included in a Title Defect Notice, or Buyer otherwise provides affirmative evidence in a Title Defect Notice of such gap and that such gap has resulted, or is reasonably be expected to result, in another Person’s superior claim of title to the relevant Upstream Asset;

(c)    defects arising from any prior oil and gas lease relating to the lands covered by the Leases or Units not being surrendered of record unless Buyer provides affirmative evidence in a Title Defect Notice that such prior oil and gas lease is still in effect and has resulted, or is reasonably be expected to result, in another Person’s superior claim of title to the relevant Upstream Asset;

(d)    defects that affect only which Person has the right to receive Burden payments (rather than the amount of such Burden payment);

(e)    defects based solely on: (i) lack of information in Seller’s files, (ii) references to an unrecorded document to which neither Seller nor any Affiliate of Seller is a party; or (iii) any Tax assessment, Tax payment or similar records or the absence of such activities or records;

(f)    any Encumbrance, defect, or other loss of title specifically resulting from (i) Seller’s conduct of business as required under this Agreement, (ii) Seller’s conduct of business as directed, or consented to, by Buyer under this Agreement, or (iii) omissions or failures to act of Seller where such omissions or failures to act (A) are required under this Agreement, (B) occurred at the direction of Buyer, or (C) occurred due to Buyer’s failure to consent to any activity;

(g)    Encumbrances created under deeds of trust, mortgages, and similar instruments by the lessor under a Lease or otherwise created by the applicable mineral owner that (i) have not been subordinated to the lessee’s interest, (ii) would customarily be accepted in taking or purchasing such Leases

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and (iii) for which a reasonably prudent lessee in the same geographic area where the Upstream Assets are located would not customarily seek a subordination of such Encumbrance to the oil and gas leasehold estate prior to conducting drilling activities on the Lease, except to the extent the same is, subject to a proceeding to enforce said Encumbrance;

(h)    all Encumbrances, defects or irregularities that have been cured or remedied by applicable statutes of limitation or statutes of prescription;

(i)    all defects or irregularities resulting from lack of survey or lack of metes and bounds descriptions unless required by Law;

(j)    all Encumbrances, defects or irregularities resulting from the failure to record releases of liens, production payments or mortgages that have expired on their own terms unless Buyer provides affirmative evidence in a Title Defect Notice that such Encumbrance, defect or irregularity has resulted, or is reasonably be expected to result, in another Person’s superior claim of title to the relevant Upstream Asset;

(k)    the absence of any lease amendment or consent by any Burden or mineral interest holder authorizing the pooling of any leasehold interest, Burden or mineral interest;

(l)    defects arising from any Lease having no pooling provision (provided that the applicable lessors have ratified unit or pooling declarations, if required);

(m)    with respect to any interest in the Upstream Assets acquired through compulsory or forced pooling, failure of the records of any Governmental Authority to reflect Upstream Seller or any of its Affiliates as the owner of an Upstream Asset;

(n)    defects in the chain of title consisting of the failure to recite marital status in a document or the omissions of (i) affidavits or similar instruments reflecting heirship or (ii) estate proceedings, unless Buyer provide affirmative evidence in a Title Defect Notice that such failure has resulted, or is reasonably be expected to result in another Person’s superior title to the relevant Upstream Asset;

(o)    defects arising from any change in Laws after the Execution Date, including changes that would raise the minimum landowner royalty;

(p)    defects asserting that non-consent, carried non-participating, or before and after-payout interests do not transfer leasehold title or have not been recorded in the county or parish records;

(q)    defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for seven and a half years or more;

(r)    defects arising out of errors or omissions related to riparian legal descriptions;

(s)    any Encumbrance, defect or loss of title affecting ownership interests in formations other than any applicable Subject Formation applicable to the relevant Upstream Assets; or

(t)    defects or irregularities that would customarily be acceptable to a reasonably prudent owner or operator of oil and gas properties in the same geographic area where the Upstream Assets are located, unless Buyer provides affirmative evidence in a Title Defect Notice that such defect or irregularity

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has resulted, or is reasonably be expected to result, in another Person’s superior claim of title to the relevant Upstream Asset.

“Title Defect Amount” has the meaning set forth in Section 13.2(g).

“Title Defect Notice” and “Title Defect Notices” have the meanings set forth in Section 13.2(a).

“Title Defect Property” has the meaning set forth in Section 13.2(a).

“Title Dispute” has the meaning set forth in Section 13.2(j)(i).

“Title Indemnity Agreement” has the meaning set forth in Section 13.2(d)(ii).

“Transaction Costs” means all investment banking fees, costs and expenses and legal fees, costs and expenses incurred by the Partnership in connection with the preparation for, negotiating or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including any fees, costs and expenses of accountants or other advisors and service providers.

“Transaction Documents” means those documents executed and delivered pursuant to or in connection with this Agreement.

“Transfer Taxes” has the meaning set forth in Section 15.2(b).

“Transition Services Agreement” means a document in substantially the form attached hereto as Exhibit I.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“TSA Employee” has the meaning set forth in Section 11.10(b).

“TSA Service Termination Date” has the meaning set forth in Section 11.10(b).

“Units” has the meaning set forth in Section 2.2(b).

“Upstream Applicable Contracts” means all Contracts (a) to which Upstream Seller is a party (or is a successor or assign of a party), (b) that pertain to any of the Upstream Assets and (c) that will be binding on Buyer or the Upstream Assets after the Closing, but exclusive of any master service agreements, blanket agreements or similar Contracts.

“Upstream Assets” has the meaning set forth in Section 2.2.

“Upstream Assignment” means the Assignment and Bill of Sale from Upstream Seller to Buyer pertaining to the Upstream Assets (other than the Mitigation Credits, Fee Minerals and Upstream Surface Fee) and substantially in the form of Exhibit G-1.

“Upstream Assumed Obligations” has the meaning set forth in Section 8.1.

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“Upstream Easements” means all permits, licenses, servitudes, easements, surface use agreements, surface leases and rights-of-way primarily used or held for use in connection with the ownership or operation of the other Upstream Assets, other than Permits and FCC Licenses.

“Upstream Inventory” has the meaning set forth in Section 2.2(f).

“Upstream Operating Expenses” means all operating expenses (including costs of insurance, overhead charged to the Upstream Assets under any Upstream Applicable Contracts, extension payments, renewal payments, rentals and other lease maintenance payments, shut-in payments, and title examination and curative actions (other than expenses of curing any Title Defect after the Effective Time)) and capital expenditures (including bonuses, broker fees, and other Lease acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Upstream Assets; but excluding (in all cases) Liabilities attributable to (a) personal injury or death, property damage, torts, breach of contract or violation of any Law, (b) Plugging and Abandonment Obligations, closing pits and restoring the surface around the Wells or such facilities and pits, (c) Liabilities caused by Environmental Conditions, (d) obligations with respect to Imbalances, (e) obligations to pay Burdens or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Upstream Assets, including Suspense Funds, (f) obligations with respect to Hedge Contracts, (g) obligations with respect to Taxes, and (h) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (g), whether such claims are made pursuant to contract or otherwise.

“Upstream Personal Property” has the meaning set forth in Section 2.2(f).

“Upstream Records” has the meaning set forth in Section 2.2(r).

“Upstream Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Upstream Surface Fee” has the meaning set forth in Section 2.2(o).

“Upstream Surface Leases” has the meaning set forth in Section 2.2(p).

“Vehicles” has the meaning set forth in Section 2.2(l).

“WARN Act” has the meaning set forth in Section 11.10(d).

“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Upstream Seller therein and the shares of production from the relevant Well to which Upstream Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Well Location” means each potential well location shown on Exhibit B-2, limited to the applicable Subject Formation(s) shown on Exhibit B-2 for such well locations.

“Wells” has the meaning set forth in Section 2.2(c).

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“Willful Breach” means, with respect to any Party, such Party knowingly and intentionally breaches in any material respect (by refusing to perform or taking an action prohibited) any material covenant under this Agreement applicable to such Party.

“Working Capital Assets” shall mean, subject to Section 2.5, the current assets of the Partnership as of the Effective Time (including all Cash and Cash Equivalents), each determined in accordance with GAAP and COPAS, as applicable, but excluding any Income Tax assets.

“Working Capital Liabilities” shall mean, subject to Section 2.5, the current liabilities of the Partnership as of the Effective Time, each determined in accordance with GAAP and COPAS, as applicable, but excluding any asset retirement obligations or Income Tax related Liabilities.

“Working Interest” means, with respect to each Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable (in each case, limited only to the applicable Subject Formation(s)), the interest that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well or Well Location (in each case, limited only to the applicable Subject Formation(s)), but without regard to the effect of any Burdens.

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